UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Midas, Inc.

(Name of Registrant as Specified In Its Charter)

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Midas, Inc.

1300 Arlington Heights Road, Itasca, Illinois 60143

April 5, 2010

Dear Shareholder:

It is our pleasure to invite you to attend the Annual Meeting of Shareholders of Midas, Inc. to be held on Tuesday, May 11, 2010, at 11:00 a.m., local time, at the Chicago Marriott Schaumburg, 50 N. Martingale Road, Schaumburg, Illinois.

At the annual meeting, we will ask you to consider and vote upon the election of two directors, the approval of the amendment and restatement of Midas’ existing equity incentive plans, which plans, as amended and restated, would permit a one-time stock option exchange offer, and the ratification of the appointment of KPMG LLP as the independent auditors of Midas. We will also discuss Midas’ performance and respond to your questions.

The formal notice of annual meeting and the proxy statement follow. Your vote is important, regardless of the size of your holdings. Even if you plan to attend the annual meeting, you may vote your shares via the toll-free telephone number or via the Internet, or you may complete, sign and date the enclosed proxy card or voting instruction card and return it in the enclosed, postage-paid envelope. Instructions regarding all three methods of voting are contained on the proxy card and voting instruction card and in the attached proxy statement. If you attend the annual meeting and prefer to vote in person, you may do so in accordance with the procedures described in the accompanying proxy statement.

Sincerely,

Robert R. Schoeberl
Lead Director

Alan D. Feldman
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF MIDAS, INC.

Date:	Tuesday, May 11, 2010

Time:	11:00 a.m., local time

Place:	Chicago Marriott Schaumburg
50 N. Martingale Road
Schaumburg, Illinois 60173

Purposes:

•	To elect two directors to a term of office expiring at the 2013 Annual Meeting of Shareholders;

•	To approve the amendment and restatement of Midas’ existing equity incentive plans, which plans, as amended and restated, would permit a one-time stock option exchange offer;

•	To ratify the appointment of KPMG LLP as the independent auditors of Midas for the fiscal year ending January 1, 2011; and

•	To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date:    The close of business on March 12, 2010.

The matters to be acted upon at the annual meeting are described in the accompanying proxy statement.

By Order of the Board of Directors

Alvin K. Marr

Corporate Secretary

Itasca, Illinois

April 5, 2010

NOTE:	In order to assure the presence of a quorum at the annual meeting, please vote your shares via the toll-free telephone number or via the Internet, or complete, sign and date the enclosed proxy card or voting instruction form and return it promptly in the enclosed, postage-paid envelope, even if you plan to attend the annual meeting. By promptly voting, you will reduce the expenses of this proxy solicitation. You may revoke your proxy at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 11, 2010: The 2010 Proxy Statement and the Company’s 2009 Annual Report are available at www.midasproxy.com.

MIDAS, INC.	1

THE ANNUAL MEETING	1
Attending the Annual Meeting	1
This Proxy Statement	1
Matters to be Considered	1
Street Name Holders and Record Holders	1
How Record Holders Vote	2
Employees Who are Shareholders	2
Quorum Requirement	2
The Vote Necessary for Action to be Taken	3
Revocation of Proxies	3
Other Matters	3

PROPOSAL 1: ELECTION OF DIRECTORS	4

CORPORATE GOVERNANCE	7
Board Leadership Structure, Risk Oversight and Director Independence	7
Meetings and Committees of the Board	7

CODE OF ETHICS	10

PROPOSAL 2: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF MIDAS’ EXISTING EQUITY INCENTIVE PLANS, WHICH PLANS, AS AMENDED AND RESTATED, WOULD PERMIT A ONE-TIME STOCK OPTION EXCHANGE OFFER	10
Introduction	10
Overview	11
Summary of Material Terms of Stock Option Exchange Offer	11
Shareholder Approval	13
Reasons for the Stock Option Exchange Offer	13
Consideration of Alternatives	14
Description and Implementation of the Stock Option Exchange Offer	15
Terms of the Stock Option Exchange Offer	16
Accounting Treatment of Exchange	18
U.S. Federal Income Tax Consequences of Exchange	18
Effect of Exchange on Shareholders	18
New Plan Benefit	19
Text of Amendment to the Plans	19
Material Features of the Plans	20
Equity Compensation Plan Information	25

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS	25

PRINCIPAL ACCOUNTING FIRM FEES	26

PRE-APPROVAL POLICY FOR INDEPENDENT AUDITORS’ SERVICES	26

REPORT OF THE AUDIT AND FINANCE COMMITTEE	27

BENEFICIAL OWNERSHIP OF COMMON STOCK	28
Section 16(a) Beneficial Ownership Reporting Compliance	29

COMPENSATION DISCUSSION AND ANALYSIS	30
Overview of Compensation Program	30
Compensation Philosophy and Objectives	30
Role of Executive Officers in Compensation Decisions	30
Setting Executive Compensation	31
Elements of Compensation	32
Stock Ownership Guidelines	37
Tax and Accounting Implications	37

MIDAS, INC.

Our principal executive office is located at 1300 Arlington Heights Road, Itasca, Illinois 60143. Our telephone number is (630) 438-3000. Our website is located at www.midasinc.com. The information contained on or connected to our website is not part of this proxy statement and is not incorporated in this proxy statement by reference. Midas, Inc. is referred to in this proxy statement as “Midas” or the “Company.”

THE ANNUAL MEETING

Attending the Annual Meeting

Our annual meeting will be held on Tuesday, May 11, 2010, at 11:00 a.m., local time, at the Chicago Marriott Schaumburg, 50 N. Martingale Road, Schaumburg, Illinois. If you plan to attend the annual meeting, please check the box on our proxy card.

This Proxy Statement

We sent you our proxy materials because our Board of Directors is soliciting your proxy to vote your shares of Common Stock at the annual meeting. If you own Common Stock in more than one account, such as individually and through one or more brokers, you may receive more than one set of proxy materials. In order to vote all of your shares by proxy, you should vote the shares in each different account as described below under “Street Name Holders and Record Holders” and “How Record Holders Vote.”

On or about April 5, 2010, we began mailing these proxy materials to all shareholders of record at the close of business on March 12, 2010. On the record date, there were 14,246,552 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter submitted to shareholders at the annual meeting.

Matters to be Considered

At the annual meeting, shareholders will consider and vote upon:

•	The election of two directors to a term of office expiring at the 2013 Annual Meeting of Shareholders;

•	The approval of the amendment and restatement of Midas’ existing equity incentive plans, which plans, as amended and restated, would permit a one-time stock option exchange offer; and

•	The ratification of the appointment of KPMG LLP as the independent auditors of Midas for the fiscal year ending January 1, 2011.

In addition, shareholders will transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Street Name Holders and Record Holders

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in Midas’ stock register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform Midas how many of their clients own Common Stock in street name, and the brokers forward our proxy materials to those beneficial owners. If you receive our proxy materials, including a voting instruction card, from your broker, you should vote your shares by following the procedures specified on the voting instruction card. Shortly before the annual meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the annual meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the annual meeting.

If you are the registered holder of shares, you are the record holder of those shares, and you should vote your shares as described below under “How Record Holders Vote.”

How Record Holders Vote

You can vote at the annual meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the annual meeting. You can always attend the annual meeting and revoke your proxy by voting in person.

There are three ways to vote by proxy:

•	By telephone—You can vote by touch tone telephone by calling toll-free 1-800-652-8683, 24 hours a day, 7 days a week, and following the instructions on our proxy card and the recorded message;

•	By Internet—You can vote by Internet by going to the website www.investorvote.com/MDS and following the instructions on our proxy card and your computer screen; or

•	By mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card.

By giving us your proxy, you are authorizing the individuals named on our proxy card, whom we refer to as the “proxies,” to vote your shares in the manner you indicate. You may vote for the election of or withhold authority to vote for each of our director nominees by so indicating on the proxy card. Also, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the approval of amendment and restatement of Midas’ existing equity incentive plans to permit a one-time stock option exchange offer and on the ratification of the appointment of KPMG LLP as the independent auditors of Midas.

If you vote by proxy without indicating your instructions, your shares will be voted FOR:

•	The election of our two director nominees;

•	The approval of the amendment and restatement of Midas’ existing equity incentive plans, which plans, as amended and restated, would permit a one-time stock option exchange offer; and

•	The ratification of the appointment of KPMG LLP as the independent auditors of Midas.

Employees Who are Shareholders

If you are one of our employees who participates in the Midas Common Stock Fund under the Midas Retirement Savings Plan for Salaried Employees (the “Savings Plan”), you will receive from the Savings Plan trustee a request for voting instructions with respect to all of the shares allocated to your Savings Plan account. You are entitled to direct the Savings Plan trustee how to vote your Savings Plan shares. If you do not give voting instructions to the Savings Plan trustee within the time specified by the Savings Plan trustee, your Savings Plan shares will be voted by the Savings Plan trustee in the same proportion as shares held by the Savings Plan trustee for which voting instructions have been received. You may revoke your previously given voting instructions by filing with the Savings Plan trustee either a written notice of revocation or a properly completed and signed proxy card bearing a later date.

Quorum Requirement

A quorum is necessary to hold a valid meeting of shareholders. If shareholders entitled to cast at least a majority of the shares entitled to be voted at the annual meeting are present in person or by proxy, a quorum will exist. Shares owned by Midas are not voted and do not count for quorum purposes. In order to ensure the presence of a quorum at the annual meeting, please vote your shares in accordance with the instructions described above, even if you plan to attend the annual meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

The Vote Necessary for Action to be Taken

If a quorum is present at the annual meeting, the two persons receiving the greatest number of votes will be elected to serve as directors. As a result, withholding authority to vote for a director nominee, or abstentions, and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

If a quorum is present at the annual meeting, approval of amendment and restatement of Midas’ existing equity incentive plans to permit a one-time stock option exchange offer and ratification of the appointment of KPMG LLP as the independent auditors of Midas each requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal.

If you do not provide your broker or other nominee with instructions on how to vote your “street name” shares, your broker or nominee will not be permitted to vote them on non-routine matters (a broker “non-vote”) such as proposals 1 and 2. Shares subject to a broker non-vote will not be considered entitled to vote with respect to proposals 1 and 2, and will not affect the outcome on those proposals. Please note that this year the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

Revocation of Proxies

If you are a registered holder of Common Stock, you may revoke your proxy at any time before your proxy is voted by: (1) giving written notice of revocation to Midas’ Corporate Secretary, (2) executing a later-dated proxy card (including by Internet or telephone), or (3) attending the annual meeting and voting your shares in person. If your shares are held in “street name,” you must contact your broker to revoke your proxy.

Other Matters

The Board does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement. Under our By-Laws, generally no business other than the proposals discussed in this proxy statement may be transacted at the annual meeting. However, if any other matter properly comes before the annual meeting, your proxies will act on such matter in their discretion.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is comprised of six members divided into three classes, with one class of directors elected each year for a three-year term. Five of our six directors are not Midas employees.

Archie R. Dykes and Alan D. Feldman are currently directors of Midas and their terms expire at the 2010 annual meeting. Dr. Dykes and Mr. Feldman have notified Midas of their willingness to stand for re-election to the Board. If either or both director nominee(s) fail to stand for election, the proxies named in our proxy card currently intend to vote for a substitute nominee(s) designated by the Board. Alternatively, the Board may reduce or increase the number of directors to be elected at the annual meeting or otherwise.

The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for Midas.

Nominees for election at the Annual Meeting of Shareholders to a term expiring in 2013:

Name	Director Since	Age	Principal Occupation and Directorships
Archie R. Dykes	1998	79	Dr. Dykes is a director of Raytech Corporation and Arbor Realty Trust, Inc. He served as Lead Director of the Board of Directors of PepsiAmericas, Inc. from 2004 to March 2010, and as Chairman of the Board and Chief Executive Officer of Fleming Companies, Inc., Dallas, Texas (now called CoreMark International) from March 2003 to September 2004. From 1988 to 2004, he was Chairman of Capital City Holdings, Inc., a private venture capital organization. He also served as Chairman and Chief Executive Officer of the Security Benefit Group of Companies from 1980 through 1987, and as Chancellor of the University of Kansas from 1973 to 1980. Before that, he was Chancellor of the University of Tennessee. Dr. Dykes is also a member of the Board of Trustees of the Kansas University Endowment Association. He formerly served as Vice Chairman of the Commission on the Operation of the United States Senate and as a member of the Executive Committee of the Association of American Universities. Dr. Dykes has extensive experience in corporate finance and managing public and private companies, as well as considerable knowledge of institutional education, employee motivation, and the government regulatory environment.

Name	Director Since	Age	Principal Occupation and Directorships
Alan D. Feldman	2003	58	Mr. Feldman joined Midas as President and Chief Executive Officer in January 2003. He was named Chairman of the Board of Directors in May 2006. From 1994 through 2002, Mr. Feldman held senior management posts at McDonald’s Corporation. His most recent positions were President and Chief Operating Officer of McDonald’s Americas and President of McDonald’s USA. From 1983 to 1994, Mr. Feldman held financial and operational posts with the Pizza Hut and Frito-Lay units of Pepsico. In 1993, he was named Senior Vice President, Business Strategy, and Chief Financial Officer of Pizza Hut, and he served as Senior Vice President of Operations for Pizza Hut from 1990 to 1993. He is also a director of Foot Locker, Inc. and John Bean Technologies Corporation. Mr. Feldman has extensive experience in the franchising industry, retail sales, corporate finance and accounting, and strategic planning.

The Board of Directors recommends a vote FOR our nominees for director.

Directors whose present terms continue until the 2011 Annual Meeting of Shareholders:

Name	Director Since	Age	Principal Occupation and Directorships
Thomas L. Bindley	1998	66	Mr. Bindley is President of Bindley Capital Corporation, a private consulting firm, which he founded in 1998. From 1998 to 2006, Mr. Bindley served as director and member of the Audit Committee, Joint Transaction Committee and Nominating and Corporate Governance Committee for the Lincoln National Income Fund, Inc., a closed-end fund publicly traded on the New York Stock Exchange. From 1998 to 2005, he also served as director and member of the Audit Committee, Joint Transaction Committee and Nominating and Corporate Governance Committee for the Lincoln National Convertible Securities Fund, Inc., a closed-end fund publicly traded on the New York Stock Exchange. From 1992 to 1998, Mr. Bindley served as Executive Vice President and Chief Financial Officer of Whitman Corporation (now called PepsiAmericas, Inc.). Prior to joining Whitman, Mr. Bindley served in a similar capacity with Square D Company from 1986 to 1991. During the previous eight years, he held several executive positions with McGraw Edison Company, including Senior Vice President—Finance and Vice President and Treasurer. He also serves as a director of Junior Achievement of Chicago. Mr. Bindley has extensive experience in business and financial strategic planning, corporate finance, acquisitions and divestitures, manufacturing, and distribution in publicly-held industrial, commercial and consumer product companies.

Name	Director Since	Age	Principal Occupation and Directorships
Robert R. Schoeberl	1998	74	Mr. Schoeberl is the Lead Director of our Board of Directors and presides over all executive sessions. Mr. Schoeberl retired in 1994 as Executive Vice President and Member of the Executive Committee of Montgomery Ward, a mass retailer of consumer products. Prior to joining Montgomery Ward, he was Senior Vice President of Sales and Marketing at GNB Automotive Batteries from 1982 to 1985. Mr. Schoeberl also serves as a director and Audit Committee member of TBC Corporation, a division of Sumitomo Corporation. He is a member of the Board of Trustees at Mount Mercy College and the Automotive Aftermarket Foundation. Mr. Schoeberl has extensive experience in the franchising and automotive retail industries, and has considerable knowledge of operations, purchasing, manufacturing, sales, marketing, and executive management.

Directors whose present terms continue until the 2012 Annual Meeting of Shareholders:

Name	Director Since	Age	Principal Occupation and Directorships
Jarobin Gilbert, Jr.	1998	64	Mr. Gilbert is President and Chief Executive Officer of DBSS Group, Inc., a management, planning and international trade advisory firm. He has served in that capacity since the company’s inception in 1990. Mr. Gilbert is a director of Foot Locker, Inc., where he is a member of the Audit Committee and chair of the Retirement Planning Committee and of the Nomination and Governance Committee. In addition, Mr. Gilbert is the Chairman and Chief Executive Officer of the Atlantic Mutual Companies and was formerly a director of Pepsi Americas, Inc., where he was a member of the Governance and Finance Committee, and chair of the Audit Committee. He also serves on the board of the Harlem Partnership and is a member of the American Council on Germany and a permanent member of the Council on Foreign Relations, a nonpartisan national membership organization dedicated to improving the understanding of U.S. foreign policy and international affairs. Mr. Gilbert has considerable experience in international business matters.

Diane L. Routson	2003	53	Ms. Routson is a Senior Member of Executive Staff of Computer Sciences Corporation, a business and technology consulting, outsourcing and systems integration company. She was formerly Senior Vice President and Chief Financial Officer of MTL Insurance Company, the principal operating subsidiary of Mutual Trust Holding Company of Oak Brook, Illinois. She served in that capacity from 1995 to 2005. Ms. Routson has extensive experience in corporate finance and accounting, financial management, reporting and control procedures and developing and implementing technology strategies to increase operational efficiencies and enhanced controls.

CORPORATE GOVERNANCE

Board Leadership Structure, Risk Oversight and Director Independence

As required under the rules of the New York Stock Exchange, a majority of the Board members is independent. The independent Board members are as follows: Thomas L. Bindley, Archie R. Dykes, Jarobin Gilbert, Jr., Diane L. Routson and Robert R. Schoeberl. Alan D. Feldman, Midas’ President, Chief Executive Officer and Chairman of the Board, is the only non-independent Board member. The Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange listing standards). Based upon information provided by the directors and Midas, the Board determined that none of the non-management directors have any material relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable or familial) which would impair his or her independence.

The independent Board has determined that the most effective Board leadership structure for Midas at the present time is for the Chief Executive Officer to also serve as Chairman of the Board, a structure that has served Midas well in the past. The independent Board members believe that, because the Chief Executive Officer is ultimately responsible for the day-to-day operation of Midas and for executing Midas’ strategy, and because the performance of Midas is an integral part of Board deliberations, the Chief Executive Officer is the most appropriate Board member to act as Chairman of the Board. The Board retains the authority to modify this structure as and when deemed appropriate in order to best address Midas’ specific circumstances, and to advance the best interests of all of the Company’s constituents, including its shareholders.

Midas also has a Lead Director. This position is currently filled by Mr. Schoeberl. As the Lead Director, Mr. Schoeberl also has leadership authority and responsibilities. The Chairman of the Board and the Lead Director together set the agenda for all Board meetings, and the Lead Director sets the agenda for, and leads, all executive meetings of the independent directors, providing consolidated feedback, as appropriate, from those meetings to the Chairman of the Board and the Chief Executive Officer. The Lead Director also has the authority to call meetings of the Board in executive session; facilitate discussions, outside of scheduled meetings of the Board of Directors, among the independent directors on key issues, as required; and serve as a non-exclusive liaison with the Chairman of the Board and Chief Executive Officer, in consultation with the other independent directors.

The Board is actively involved in the oversight of risks that could affect Midas. This oversight is conducted primarily through Committees of the Board, as disclosed in the descriptions of each of the Committees below and in the charters of each of the Committees. However, the full Board has retained responsibility for general oversight of the Company’s risks. The Board satisfies this responsibility through the receipt of full reports from each Committee chair regarding the Committee’s considerations and actions, as well as through the receipt of regular reports directly from officers of the Company responsible for the oversight of particular risks relating to Midas and its business operations.

Meetings and Committees of the Board

The Board is responsible for the oversight of the management of Midas. The Board meets on a regular basis to review Midas’ operations, strategic and business plans, acquisitions and dispositions, and other significant developments affecting Midas, and to act on matters requiring approval of the Board. The Board also holds special meetings when important matters require Board action between scheduled meetings. Members of senior management are regularly invited to Board meetings to discuss the progress of and future plans relating to their areas of responsibility.

The Board met 10 times in 2009. Each director attended at least 75% of the meetings of the Board and the Committees on which that director served. Each director also attended the 2009 Annual Meeting of Shareholders. It is the Company’s policy that all directors attend the Annual Meeting of Shareholders.

Also as required under the rules of the New York Stock Exchange, the independent non-management members of the Board hold regularly scheduled executive sessions. The Lead Director of the Board, Robert R. Schoeberl, serves as the presiding director of all such executive sessions.

Interested parties may communicate directly with the non-management directors by contacting the Chairman of the Audit and Finance Committee of the Board (on an anonymous basis, if desired) in the manner set forth in Midas’ Corporate Code of Ethics.

To facilitate independent director review, the Board has established an Audit and Finance Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. All of our non-management directors are members of these Committees. The respective Chairperson for each Committee is as follows: Jarobin Gilbert, Jr.—Audit and Finance Committee; Thomas L. Bindley—Compensation Committee; and Archie R. Dykes—Nominating and Corporate Governance Committee.

The Audit and Finance Committee operates under a formal charter adopted by the Board, a copy of which is available on Midas’ website located at www.midasinc.com. The charter is consistent with the requirements of the New York Stock Exchange’s listing standards. The Audit and Finance Committee has the ultimate authority to select and evaluate Midas’ external auditors and any outside firm performing internal audit functions. The Committee reviews with the external auditors and approves the audit report of Midas as prepared by its external auditors, the plan and scope of the audit, and the audit and any non-audit fees paid to the external auditors. The Committee also assures the independence of the external auditors, monitors the adequacy of reporting and internal controls, and meets periodically with internal and external auditors. In addition, Midas’ internal audit function reports to the Committee. The Committee reviews Midas’ internal audit reports, Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and Proxy Statement and reports its findings and recommendations to the Board for appropriate action. The Committee also oversees the financial affairs of Midas.

As required by the rules of the New York Stock Exchange, all members of the Committee are independent, as such term is defined in the NYSE’s listing standards. In addition, the Committee has determined that one of its members, Diane L. Routson, qualifies as an “audit committee financial expert,” as such term is defined under Section 407 of the Sarbanes-Oxley Act of 2002 and the applicable Securities and Exchange Commission regulations promulgated thereunder. The Committee met five times in 2009.

The Compensation Committee operates under a formal charter adopted by the Board, a copy of which is available on Midas’ website located at www.midasinc.com. The Compensation Committee oversees the compensation policies of Midas, reviews and recommends to the Board employee incentive plans, determines the compensation of the Chief Executive Officer, reviews and/or approves other officers’ salaries, approves significant changes in salaried employee benefits, and recommends to the Board such other forms of remuneration as it deems appropriate. The Committee also monitors the activities of the Corporate Benefits Committee of the Midas Benefit Programs.

As required by the rules of the New York Stock Exchange, all members of the Committee are independent, as such term is defined in the NYSE’s listing standards.

The Committee met four times in 2009. The Committee’s report is on page 38. Additional information on the Committee’s processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis below.

The Nominating and Corporate Governance Committee operates under a formal charter adopted by the Board, a copy of which is available on Midas’ website located at www.midasinc.com. The Nominating and Corporate Governance Committee oversees the broad range of issues surrounding the composition and operation of the Board, including identifying individuals qualified to become Board members, recommending director nominees to the Board, and recommending to the Board a set of corporate governance principles applicable to

Midas. The Committee also provides assistance to the Board in the areas of: Board Committee selection and rotation practices; evaluation of the overall effectiveness of the Board, its Committees, individual directors and Midas management; and review and consideration of developments in corporate governance practices.

The Committee evaluates director nominees recommended by shareholders in the same manner in which it evaluates other director nominees. The Committee has established selection criteria and priorities that identify desirable experience, qualifications, attributes, and skills for prospective Board members, including those properly nominated by shareholders. Such criteria and priorities are set forth in Midas’ Corporate Governance Guidelines, as may be modified from time to time by the Committee. The Board, with the assistance of the Committee, selects potential new Board members using these criteria and priorities.

Desired personal qualifications for potential director nominees include: the intelligence, integrity, strength of character and sense of timing required to assess and challenge the way things are done and to recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and to effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which Midas operates; and the commitment, sense of urgency and spirit of cooperation that will enable him or her to interface with other Board members in directing the future, profitable growth of Midas.

Desired experience qualifications for potential director nominees include: a senior executive or leadership role with a major business organization (although equivalent relevant experience from other backgrounds, such as legal, academic and government or other non-profit, as well as higher potential senior level business executives, may also be considered); proven records of accomplishment and preferably experience as a board member of an independent public company; first-hand experience with international operations; a working knowledge of corporate governance issues and the appropriate role of a board of directors; exposure to the numerous programs a corporation employs relative to creating shareholder value, while balancing the needs of all stakeholders; and absence of employment or affiliation with organizations that engage in competitive lines of business or other conflicts of interest, unless specifically approved by the Board. The composition, skills, and needs of the Board may change over time and will be considered in establishing the desirable profile of candidates for any specific Board opening.

The Committee seeks to include on the Board a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board confronts. These individual qualities can include matters such as experience in the company’s industry, financial or technical experience, experience gained in situations comparable to the Company’s, leadership experience, and relevant geographical and regulatory experience. The Company does not have a specific written policy regarding Board diversity as it relates to the selection of nominees for the Board. However, it is the Committee’s position that, although diversity and variety of experiences and viewpoints represented on the Board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin, or sexual orientation or identity. In selecting a director nominee, the Committee focuses on skills, expertise, or background that would complement the existing Board, recognizing that the Company’s businesses and operations are diverse in nature. The Company’s current directors come from diverse backgrounds, including, franchising, manufacturing, retail, financing, education and technology.

The Committee will consider nominees recommended by directors, shareholders and management, provided that appropriate information with respect to the suggested candidate(s) is presented to the Committee for evaluation, and provided, further, that nominations by shareholders must be made in accordance with Midas’ By-Laws. See “Shareholder Proposals” below. In order for a shareholder nomination to be considered for inclusion in the proxy statement, the nominee must meet the selection criteria set forth in Midas’ Corporate Governance Guidelines, as such criteria may be modified from time to time by the Committee. The Committee evaluates director nominees recommended by shareholders in the same manner in which it evaluates other director nominees.

The Committee recommended Dr. Dykes and Mr. Feldman to the Board as director nominees for election at the 2010 Annual Meeting of Shareholders.

As required by the rules of the New York Stock Exchange, all members of the Committee are independent, as such term is defined in the NYSE’s listing standards. The Committee met two times in 2009.

CODE OF ETHICS

In compliance with the requirements of the Sarbanes-Oxley Act of 2002, as promulgated through Securities and Exchange Commission regulations, and the New York Stock Exchange’s listing standards for companies listed on the NYSE, Midas has adopted Corporate Governance Guidelines, a Corporate Code of Ethics, and Related Person Transaction Policies and Procedures for its directors, officers and other employees. Each of the foregoing documents is posted on Midas’ website located at www.midasinc.com and is available in print to any shareholder that requests it. Any waivers granted to executive officers or directors under, and any amendments to, Midas’ Corporate Code of Ethics will also be promptly posted by Midas on its website.

PROPOSAL 2

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF MIDAS’ EXISTING EQUITY INCENTIVE PLANS, WHICH PLANS, AS AMENDED AND RESTATED, WOULD PERMIT A ONE-TIME STOCK OPTION EXCHANGE OFFER

Introduction

In order to permit the Company to implement a one-time option exchange offer in compliance with applicable New York Stock Exchange (“NYSE”) rules which require shareholder approval in the event of a material amendment of an equity compensation plan, the Board of Directors is seeking shareholder approval of an amendment and restatement of the Amended and Restated Midas, Inc. Stock Incentive Plan (the “Incentive Plan”) and shareholder approval of an amendment and restatement of our Midas, Inc. Treasury Stock Plan (the “Treasury Stock Plan” and together with the Incentive Plan, the “Plans”). We are asking shareholders to approve the amended and restated Plans in their entirety.

A number of our officers and other key employees hold options to purchase a total of 811,840 shares of our Common Stock that were granted between 2004 and 2008 under the Plans and that have an exercise price per share ranging from $15.22 to $23.99. Because the exercise price is significantly greater than the current market price of a share of our Common Stock, these options have a reduced incentive and retention effect on the option holders. The Board of Directors has determined that we should implement an option exchange offer pursuant to which the holders of these underwater options granted under the Plans (“old options”) could exchange those options for new options to purchase a lesser number of shares of our Common Stock (“replacement options”) with an exercise price equal to the market price of our Common Stock on the date the new options are granted. The replacement options issued under the proposed exchange offer will be new options to purchase our Common Stock granted under the same Plan under which the respective old option being exchanged was granted. The Board believes this exchange offer will enhance our employee motivation and retention efforts in the face of business challenges affecting our industry.

The proposed exchange offer will be designed such that, on the date the replacement options are granted, the fair value of the old options surrendered in the exchange will be equal to or more than the fair value of the replacement options received in the exchange. Accordingly, we do not expect to recognize any incremental compensation expense for financial reporting purposes as a result of the proposed exchange offer. Assuming full participation and a closing price of $10.54 per share of our Common Stock (which was the closing price of our Common Stock on the NYSE on March 8, 2010) on the date the replacement options are granted (which is expected to be on the day the exchange offer expires), the proposed exchange offer would result in the cancellation of 811,840 outstanding old options in exchange for approximately 447,960 replacement options, for a net reduction of approximately 363,880 shares covered by outstanding options.

As of March 31, 2010, the closing price per share of our outstanding Common Stock was $11.28.

Overview

Midas’ stock price has experienced a significant decline during the past several years due to both the continued weak economy and other factors, many of which are outside the control of our management and have presented significant business challenges. Like many retailers, Midas’ revenues have been negatively impacted by the continuing weak economy, which has resulted in consumers delaying or reducing the purchase of our products and services as consumer purchases of regular service interval maintenance are reduced during recessionary periods or when disposable income is lower. Midas’ results have also been negatively impacted by a reduction in the number of miles driven by automobile owners. In 2008, the U.S. experienced the largest one-year drop in miles driven since World War II, and we believe that this trend negatively impacted the Company’s overall financial performance in the past two years as less miles driven means less demand for Midas’ products and/or services.

We also believe our stock price has declined due to the scheduled reduction in our international revenue fees from our European master franchisee. Midas received a fixed, U.S. dollar denominated license fee through 2007. Beginning in 2008, these fees have been paid in Euros and are variable based upon a percentage of retail sales. As a result, these revenues have declined under this variable arrangement from approximately $8.9 million in fiscal 2007 to $4.4 million in fiscal 2008.

In addition, Midas has been forced to reposition the Midas retail system in North America from a business model focused on the servicing and replacement of exhaust, brakes, shock absorbers and struts to a model that encompasses a complete line of services. As recently as 1997, exhaust replacement services constituted 35% of Midas’ retail shop revenues in the North American market. But as automobile manufacturers began to employ non-corrosive stainless steel exhaust systems in the mid 1980’s, the average life of an original equipment exhaust system began to increase from three years to over 10 years. As a result, beginning in the mid 1990’s, the core exhaust replacement business of Midas shops began to experience sustained revenue declines. This trend, combined with the increased technological complexity and durability of newer vehicles, put significant pressure on the historical Midas shop business model.

In response to these trends, the Midas retail system began to broaden its service menu in 1999, with the purpose of transforming itself from an under car specialist to a full-service automotive repair and maintenance provider, leveraging the strong brand name and nationwide presence of the Midas system. The broadening of Midas system retail service offerings has more than offset the continuing deterioration in the exhaust replacement market. As a result, the average sales of a Midas shop have increased over the past six years. The average U.S. shop sales were approximately $620,500 in 2009 as compared to $594,000 in 2003.

Despite management’s success so far in transforming the Midas system, these efforts have not yet yielded a significant increase in our stock price, and there can be no assurance that these efforts will result in an increase in Midas’ stock price in the near term, if at all. As a result, the Board of Directors believes that these underwater options no longer provide the retention and long-term incentive objectives that they were intended to provide.

Summary of Material Terms of Stock Option Exchange Offer

On March 16, 2010, subject to shareholder approval, the Board authorized an amendment and restatement of our Plans to permit a one-time value-for-value stock option exchange offer with respect to outstanding underwater stock options (old options) that were previously granted to officers and other key employees under the Plans between 2004 and 2008 that have an exercise price per share ranging from $15.22 to $23.99. There are a total of 811,840 old options previously issued under the Plans that would be eligible to participate in the option exchange offer, 718,840 of which were granted under the Incentive Plan and 93,000 of which were granted under the Treasury Stock Plan. Under the proposed exchange offer, holders of the old options would be offered the opportunity to exchange their old options for a lesser number of replacement options having an exercise price equal to the fair market value of our Common Stock on the date the replacement options are granted. The number of shares covered by the replacement options would be determined using exchange ratios calculated such that the fair value of the replacement options is equal to or less than the fair value of the old options being surrendered in exchange therefor. The replacement options issued under the proposed exchange offer will be new options to purchase our Common Stock granted under the same Plan under which the respective old option being exchanged was granted. Assuming this proposal is approved, it is contemplated that the exchange offer will be launched on or about August 1, 2010 and will expire 20 business days later. Promptly after the exchange offer expires, the replacement options will be issued to those participants who accept the offer.

Eligibility

In general, the exchange offer will be open to any officer or other key employee of the Company who holds an outstanding option granted under the Plans between 2004 and 2008 that has a per share exercise price ranging from $15.22 to $23.99. Options to purchase a total of 811,840 shares currently meet these criteria. Options meeting these criteria are held by 32 individuals, including all five named executive officers. The Board of Directors and the Compensation Committee approved the participation of the named executive officers in the exchange offer because they believe that the retention and incentive benefits of the exchange offer apply equally to the named executive officers and the other key employees of the Company and, therefore, they concluded that it would be in the best interests of the Company and its shareholders to permit the named executive officers to participate in the exchange offer. Additionally, the exclusion of the named executive officers from the exchange offer would significantly reduce the effectiveness of the exchange offer in replenishing our pool of Common Stock available for future grants. In general, an eligible individual will not be able to participate in the exchange offer if his or her employment or other service terminates before the exchange offer expires and the replacement options are granted. Individuals who are absent from work because of short term disability, military leave or other authorized leave will remain eligible to participate in the exchange offer.

Terms of Replacement Options

Each eligible option holder who elects to participate in the exchange offer will receive replacement options in exchange for the old options that are being surrendered in the exchange. The number of replacement options to be granted will be determined using exchange ratios calculated such that the fair value of the replacement options is equal to or less than the fair value of the old options tendered for exchange on the date that the old options are canceled and the replacement options are granted. The exchange ratios will be calculated based upon the closing price of our Common Stock on the NYSE on the date of the exchange, which is expected to be the expiration date of the exchange offer, as well as other valuation assumptions. The exchange ratios used in this option exchange offer will be determined by the Compensation Committee based upon the calculations of an independent valuation firm using a generally accepted option valuation model. As a result, the number of shares covered by replacement options will be less than the number of shares covered by the corresponding old options. The number of shares underlying the old options issued under the Plans which are exchanged will be returned to the pool of shares available for future grants under the respective Plan from which such old option was granted. The exercise price per share of the replacement options will be equal to the closing price per share of our Common Stock on the NYSE on the date the replacement options are granted.

The replacement options will be completely unvested on the date they are granted, even if the old options surrendered in the exchange had previously become vested. In general, subject to the option holder’s continuing service, replacement options will vest in two equal annual installments of 50% per year on the first and second anniversaries of the grant date and will be exercisable for a period of 10 years from the grant date.

The replacement options will be “nonqualified stock options” for federal income tax purposes, even if the corresponding surrendered options had qualified as “incentive stock options” for federal income tax purposes.

Other than with respect to vesting and the 10-year term, as described above, the replacement options will otherwise have substantially the same terms and conditions as the corresponding surrendered options.

Shareholder Approval

Under current NYSE rules, implementation of the proposed exchange offer would constitute a material modification of the Plans because the Plans do not expressly permit or prohibit such an exchange and, accordingly, is subject to approval by our shareholders under NYSE rules. If our shareholders approve the amended and restated Plans, the Company intends to commence the exchange offer on or about August 1, 2010. We will not be able to implement the exchange offer if our shareholders do not approve the proposal.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to approve this proposal. Abstentions will be treated as being present and entitled to vote and will therefore have the effect of a vote against this proposal. Shares subject to broker non-votes are not entitled to vote with respect to this proposal and will not affect the outcome of this proposal.

The Board of Directors recommends that you vote FOR approval of the amendment and restatement of the Incentive Plan and the Treasury Stock Plan, which plans, as amended and restated, would permit the proposed one-time stock option exchange offer.

Reasons for the Stock Option Exchange Offer

We have granted stock options to our employees, executive officers and directors consistent with the view that stock-based incentive compensation plays a key role in our being able to recruit, motivate and retain qualified individuals. While our compensation packages generally include a number of different components, we believe equity compensation is one of the key components as it encourages our employees to work toward our success and aligns their interests with those of our shareholders by providing them with a means by which they can benefit from increasing the value of our Common Stock. We believe that it is beneficial to our shareholders to maintain an incentive pool of shares that can be granted to retain and incentivize our employees, executive officers and directors.

Approximately 50% of the Company’s outstanding options are underwater if our stock price is $11.00. Between 2004 and 2008, we granted options to purchase shares of our Common Stock under the Plans at an exercise price per share ranging from $15.22 to $23.99, with a weighted average exercise price per share of $19.00, of which options to purchase 811,840 shares are currently outstanding. These options are significantly underwater as the option exercise price is significantly higher than the current market price of our Common Stock. For example, on March 31, 2010, the closing price of our Common Stock on the NYSE was $11.28 per share, which is about 59% of the weighted average option exercise price of $19.00 per share. The 52-week range of Midas’ Common Stock was $6.75 to $11.73, with the 52-week high of $11.73 occurring in June 2009. Although we continue to believe that stock options are an important component of our compensation program, we believe that these underwater options are perceived by their holders as having a reduced incentive and retention effect due to the difference between the exercise prices and the current market price of our Common Stock. As a result, these options are not providing the incentives and retention value that the Board believes are necessary to our future success and growth in the value of our shares. We believe that the option exchange offer will reverse the condition of lost incentive and value and that it will also serve as a retention tool because the replacement options will all be subject to a two-year vesting period compared to many of the old options which previously vested.

In addition to reviving the incentive potential inherent in our outstanding stock options, the option exchange offer would provide a benefit to our shareholders by reducing dilution in the form of a reduction of the number of shares subject to outstanding options. For example, we estimate our overhang of outstanding stock options would be reduced by approximately 363,880 shares, assuming full participation in the proposed option exchange offer, and a weighted average exchange ratio of 1.8 : 1 based upon a market price of $10.54 per share (which was the closing price of our Common Stock on the NYSE on March 8, 2010) on the date the replacement options are granted. The actual reduction in our overhang that could result from the option exchange offer could vary significantly and is dependent upon a number of factors, including the actual level of participation in the option exchange offer and the market price of a share of our Common Stock on the NYSE on the date the exchange offer expires and the replacement options are granted.

In addition, we believe that it is an inefficient use of the Company’s resources to recognize additional compensation expense on the existing underwater options that are not perceived by officers and employees as providing value. By replacing options that have little or no retention or incentive value with options that provide retention and incentive value, while not creating any increase in compensation expense, the Company will be making more efficient use of its resources and, potentially, increasing shareholder value.

While we believe that it is important to continue to be able to issue grants of stock-based incentive compensation, there are not enough authorized shares available under our Plans to make normal annual grants in 2010 and in future years. Rather than ask the shareholders to increase the stock award pool this year, we believe that shareholder interests are better served by an exchange of underwater options. The number of shares underlying the old options issued under the Plans that are exchanged would become available for future grants under the respective Plan from which such old option was granted. While the exchange offer will help to increase shares available for future grants, it also avoids further dilution to the Company’s shareholders that would come from simply expanding the incentive stock pool.

Furthermore, if the exchange offer is approved, we will conduct the exchange offer in lieu of issuing any annual grants for 2010. Because the exchange offer would have the effect of increasing the retention and incentive value of our current option grants, a new grant of stock-based incentive compensation would not be necessary in 2010. Consequently, the Company would be able to avoid the future expense of approximately $700,000 associated with an annual grant for 2010. This expense figure assumes a closing stock price of approximately $10.54 on the grant date. It also assumes that the number of shares underlying such grants would be equal to the number of shares currently available under the Plans, with the ratio between stock options and restricted stock awards being approximately the same as the 2009 grants (based upon the estimated fair value of the grants).

Consideration of Alternatives

We have designed the terms of the proposed exchange offer to balance the interests of our shareholders with the objective of increasing the retention and incentive value associated with our outstanding stock options. We considered a number of alternatives before concluding that an option exchange offer is the most effective means for restoring the retention and incentive value of our outstanding options. The alternatives considered included:

•

Adjust cash compensation through payment of bonuses.    We considered awarding additional cash bonuses to compensate for the lack of incentive value inherent in previously granted stock options that are now underwater. However, such bonus payments would consume cash and provide a much shorter-term retention incentive than equity compensation.

•

Ask shareholders to approve an increase in the number of shares available under our Incentive Plan.     We considered this alternative but decided against it at this time, as it would increase the option overhang.

•

Implement an option exchange offer.    We concluded that an option exchange offer would most effectively help us retain and motivate individuals who hold underwater stock options under the Plans, while benefiting our shareholders as follows:

•

Improved retention will enhance long-term shareholder value.    We believe that most, if not all, of the individuals who hold underwater options view the options as having a reduced retention and incentive effect and, therefore, we believe those options are less effective as motivational and retention incentives, even though we continue to recognize compensation expense for these underwater options. We believe that we need to offer new ways to motivate and retain these individuals in order to enhance long-term shareholder value. Option holders who elect to participate in the exchange offer will receive replacement options covering fewer shares. However, because the exercise price per share will be reduced to the current price of our shares, the holders will have an opportunity to benefit from all future increases in the price of our Common Stock which, in turn, should provide an enhanced performance incentive compared to the existing underwater options.

•

The proposed method of calculating the exchange ratios is intended to make the option exchange cost-neutral to our shareholders.    The exchange ratios will be calculated so as to provide a value-for-value exchange of options—which means that the value of the replacement options will be equal to or less than the value of the old options that are being surrendered in exchange for the replacement options. Accordingly, we do not expect to recognize any incremental compensation expense for financial reporting purposes as a result of the proposed option exchange offer.

•

The overall number of shares subject to outstanding equity awards will be reduced.    Not only do the underwater options have a reduced retention value, they cannot be removed from our stock option overhang until they are exercised or expire unexercised. If approved by the shareholders, the option exchange offer will reduce our overhang of outstanding stock options by eliminating the ineffective options that are currently outstanding. As indicated, the number of shares currently covered by options that would be eligible for the exchange offer is 811,840. Assuming that all of the eligible options are tendered in the exchange, the number of shares covered by the replacement options would be reduced to approximately 363,880 shares if the closing NYSE price of our shares on the date the exchange offer expires is $10.54 (which was the closing price of our Common Stock on the NYSE on March 8, 2010). The actual reduction in the number of shares covered by outstanding options will vary, depending upon the actual level of participation in the option exchange offer as well as the applicable exchange ratios which, in turn, are based on the closing NYSE price of our shares on the date that the replacement options are issued (which is expected to be the date that the exchange offer expires) and will be calculated in the same manner in the example above.

•

The elimination of normal annual 2010 grant.    If we are able to implement the option exchange offer, then we will be able to increase the retention and incentive value of our current option grants without the need for any additional grants in 2010. This could save the Company approximately $700,000 in future grant expenses. This expense figure assumes a closing stock price of approximately $10.54 on the grant date. It also assumes that the number of shares underlying such grants would be equal to the number of shares currently available under the Plans, with a ratio between stock options and restricted stock awards being approximately the same as the 2009 grants (based upon the estimated fair value of the grants). However, if we are unable to implement the option exchange offer, then, as a practical matter, we may need to consider other incentive compensation for our officers and other key employees in order to achieve similar retention and incentive benefits. This could result in decreased reported earnings and reduced cash flow for the Company.

Description and Implementation of the Stock Option Exchange Offer

Assuming shareholder approval, the exchange offer will be commenced on or about August 1, 2010. Under the exchange offer, eligible individuals will have an opportunity to exchange their eligible outstanding underwater options (old options) for a lesser number of replacement options with a lower exercise price. All of the replacement options will vest in two equal annual installments of 50% per year on the first and second anniversaries of the grant date.

As part of the exchange offer, eligible individuals will receive written materials explaining the terms and conditions of the exchange offer and will be given at least 20 business days to elect whether to participate. Participation by any individual is completely voluntary. In accordance with applicable legal requirements, we will file the terms of the exchange offer with the Securities and Exchange Commission (“SEC”) as part of a tender offer statement on Schedule TO. The replacement options will be issued on the date that the exchange offer expires, which we expect to be on or about 20 business days from the time we commence the exchange offer. Even if the option exchange offer is approved by our shareholders, the Board will retain the authority, in its sole discretion, to terminate or postpone the exchange offer at any time or to exclude certain otherwise eligible individuals from participating in the program due to tax, regulatory or accounting reasons or because participation would be inadvisable or impractical.

Terms of the Stock Option Exchange Offer

Options Eligible for Exchange

The exchange offer will apply to options granted to officers and other key employees under our Incentive Plan or Treasury Stock Plan between 2004 and 2008 that have a per share exercise price ranging from $15.22 to $23.99. Currently, options covering 811,840 shares of our Common Stock would be eligible for the program, 718,840 of which were issued under the Incentive Plan and 93,000 of which were issued under the Treasury Stock Plan.

Eligible Individuals

In general, all officers or other key employees holding eligible options may participate in the program. Eligible individuals include officers and other key employees. Currently, 32 individuals are eligible to participate in the program, including all five named executive officers of the Company. The Board of Directors and the Compensation Committee approved the participation of the named executive officers in the exchange offer because they believe that the retention and incentive benefits of the exchange offer apply equally to the named executive officers and other key employees of the Company, and, therefore, they concluded that it would be in the best interests of the Company and its shareholders to permit the named executive officers to participate in the exchange offer. Additionally, the exclusion of the named executive officers from the exchange offer would significantly reduce the effectiveness of the exchange offer in replenishing our pool of Common Stock available for future grants. In general, an eligible individual will not be able to participate in the exchange offer if his or her employment or other service terminates before the exchange offer expires and the replacement options are granted. Individuals who are absent from work because of short-term disability, military leave or other authorized leave will remain eligible to participate in the exchange offer.

Election to Participate

Participation in the option exchange offer is completely voluntary. An individual who holds eligible options must participate, if at all, with respect to all, and not less than all, of the shares covered by the eligible options. In other words, an individual who holds multiple eligible options grants (that is, eligible options granted on more than one date) may not elect to participate with respect to less than all of those option grants, but must participate, if at all, with respect to all of the shares covered by all such eligible option grants.

Description of Replacement Options

All replacement options will be issued under our Plans, subject to the vesting conditions described below. None of the replacement options will be vested at the time that they are issued. All of the replacement options will be treated as “nonqualified stock options” for federal income tax purposes. Unless terminated sooner (for example, in connection with a termination of employment or other service), all replacement options will expire 10 years after the grant date. In general, the replacement options will have the same terms and conditions as the old options being replaced, except that the replacement options will cover a lesser number of shares, have a lower exercise price than the corresponding old options, have a two-year vesting schedule regardless of whether the old options had previously vested, and have a 10-year term which will be longer than the remaining term of the old options.

Exchange Ratios

The replacement options under the Plans will represent the right to purchase fewer shares than the old options tendered in the exchange offer. All options eligible for the exchange offer were granted between 2004 and 2008 and have an exercise price ranging from $15.22 to $23.99. The number of shares covered by a replacement option will be determined using exchange ratios designed to result in the fair value of the replacement option being equal to or less than the fair value of the corresponding old option at the time that the old option is canceled and the replacement option is granted (which is expected to occur on the date of the expiration of the exchange offer), as determined under applicable accounting rules. The exchange ratios will be determined by the Compensation Committee based upon the calculations of an independent valuation firm using a generally accepted option valuation model and will be based upon the closing price of our Common Stock on the NYSE on the date that the exchange offer expires, as well as other valuation assumptions.

Although the exchange ratios used for the actual stock option exchange cannot be determined now, we are providing an example by making certain assumptions regarding the start date of the offer, the fair value of the eligible stock options, and the fair market value of our Common Stock. Set forth below are the exchange ratios applicable to the old options at the indicated assumed closing prices of our Common Stock on the exchange date, which is expected to be the expiration date of the exchange offer. The table below shows for each of the old option exercise prices, the number of old options an employee would be required to surrender in order to receive one replacement option, using the March 8, 2010 stock price of $10.54:

Exercise Price of Eligible Grant	Exchange Ratio @ $10.54 Per Share
$15.22	1.3 : 1
$18.65	1.7 : 1
$21.53	2.0 : 1
$21.74	2.4 : 1
$22.17	2.6 : 1
$23.99	2.4 : 1

For illustration purposes only, if an eligible individual exchanges two grants of old options – specifically, one grant of 500 options with an exercise price of $21.53 and one grant of 500 options with an exercise price of $22.17 – the replacement option grant would be a total of 442 new stock options with an exercise price of $10.54, vesting 50% per year on the first and second anniversaries of the grant date, and having a 10-year term. Below is an example of the calculation:

	$21.53 Grant	$22.17 Grant
Old Options	500	500
Exchange Ratio	2.0-to-1	2.6-to-1
New Replacement Options	250	192	divide old options by exchange ratio and round
Replacement Option Grant	442		(250 + 192)

The same methodology used to determine the number of replacement options in the above example will be used to determine the actual number of replacement options on the date that the exchange offer expires.

Exercise Price of Replacement Options

The per share exercise price under each replacement option will be equal to the closing price per share of our Common Stock on the NYSE on the date that the old options are canceled and the replacement options are issued, which is expected to be the date that the exchange offer expires. All replacement options will be granted on that date, and all replacement options will have the same exercise price.

Vesting of Replacement Options

All of the replacement options will be completely unvested at the time they are granted. In general, subject to the option holder’s continuing employment or service, a replacement option will vest in two equal annual installments of 50% per year on the first and second anniversaries of the grant date.

Potential Modification of Terms to Comply with Government Regulations

The terms of the exchange offer will be described in an Offer to Exchange that will be filed with the SEC. Although we do not anticipate that the SEC would require us to materially modify the program’s terms, it is possible that we will need to alter the terms of the exchange offer to comply with comments from the SEC. Changes in the terms of the exchange offer may also be required for tax or accounting purposes. We will retain the discretion to make any changes to the terms of the exchange offer as we deem necessary or appropriate, other than changes to the manner in which the exercise price of replacement options is determined and how the exchange ratios will be calculated.

Accounting Treatment of Exchange

We have adopted the provisions of Financial Accounting Standards Codification Topic 718 (formerly referred to as Statement of Financial Accounting Standard No. 123R) regarding accounting for share-based payments. Under Financial Accounting Standards Codification Topic 718, we will recognize any incremental compensation cost of the stock options granted in the exchange offer. The fair value of the replacement options will be measured as of the date that they are granted and the fair value of the old options surrendered will be measured immediately prior to the cancellation. Because the exchange ratios will be calculated to result in the fair value of the replacement options being equal to or less than the fair value of the old options being canceled in exchange for the replacement options, we do not expect to recognize any incremental compensation expense for financial reporting purposes as a result of the exchange offer.

U.S. Federal Income Tax Consequences of Exchange

The grant of a replacement option in exchange for the cancellation of an old option is not a taxable event for federal income tax purposes. The federal income tax consequences associated with the exercise of a replacement option are similar to those applicable to the exercise of the corresponding old option. In general, upon the exercise of a replacement option, the participant will realize ordinary income for federal income tax purposes equal to the excess of the then fair market value of the shares acquired upon the exercise over the option exercise price paid for the shares, and we will be entitled to a corresponding tax deduction. The participant’s tax basis in the acquired shares will be equal to the exercise price plus the amount of ordinary income realized upon exercise. Gain or loss on a later sale of the acquired shares will be treated as long-term or short-term capital gain or loss, depending upon whether the participant held the shares for more than one year before the sale.

Effect of Exchange on Shareholders

We are not able to predict the impact that the option exchange offer will have on your interests as a shareholder, as we are unable to predict how many participants will surrender their old options or what the market price of our Common Stock will be on the date that the replacement options are granted. If the option exchange offer is approved, the exchange ratios will result in (a) the issuance of fewer shares subject to the replacement options than were subject to the old options surrendered in exchange for the replacement options, and (b) the fair value of the replacement options being equal to or less than the fair value of the old options surrendered in the exchange. Accordingly, we do not expect to recognize any incremental compensation expense for financial reporting purposes as a result of the option exchange offer. In addition, the option exchange offer is intended to (i) reduce our existing stock option overhang, (ii) reduce our need to issue additional grants in 2010 in order to remain competitive with other employers, and (iii) increase the pool of shares available for future grants.

If there is full participation in the option exchange offer, a closing price of $10.54 per share of our Common Stock (which was the closing price of our Common Stock on the NYSE on March 8, 2010) on the date the exchange offer expires, and exchange ratios that result in the value of the replacement options being equal to the value of the old options surrendered in exchange for the replacement options, then, based on the valuation assumptions made as of the close of the option exchange offer, the total number of shares underlying our outstanding options would be reduced by approximately 363,880 shares. The actual reduction in our overhang as a result of the option exchange offer could be significantly lower, depending upon a number of factors, including the actual level of participation by eligible option holders.

New Plan Benefit

The benefits that will be received by or allocated to eligible individuals under the option exchange offer are not currently determinable because the applicable exchange ratios have not been established. The exchange ratios applicable to the old options at indicated assumed closing prices of our Common Stock on the exchange date, which is expected to be the expiration date of the exchange offer, are shown under “Exchange Ratios” above. The table below details the total number of outstanding options as of March 31, 2010 held by our named executive officers and other plan participants:

Name or Group	Number of Outstanding Options
	Incentive Plan	Treasury Stock Plan
Alan D. Feldman
Chairman, President and Chief Executive Officer	349,500	50,000
William M. Guzik
Executive Vice President and Chief Financial Officer	59,500	8,000
Frederick W. Dow, Jr.
Senior Vice President and Chief Marketing Officer	54,000	8,000
Alvin K. Marr
Senior Vice President, General Counsel and Secretary	41,100	8,000
Michael J. Gould
Senior Vice President, Franchise Operations	29,100	—
Executive Group	587,950	84,000
Non-Executive Officer Employee Group	130,890	9,000

Text of Amendment to the Plans

In order to permit the Company to implement the option exchange offer in compliance with applicable NYSE rules, the Board has authorized the Company to amend and restate the Incentive Plan and the Treasury Stock Plan, subject to approval of the amended and restated Plans by the Company’s shareholders at the annual meeting. The proposed amendment and restatement would add the following new Section 15 to the Incentive Plan:

“15. Option Exchange Offer. Notwithstanding any other provision of the Plan to the contrary, the Company, by action of the Compensation Committee, may effect an option exchange offer program (the “Option Exchange Offer”), to be commenced through a one-time option exchange offer. Under the Option Exchange Offer, eligible Holders will be offered the opportunity to exchange outstanding, unexercised and unexpired Options granted under the Plan between 2004 and 2008 with an exercise price per share ranging from $15.22 to $21.74 (the “old options”) for new options (the “replacement options”) granted pursuant to the Plan as follows: (1) each replacement option shall have a fair “value” (determined in accordance with a generally accepted option valuation method as of a date prior to the commencement of any exchange offer) equal to or less than the fair value of the old option; (2) the Compensation Committee shall determine the exchange ratios for the Option Exchange Offer consistent with the foregoing pursuant to which (a) each replacement option shall represent the right to purchase fewer shares of Common Stock than the shares underlying the old option, and (b) the per share exercise price of each replacement option shall be not less than the fair market value of a share of Common Stock on the date of issuance of the replacement option; (3) each old option or portion thereof shall be exchanged for a replacement option or portion thereof that is unvested as of the date of such exchange but will vest in two (2) equal annual installments of 50% per year on the first and second anniversaries of the grant date; and (4) each replacement option shall expire in accordance with the terms of the option but in no event later than the tenth (10th) anniversary of the grant date. All other material terms of each replacement option shall be substantially similar to the old option exchanged therefor. Subject to the foregoing, the Compensation Committee shall be permitted to determine additional terms, restrictions or requirements relating to the Option Exchange Offer.”

The proposed amendment and restatement would add the following new Section 15 to the Treasury Stock Plan:

“15. Option Exchange Offer. Notwithstanding any other provision of the Plan to the contrary, the Company, by action of the Compensation Committee, may effect an option exchange offer program (the “Option Exchange Offer”), to be commenced through a one-time option exchange offer. Under the Option Exchange Offer, eligible Holders will be offered the opportunity to exchange outstanding, unexercised and unexpired Options granted under the Plan during 2005 with an exercise price per share ranging from $22.17 to $23.99 (the “old options”) for new options (the “replacement options”) granted pursuant to the Plan as follows: (1) each replacement option shall have a fair “value” (determined in accordance with a generally accepted option valuation method as of a date prior to the commencement of any exchange offer) equal to or less than the fair value of the old option; (2) the Compensation Committee shall determine the exchange ratios for the Option Exchange Offer consistent with the foregoing pursuant to which (a) each replacement option shall represent the right to purchase fewer shares of Common Stock than the shares underlying the old option, and (b) the per share exercise price of each replacement option shall be not less than the fair market value of a share of Common Stock on the date of issuance of the replacement option; (3) each old option or portion thereof shall be exchanged for a replacement option or portion thereof that is unvested as of the date of such exchange but will vest in two (2) equal annual installments of 50% per year on the first and second anniversaries of the grant date; and (4) each replacement option shall expire in accordance with the terms of the option but in no event later than the tenth (10th) anniversary of the grant date. All other material terms of each replacement option shall be substantially similar to the old option exchanged therefor. Subject to the foregoing, the Compensation Committee shall be permitted to determine additional terms, restrictions or requirements relating to the Option Exchange Offer.”

Material Features of the Plans

A summary of the Plans is provided below and is qualified in its entirety by reference to the full text of each plan document. A copy of the Incentive Plan, as amended and restated, is attached to this proxy statement as Appendix A, and a copy of the Treasury Stock Plan, as amended and restated, is attached to this proxy statement as Appendix B. You are being asked to approve the amended and restated Plans in their entirety.

General.

The Plans provide for the grant of stock options (with or without stock appreciation rights (“SARs”)), restricted stock awards (“Restricted Stock Awards”) and performance awards (“Performance Awards”). Stock options (“Incentive Options”) issued under the Incentive Plan may be either options that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or nonqualified stock options (“Nonqualified Options,” and together with Incentive Options, “Options”). Only Nonqualified Options may be issued under the Treasury Stock Plan.

Eligibility.

Options (with or without SARs), Restricted Stock Awards and Performance Awards may be granted only to persons who are officers, other key employees or directors of the Company or any subsidiary within the meaning of Section 424(f) of the Code (“subsidiary”). Incentive Options may not be granted to non-employee directors. As of April 1, 2010, approximately 50 officers, other key employees and directors were eligible to participate in the Plans.

Administration.

The Compensation Committee administers the Plans. Members of the Compensation Committee are appointed by the Board of Directors. The Compensation Committee presently consists of Messrs. Bindley (Chairperson), Dykes, Gilbert and Schoeberl and Ms. Routson, each of whom is independent, as such term is defined in the NYSE’s listing standards.

The Compensation Committee has the authority to determine the individuals who receive awards, the time or times when they shall receive them, the number of shares subject to each award, and all other things necessary or advisable for administering the Incentive Plan.

Available Shares.

As of April 1, 2010, a total of 115,579 shares of Common Stock were available for issuance under the Incentive Plan, and no shares of Common Stock were available for issuance under the Treasury Stock Plan. All shares of Common Stock offered under the Treasury Stock Plan must consist solely of Common Stock previously issued and outstanding and reacquired by the Company. The number of shares available under each of the Plans is reduced by the aggregate number of shares which become subject to awards which may be paid solely in shares or in either shares or cash. To the extent that (i) an outstanding Option expires or terminates unexercised or is canceled or forfeited (other than in connection with the exercise of an SAR for Common Stock), or (ii) an outstanding Restricted Stock Award or outstanding Performance Award, which may be paid solely in shares or in either shares or cash, expires or terminates without vesting or is canceled or forfeited, or (iii) shares are withheld or delivered to satisfy withholding taxes, then the shares subject to such expired, terminated, unexercised, canceled or forfeited portion of such Option, Restricted Stock Award or Performance Award, or the shares so withheld or delivered, will again be available under the respective Plan. In the event that all or a portion of an SAR is exercised, the number of shares subject to the related Option (or portion thereof) will again be available for issuance under the respective Plan, except to the extent that shares were actually issued upon exercise of the SAR.

In the event of a stock dividend, spin-off, split-up, recapitalization, merger, consolidation, combination or exchange of shares or similar event, the aggregate number and class of shares available under the Plans, and the number and class of shares subject to awards, will be appropriately adjusted by the Compensation Committee.

Change in Control.

Except as described in the next paragraph, in the event of a “Change in Control” of the Company, as defined in the Plans, holders of awards are entitled to certain accelerated cash payments. Holders of Options will receive from the Company, within 60 days after a Change in Control, in exchange for the surrender of their Options (whether vested or unvested), an amount in cash equal to the difference between the fair market value of the shares covered by such Options on the date of the Change in Control and the exercise price. Holders of Restricted Stock Awards will receive from the Company, within 60 days after a Change in Control, in exchange for the surrender of their Restricted Stock Awards, an amount in cash equal to the fair market value on the date of the Change in Control of the Common Stock covered by such Restricted Stock Awards. Holders of Performance Awards for which the applicable Performance Period (as defined below) has not expired will receive from the Company, within 60 days after a Change in Control, in exchange for the surrender of their Performance Awards, a pro rated amount in cash. Holders of Performance Awards which have been earned but not yet paid are entitled to receive an amount in cash equal to the value of the Performance Awards.

Notwithstanding the prior paragraph, in the event of a Change in Control involving a reorganization, merger or consolidation of the Company or other disposition of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company, and in connection with which the holders of our Common Stock receive other publicly traded shares of Common Stock: (i) each Option and SAR will be exercisable in full; (ii) the Restriction Period (as defined below) applicable to any Restricted Stock Award will lapse, and any other restrictions, terms or conditions will lapse and/or be deemed to be satisfied at the maximum value or level; (iii) the performance measures applicable to any outstanding Performance Award will be deemed to be satisfied at the maximum value; and (iv) there will be substituted for each share of Common Stock remaining available for issuance under the Plans, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding share of Common Stock is converted pursuant to such Change in Control. In the event of any such substitution, the purchase price per share in the case of any Option will be appropriately adjusted by the Compensation Committee.

Amendments; Duration.

The Board has the power to amend the Plans at any time, except that shareholder approval is required to increase the maximum number of shares available under the Incentive Plan or effect any change inconsistent with Section 422 of the Code. Such shareholder approval is not required to amend the Treasury Stock Plan. The Plans may be terminated at any time by the Board, except with respect to any awards then outstanding. In addition, the Incentive Plan will terminate on the tenth anniversary of the date of the most recent shareholder approval of the Incentive Plan, unless earlier terminated, except with respect to any awards then outstanding, and no additional awards may be made after such date.

Stock Options.

The Compensation Committee may grant Incentive Options and Nonqualified Options (with or without SARs) to eligible officers, key employees and directors. An Incentive Option may not be granted under the Treasury Stock Plan or to any person who is not an employee of the Company or any subsidiary.

The purchase price per share of Common Stock under each Option is determined by the Compensation Committee, except that the purchase price per share upon exercise of an Incentive Option issued under the Incentive Plan may not be less than 100% of the fair market value of the Common Stock at the time of grant. The period during which an Option may be exercised is determined by the Compensation Committee, except that no Incentive Option may be exercised later than 10 years after its date of grant. An Option may be exercised by giving written notice to the Company specifying the number of shares to be purchased and accompanied by payment of the purchase price in full. The purchase price may be paid (i) in cash, or (ii) by delivery of previously-owned whole shares of Common Stock valued at their fair market value on the date of exercise.

In general, in the event of the termination of employment or service of a holder of an Option, each Option will be exercisable only to the extent exercisable at the date of such termination and may thereafter be exercised at any time within a period ranging from three months to one year after such termination, and in no event after the date on which such Option would otherwise terminate, except that (i) in the event of termination by reason of retirement, except as may otherwise be determined by the Compensation Committee, each Nonqualified Option will be fully exercisable at any time up to and including the date on which the Nonqualified Option would otherwise terminate, and (ii) in the event of termination for cause or which is voluntary on the part of the holder without the Company’s written consent, each Option will terminate.

Stock Appreciation Rights.

The Compensation Committee may grant an SAR (concurrently with the grant of the Option or, in the case of a Nonqualified Option which is not intended to be qualified performance-based compensation under Section 162(m) of the Code, subsequent to such grant) to any holder of any Option. SARs enable the holder to receive, in exchange for the surrender of the portion of any Option that is exercisable on the date of such request, shares of Common Stock, cash or a combination thereof, in the discretion of the Compensation Committee, having an aggregate fair market value equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the purchase price specified in the Option, multiplied by the number of shares of Common Stock covered by the portion of the Option which is surrendered. An SAR may be exercised by (i) giving written notice to the Company specifying the number of SARs which are being exercised and (ii) surrendering to the Company any Options which are canceled by reason of the exercise of the SAR.

Restricted Stock Awards.

Restricted Stock Awards are grants of Common Stock, the vesting of which is subject to a restriction period (the “Restriction Period”) established by the Compensation Committee. During the Restriction Period, the Company retains custody of the shares subject to each grant, but the holder of the Restricted Stock Award has the right (unless otherwise provided in the applicable Restricted Stock Award Agreement) to vote such shares and to receive dividends thereon. During the Restriction Period, the holder may not sell, pledge or dispose of the shares.

A holder of a Restricted Stock Award will forfeit all of the shares subject to the award if (i) the holder breaches a restriction or the terms and conditions established by the Compensation Committee, or (ii) except as may otherwise be determined by the Compensation Committee, the holder fails to remain continuously in the employ or service of the Company or a subsidiary at all times during the Restriction Period.

Performance Awards.

The Plans authorize the grant of Performance Awards under which a performance period (the “Performance Period”) is established by the Compensation Committee at the time of grant. Each Performance Award is assigned a maximum value which is contingent upon future performance of the Company or a subsidiary, division or department over the Performance Period. Performance measures are determined by the Compensation Committee prior to or within 90 days of the beginning of each Performance Period, but may be subject to later revisions to reflect significant, unforeseen events or changes, as the Compensation Committee deems appropriate.

After a Performance Period, the holder of a Performance Award is entitled to receive payment of an amount, not exceeding the maximum assigned value, based on the achievement of the performance measures, as determined by the Compensation Committee. Payment of Performance Awards may be made wholly in cash, wholly in shares of Common Stock or a combination thereof, in lump sum or in installments, and subject to such vesting and other terms and conditions as determined by the Compensation Committee. In the case of a Performance Award issued under the Incentive Plan and intended to be qualified performance-based compensation under Section 162(m) of the Code, no payment may be made until the Compensation Committee certifies in writing that the performance measures have been achieved.

A Performance Award will terminate if the holder does not remain continuously in the employ or service of the Company or a subsidiary at all times during the Performance Period, except as may otherwise be determined by the Compensation Committee. In the event that a holder ceases to be an employee or director after the Performance Period but prior to full payment of the Performance Award, payment will be made in accordance with the terms established by the Compensation Committee. A holder of a Performance Award that is payable in installments of Common Stock may not sell, pledge or dispose of such Common Stock until the installments become due.

Performance Measures.

The vesting or payment of Performance Awards and certain Restricted Stock Awards will be subject to the achievement of certain performance measures. The performance measures applicable to a particular award will be determined by the Compensation Committee at the time of grant. Performance measures under the Incentive

Plan may be based upon one or more of the following: return on equity, return on investment, sales and revenues, total shareholder return, capitalization, earnings per share, the Common Stock price of the Company, net income, pre-tax income, operating income, gross margins, expense control and reduction, working capital management, debt reduction, cash flow measures, and such other similar financial and/or operational metrics as may be established from time to time by the Compensation Committee. If the performance measure or measures applicable to a particular award are achieved, the amount of compensation would be determined as follows: (i) in the case of a Performance Award, the amount of compensation would equal the fair market value of any shares delivered and the amount of cash paid; and (ii) in the case of a Restricted Stock Award that is subject to one or more performance measures, the amount of compensation would equal the number of shares subject to such award multiplied by the value of a share of Common Stock on the date that the award vests.

Federal Tax Consequences.

The following is a brief summary of certain U.S. federal income tax consequences generally arising with respect to awards under the Plans.

An Option holder will not recognize taxable income at the time an Option is granted and the Company will not be entitled to a tax deduction at such time. An Option holder will recognize compensation taxable as ordinary income (and subject to income tax withholding for an employee) upon exercise of a Nonqualified Option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction. An Option holder will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an Incentive Option. If the shares acquired by exercise of an Incentive Option are held for the longer of two years from the date the Incentive Option was granted or one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the Option holder will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon such disposition and (ii) the fair market value of such shares on the date of exercise over the exercise price, and the Company will be entitled to a corresponding deduction.

A holder of SARs will not recognize taxable income at the time SARs are granted, and the Company will not be entitled to a tax deduction at such time. Upon exercise, the holder will recognize compensation taxable as ordinary income (and subject to income tax withholding for an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount is deductible by the Company.

A holder of a Restricted Stock Award will not recognize taxable income at the time the award is granted, and the Company will not be entitled to a tax deduction at such time, unless the holder makes an election to be taxed at such time. If such election is not made, the holder will recognize compensation taxable as ordinary income (and subject to income tax withholding for an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions is deductible by the Company, except to the extent the deduction limit of Section 162(m) of the Code applies. In addition, a holder receiving dividends with respect to a Restricted Stock Award for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding for an employee), rather than dividend income, in an amount equal to the dividends paid, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limit of Section 162(m) of the Code applies.

A holder of a Performance Award will not recognize taxable income at the time a Performance Award is granted, and the Company will not be entitled to a tax deduction at such time. Upon the settlement of a Performance Award, the holder will recognize compensation taxable as ordinary income (and subject to income tax withholding for an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount is deductible by the Company, except to the extent that the deduction limit of Section 162(m) of the Code applies.

Equity Compensation Plan Information

Without giving effect to Proposal 2 in this proxy statement, the following table sets forth the following information, as of January 2, 2010, with respect to compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance: the number of securities to be issued upon the exercise of outstanding options, warrants and rights; the weighted-average exercise price of such options, warrants and rights; and, other than the securities to be issued upon the exercise of such options, warrants and rights, the number of securities remaining available for future issuance under the Plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,280,527	$14.97	215,579	(1)
Equity compensation plans not approved by security holders	646,526	$9.44	0

Total	1,927,053	$13.12	215,579

(1)	100,000 of these securities are available under the Midas, Inc. Directors’ Deferred Compensation Plan.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit and Finance Committee of the Board of Directors has appointed KPMG LLP, independent public accountants, as the independent auditors of Midas for the fiscal year ending January 1, 2011. KPMG LLP has been the independent auditors of Midas since its spin-off as an independent public company in 1998. We expect that a representative of KPMG LLP will attend the annual meeting and will respond to any questions, as appropriate. The Board of Directors is seeking shareholder ratification of its appointment of KPMG LLP as Midas’ independent auditors for the fiscal year ending January 1, 2011.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the independent auditors of Midas for the fiscal year ending January 1, 2011.

Shareholder ratification of the Board’s appointment of KPMG LLP as Midas’ independent auditors is not required by Midas’ Bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the appointment, the Audit and Finance Committee and the Board of Directors will reconsider whether to retain that firm. Furthermore, even if the selection is ratified, the Audit and Finance Committee and the Board of Directors, in their discretion, may direct the appointment of different independent auditors for Midas at any time during the year if they determine that such an appointment would be in the best interests of Midas and its shareholders.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to Midas for the fiscal years ended January 3, 2009 and January 2, 2010 by Midas’ principal accounting firm, KPMG LLP:

	Fiscal 2008	Fiscal 2009
Audit Fees (a)	$998,000	$930,000
Audit-Related Fees (b)	18,090	15,788
Tax Fees	0	0
All Other Fees	0	0

	$1,016,090	$945,788

(a)	Includes fees for services provided in connection with Sarbanes-Oxley Section 404 attestation.
(b)	Represents fees for employee benefit plan audits.

PRE-APPROVAL POLICY FOR INDEPENDENT AUDITORS’ SERVICES

Pursuant to its charter, the Audit and Finance Committee, or a subcommittee thereof comprised of one or more independent directors, is responsible for pre-approving all audit and permitted non-audit services to be performed for Midas by its independent auditors. In recognition of this responsibility, the Audit and Finance Committee has established a policy to pre-approve all audit and permissible non-audit services provided by Midas’ independent auditors. During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit and Finance Committee requires specific pre-approval before engaging the independent auditors. The Audit and Finance Committee may delegate pre-approval authority to a subcommittee comprised of one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any pre-approval decisions to the Audit and Finance Committee at its next scheduled meeting. The Audit and Finance Committee has delegated to the Committee Chairman the authority to approve, on behalf of the Committee, the engagement of Midas’ independent auditors to provide specific audit and permitted non-audit services which may from time to time be required by Midas, provided that the estimated fees for such services do not exceed $50,000 per year in the aggregate.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

In accordance with its charter, which was originally adopted by the Board of Directors in September 1998 and most recently amended in November 2009, the Audit and Finance Committee assists the Board in fulfilling its oversight responsibilities in the areas of Midas’ accounting policies and practices and financial reporting. The Committee also assists the Board in overseeing, selecting and ensuring the independence of Midas’ external auditors, as well as overseeing its internal auditors. The Committee met five times in 2009.

As required under the rules of the New York Stock Exchange, the Audit and Finance Committee consists entirely of independent directors.

In connection with the fiscal 2009 financial statements, the Audit and Finance Committee reviewed and discussed the audited financial statements with management. The Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 114, as amended, “Communications with Audit Committees,” and, with and without management present, discussed and reviewed the results of KPMG LLP’s audit of the financial statements.

Additionally, the Committee obtained from KPMG LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP any relationships that may affect KPMG LLP’s independence. The Audit and Finance Committee has considered whether any non-audit services provided by KPMG LLP are compatible with maintaining KPMG LLP’s independence.

Based upon these reviews and discussions, the Audit and Finance Committee has recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of Midas’ audited financial statements in the Midas, Inc. Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

THE AUDIT AND FINANCE COMMITTEE

Jarobin Gilbert, Jr., Chairman
Thomas L. Bindley
Archie R. Dykes
Diane L. Routson
Robert R. Schoeberl

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth the beneficial ownership of Common Stock of Midas on March 1, 2010, by each director of Midas, by each executive officer who is named in the Summary Compensation Table, and by all directors and executive officers of Midas as a group. The table also sets forth the beneficial ownership of the Common Stock of Midas based on the 14,246,552 shares outstanding on March 1, 2010, by each person known by Midas to be the beneficial owner of more than 5% of the Common Stock. Each of the following persons has sole voting and investment power with respect to the shares of Common Stock shown unless otherwise indicated. Where not indicated, addresses shall be that of Midas’ principal executive office.

Name	Amount and Nature of Beneficial Ownership(a)		Percent of Class
Thomas L. Bindley	25,915		*
Frederick W. Dow, Jr.	143,411		1.00%
Archie R. Dykes	18,941		*
Alan D. Feldman	1,262,456		8.39%
Jarobin Gilbert, Jr.	11,671		*
Michael J. Gould	32,159		*
William M. Guzik	258,463		1.80%
Alvin K. Marr	90,008		*
Diane L. Routson	9,000		*
Robert R. Schoeberl	37,114		*
All Directors and Executive Officers as a Group (12 persons (b))	2,027,082	(c)	13.15%
Mario J. Gabelli (and affiliates)	3,000,450	(d)	21.06%
Keeley Asset Management Corp.	1,515,000	(e)	10.63%
Cumberland Private Wealth Management Inc.	902,700	(f)	6.34%
Blackrock, Inc.	1,169,255	(g)	8.21%
RGM Capital, LLC	847,603	(h)	5.95%

*	Less than 1%.
(a)	Includes shares which the named director or executive officer has the right to acquire prior to or on April 30, 2010 through the exercise of stock options, as follows: Mr. Bindley, 9,000 shares; Mr. Dow, 78,076 shares; Dr. Dykes, 9,000 shares; Mr. Feldman, 802,800 shares; Mr. Gilbert, 4,200 shares; Mr. Gould, 7,200 shares; Mr. Guzik, 134,600 shares; Mr. Marr, 28,650 shares; Ms. Routson, 2,000 shares; and Mr. Schoeberl, 15,667 shares. Also includes shares of restricted stock owned by the named director or executive officer that are not scheduled to vest prior to April 30, 2010, as follows: Mr. Bindley, 5,832 shares; Mr. Dow, 48,019 shares; Dr. Dykes, 5,832 shares; Mr. Feldman, 271,599 shares; Mr. Gilbert, 5,832 shares; Mr. Gould, 22,865 shares; Mr. Guzik, 70,745 shares; Mr. Marr, 46,935 shares; Ms. Routson, 5,832 shares; and Mr. Schoeberl, 5,832 shares.
(b)	Includes the directors and executive officers listed in the table above and two additional executive officers who are also required to report their beneficial ownership pursuant to Section 16(a) of the Securities Exchange Act of 1934 as of March 1, 2010.
(c)	The number of shares shown as beneficially owned includes: (i) 1,163,843 shares which the directors and executive officers have the right to acquire prior to or on April 30, 2010 through the exercise of stock options; (ii) 532,875 shares subject to possible forfeiture under outstanding restricted stock awards that are not scheduled to vest prior to April 30, 2010; and (iii) 1,074 shares representing the vested beneficial interest of such persons under Midas’ Retirement Savings Plan as of March 1, 2010.
(d)

Based on a Schedule 13D/A filed on December 29, 2009, by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. Of such reported shares: (i) 779,000 shares are held of record by Gabelli Funds, LLC, a registered investment advisor (“Gabelli Funds”) which provides discretionary managed account services for certain registered investment companies (the “Funds”); (ii) 2,053,750 shares are held of record by GAMCO Asset Management Inc., a registered investment advisor (“GAMCO”); (iii) 165,700 shares are held of record by Teton Advisers, Inc., an investment advisor (“Teton Advisors”), and (iv) 2,000 shares are held by Mario J. Gabelli. GAMCO is a wholly-owned subsidiary of Gabelli Asset Management, Inc. (“GBL”), which is the largest shareholder of Teton Advisors. Gabelli Group Capital Partners, Inc. (“GGCP”) is the parent company of GBL. Mario J. Gabelli is deemed to have beneficial ownership of the securities owned beneficially by the foregoing persons. GBL and GGCP are deemed to have beneficial ownership of the securities owned beneficially by the foregoing persons other than Mario J. Gabelli. Each of these funds has sole voting and dispositive power with respect to the shares held of record by such fund, except that (1) GAMCO does not have authority to vote 58,500 of the reported shares; (2) Gabelli Funds has sole dispositive and voting power of the shares held by the Funds as long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund’s shares; (3) at any time, the Proxy Voting Committee of each Fund may take and exercise, in its sole discretion, the entire voting power with respect to the shares held by such Fund under special circumstances, such as regulatory considerations; and (4) Mario J. Gabelli, GBL and GGCP have indirect power with respect to securities beneficially owned directly by the other reporting persons. The principal business address for Gabelli Funds, GAMCO, Teton Advisors, GBL and Mario J. Gabelli is One Corporate Center, Rye, NY 10580. The principal business address for GGCP is 140 Greenwich Avenue, Greenwich, CT 06830.

(e)	Based on a Schedule 13G/A filed on February 12, 2010, Keeley Asset Management Corp. and Keeley Small Cap Value Fund, a series of Keeley Funds, Inc., may be deemed to share beneficial ownership of 1,515,000 shares. The principal business address for Keeley Asset Management Corp. and Keeley Small Cap Value Fund is 401 South LaSalle Street, Chicago, IL 60605.
(f)	Based on a Schedule 13G filed on January 26, 2010, Cumberland Private Wealth Management Inc. (“Cumberland”) owns 902,700 shares. The principal business address of Cumberland is 99 Yorkville Avenue, Suite 200, Toronto, Ontario M5R 3K5 Canada.
(g)

Based on a Schedule 13G filed on January 29, 2010, Blackrock, Inc. (“Blackrock”) may be deemed to beneficially own an aggregate of 1,169,255 shares. The principal business address of Blackrock is 40 East 52nd Street, New York, NY 10022.

(h)	Based on a Schedule 13D/A filed on May 29, 2009, 847,603 shares are held by RGM Capital, LLC. Robert G. Moses may be deemed to share beneficial ownership of such shares. The principal business address for RGM Capital, LLC, is 6621 Willow Park Drive, Suite One, Naples, FL 34109.

None of the directors or executive officers of Midas listed in the foregoing table has pledged as security any of his or her Common Stock of Midas shown in the table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of Midas and persons who own more than 10% of the Common Stock of Midas to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in ownership of the Common Stock of Midas. Such directors, executive officers and 10% shareholders are required to furnish to Midas copies of all Section 16(a) reports that they file.

To Midas’ knowledge, based solely on a review of the copies of such reports furnished to Midas and written representations that no other reports were required during the fiscal year ended January 2, 2010, its directors, executive officers and 10% shareholders complied with all applicable Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of our Board of Directors (the “Committee”) has responsibility for establishing, implementing, and monitoring the Company’s adherence with its compensation philosophy. Among other things, the Committee works to ensure that the total compensation paid to the Company’s Chief Executive Officer and to its other executive officers, including those named in the Summary Compensation Table, is fair, reasonable, and competitive. For purposes of this analysis, the executive officers named in the Summary Compensation Table below, including the Chief Executive Officer, are referred to as the “named executive officers.”

The Committee’s responsibilities include authorizing all salary increases for all named executive officers, as well as approving the formula, performance goals, and awards under the Company’s Annual Incentive Compensation Plan and its shareholder-approved Amended and Restated Stock Incentive Plan (as originally adopted in 1997, and as amended and restated in 2005).

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and that aligns executives’ interests with those of the Company’s shareholders, with the ultimate objective of improving shareholder value. It is also one of the Committee’s primary objectives with respect to executive compensation to enable the Company to attract and retain the most talented and dedicated executives possible by ensuring that the compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of companies with whom we may compete for executive talent. To that end, the Committee believes that executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals, while simultaneously encouraging retention of the executives.

In order to achieve these objectives, the Committee has implemented and maintains compensation plans that tie a substantial portion of the executives’ overall compensation to the Company’s overall financial performance (as measured by key performance metrics such as adjusted operating income and comparable shop retail sales), as well as key strategic goals developed by the Company’s senior management team and approved by the Board of Directors.

The Company’s salary policies and executive compensation plans are expressly constituted to encourage and reinforce individual and collective performance leading to increased shareholder value. The Company’s programs also seek to align short-term and long-term executive compensation opportunities with the interests of shareholders. The Company’s Annual Incentive Compensation Plan provides for cash bonuses and focuses on achievement of the Company’s annual financial targets, as measured by adjusted operating income and comparable shop retail sales. Grants of equity awards under the Company’s Amended and Restated Stock Incentive Plan are designed to reward creation of shareholder value over the longer term.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer makes recommendations to the Committee regarding equity awards and non-equity compensation for all executives other than himself. However, it is the Board of Directors, upon recommendation of the Committee, that makes all final compensation decisions regarding the Company’s executives.

The Chief Executive Officer annually reviews the performance of each named executive officer (other than the Chief Executive Officer, whose performance is reviewed annually by the Committee). The conclusions reached based upon these reviews, including with respect to recommended base salary adjustments and annual award amounts, are then presented to the Committee and the Board of Directors for approval. The Committee and the Board of Directors can exercise their discretion in modifying any adjustments or awards to executives recommended by the Chief Executive Officer.

Setting Executive Compensation

Based on the philosophy and objectives outlined above, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the financial and operational goals set by the Company and to reward the executives for achieving such goals. The Committee has not retained a compensation consultant to review its policies and procedures with respect to executive compensation. However, the Company has, from time to time, retained the services of Towers Watson (formerly Watson Wyatt Worldwide), an outside executive compensation consulting firm, to provide insight and advice regarding current trends in the area of executive compensation. In 2009, Towers Watson did not perform any services for the Committee.

In determining the appropriate compensation packages for the Company’s named executive officers, the Committee reviews, on an annual basis, tally sheets which summarize each executive’s past and present compensation, including equity and non-equity based compensation, and potential accumulation of wealth pursuant to the Company’s compensation and benefit plans. The Committee also periodically conducts an informal benchmark review of the Company’s executive compensation levels against the executive compensation levels at domestic companies with retail sales levels comparable to those of the Company’s franchised retail network. Other internal and external factors, such as internal pay equity within the Company, are also reviewed and considered by the Committee when establishing each named executive officer’s annual compensation package.

Consistent with the compensation philosophy mentioned above, a significant percentage of total executive compensation is allocated to incentives. Income from incentive compensation is realized as a result of the performance of the Company or the executive, depending on the type of award, compared to established corporate or individual goals. The Company does not have any pre-established policy for the allocation between annual executive compensation, on the one hand, and long-term incentive-based executive compensation, on the other hand. Similarly, the Company does not have any pre-established policy for the allocation between cash and non-cash, or short-term and long-term, incentive compensation. Rather, the Committee periodically reviews compensation survey data and general market trends to determine the appropriate level and mix of annual and incentive-based compensation to be paid to each named executive officer. Incentive compensation and equity awards are currently targeted at the following percentages of base salary:

	Cash-based Incentive Compensation (as a percentage of base salary)	Equity Awards (as a percentage of base salary)(a)
Chief Executive Officer	90%	200%
Executive Vice President	60%	150%
Senior Vice President	50%	100%
Vice President	35%	50%

(a)	The value of option grants is based upon the estimated fair value of the grants calculated using the Black-Scholes valuation model. The value of restricted shares is determined using the fair market value of the Company’s Common Stock based on the closing price on the date of grant.

The actual awards are made at the discretion of the Committee and may be higher or lower than the above targets.

The Committee continually assesses the consistency of the Company’s executive compensation programs with the Committee’s philosophy and objectives, the Company’s business strategy, and general market practices.

Elements of Compensation

For fiscal year 2009, the principal compensation for the named executive officers was comprised of the following elements:

•	base salary;

•	cash-based incentive compensation;

•	long-term equity incentive compensation;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

Base Salary

The Company provides named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salaries for the Company’s executives are established based on the level and scope of their accountability and responsibility for the performance of the Company with respect to policy-making and execution. In establishing executives’ base salaries, the Committee also takes into account not only the Company’s actual experience in the hiring of senior executives who have been recruited from similar positions in the industry, but also compensation survey data gathered from various sources. Base salary levels for all other salaried employees of the Company are also determined pursuant to both recent hiring experience and compensation survey data gathered from various sources. However, salary levels are not based exclusively on a formula. Rather, salary levels are derived from each position’s required skills and responsibilities, as compared to the average salary levels of like positions within other companies, as provided through various relevant independently generated sources.

The Committee generally targets executive base salaries at the market median (i.e., the 50th percentile of base salary levels paid to similarly situated executives). However, variations to the target may occur as dictated by the experience and skill level of the individual in question and market factors. The Committee also considers a number of criteria in establishing and adjusting the base salary of a particular executive officer, including, among other things, recent hiring experience, individual performance, individual experience and longer term potential.

The performance of each executive officer is evaluated annually following the close of the fiscal year so that each executive’s performance can be assessed within the context of the Company’s performance against its financial and strategic goals for the year. Individual performance is evaluated based on the specific responsibilities and accountabilities of the executive, the value of the services provided, the executive’s management skills and experiences, and the individual’s contribution to the performance and profitability of the Company. Due to the continuing weak economy and the negative impact on Midas’ results of operations, the base salaries for the named executive officers were unchanged in fiscal year 2009, with the exception of the Senior Vice President, Franchise Operations, who received a base salary increase of 10% during fiscal year 2009 in conjunction with his promotion to his current position.

Cash-Based Incentive Compensation

The Committee has the authority to award annual incentive bonuses to the Company’s officers. Each named executive officer receives his annual incentive bonus pursuant to the Company’s Annual Incentive Compensation Plan. Each year’s Annual Incentive Compensation Plan is established, and the bonuses paid pursuant thereto are made, under the Company’s shareholder-approved Amended and Restated Stock Incentive Plan, which provides for cash performance awards.

Annual incentive bonuses are intended to compensate officers for the Company’s achievement of stated corporate goals, as well as for each officer’s achievement of individual performance objectives. These objectives vary depending on the individual officer, but generally relate to or otherwise support the key strategic corporate goals established by the Company for the fiscal year in question. The structure of the Annual Incentive Compensation Plan for each year, including the incentive formula, the performance measures, and the corporate and individual targets and objectives thereunder, are established and approved by the Committee during the first quarter of the year to which the bonuses relate.

The actual amount of each named executive officer’s bonus under the Annual Incentive Compensation Plan, other than the Chief Executive Officer’s, is determined based on the Chief Executive Officer’s recommendations, as well as the Committee’s review of the Company’s level of achievement of the stated corporate goals and the named executive officer’s achievement of his or her individual performance objectives for that year. This review is typically conducted during the first quarter following the completion of the fiscal year to which the bonus relates. Annual incentive bonuses are ordinarily paid in a single installment immediately following this review.

Each named executive officer is eligible for an annual incentive bonus up to an amount equal to a specified percentage of such executive’s base salary. Target amounts payable under the Annual Incentive Compensation Plan are proportionate to each executive officer’s accountability for the Company’s business plans. Under the Annual Incentive Compensation Plan for 2009 (the “2009 Plan”), the Committee targeted bonus amounts to be paid at (a) 35% of base salary for each of the Company’s Vice Presidents, (b) 50% of base salary for each of the Company’s Senior Vice Presidents, (c) 60% of base salary for the Company’s Executive Vice President, and (d) 90% of base salary for the Company’s Chief Executive Officer. Historically, the Committee has fixed the maximum payout for any officers’ annual incentive bonus under the Annual Incentive Compensation Plan at 150% of the participant’s targeted bonus. For a more detailed description of the 2009 Plan and its specific components, including a discussion regarding each named executive officer’s achievement of his respective objectives under the Individual Objectives Component of the 2009 Plan, please see the discussion following the table appearing in the section entitled “Grants of Plan-Based Awards” below.

Similar to the 2009 Plan, the Annual Incentive Compensation Plan for 2010 (the “2010 Plan”) is comprised of three components: (1) a total corporate objectives component, which represents 50% of the 2010 Plan’s potential bonus payout (the “2010 Operating Income Component”), (2) a North American comparable shop retail sales increase component, which represents 20% of the 2010 Plan’s potential bonus payout (the “2010 Retail Sales Component”), and (3) an individual objectives component, which represents the remaining 30% of the 2010 Plan’s potential bonus payout (the “2010 Individual Objectives Component”).

Bonus awards pursuant to the 2010 Operating Income Component of the 2010 Plan are based upon the Company’s achievement of an adjusted operating income target of $19,250,000, which is then adjusted to exclude the impact of bonus accruals, restricted stock amortization expense, costs related to the expensing of stock options, gains and losses on asset sales, and restructuring costs (the “2010 Financial Target”). In addition, the 2010 Operating Income Component contains a “2 for 1” enhancement feature whereby, for each 1% over the 2010 Financial Target achieved by the Company, an additional 2% is added to the target bonus award under the 2010 Operating Income Component. Similarly, for each 1% that the Company falls short of the 2010 Financial Target, the target bonus award under the 2010 Operating Income Component is reduced by 2%. The 2010 Plan specifically provides that no bonus awards are to be paid pursuant to the 2010 Operating Income Component unless the Company achieves at least 80% of the 2010 Financial Target (the “2010 Financial Target Threshold”).

Bonus awards pursuant to the 2010 Retail Sales Component of the 2010 Plan are based upon the Company’s achievement of a 2% comparable shop retail sales increase in North America for 2010 (the “2010 Sales Target”). The 2010 Retail Sales Component also contains an enhancement feature whereby, for each point over the 2010 Sales Target achieved by the Company in North America, an additional 10% will be added to the target bonus award payable thereunder (up to a maximum of 130% of target). Similarly, for each 1% that the Company falls short of the 2010 Sales Target, the target bonus award under the 2010 Retail Sales Component will be reduced by 10% (with no payout if there is less than a 1% increase in comparable shop retail sales in North America) (the “2010 Sales Target Threshold”).

Each participant’s objectives under the 2010 Individual Objectives Component of the 2010 Plan are established in advance by mutual agreement of the participant and his or her direct supervisor (or the Committee, in the case of the Chief Executive Officer) and must align with, and otherwise support and/or advance, the Company’s overall business strategy. The Committee has the authority to award a participant in excess of 100% of his or her target bonus payout under the 2010 Individual Objectives Component (subject to a maximum cap of 150%) in order to recognize a participant’s extraordinary achievement of his or her objectives under the 2010 Individual Objectives Component. Bonus awards pursuant to the 2010 Individual Objectives Component are not contingent upon the Company’s achievement of the 2010 Financial Target Threshold or the 2010 Sales Target Threshold.

Also similar to the 2009 Plan, the overall bonus target levels under the 2010 Plan are: (a) 35% of base salary for each of the Company’s Vice Presidents, (b) 50% of base salary for each of the Company’s Senior Vice Presidents, (c) 60% of base salary for the Company’s Executive Vice President, and (d) 90% of base salary for the Company’s Chief Executive Officer (subject to the above-described enhancement features under the 2010 Operating Income Component and the 2010 Retail Sales Component and the potential for extraordinary achievement under the 2010 Individual Objectives Component). The 2010 Plan provides for a maximum cap of 150% of a participant’s overall target bonus level, notwithstanding the above-described features.

The Committee oversees the 2010 Plan. All bonus awards made pursuant to the 2010 Plan are subject to the Committee’s approval. In addition, the Committee has sole authority to determine whether the 2010 Financial Target Threshold and the 2010 Sales Target Threshold have been achieved by the Company and, if so, the applicable bonus award percentages under the 2010 Operating Income Component and the 2010 Retail Sales Component resulting from the enhancement features described above. The 2010 Plan also provides the Committee with the authority to include or exclude extraordinary or unusual items in determining the level of achievement of the 2010 Financial Target and the 2010 Sales Target.

Long-Term Equity Incentive Compensation

The Committee believes that shareholder value is enhanced through an ownership culture that encourages long-term performance by the Company’s officers through the use of stock-based awards. In furtherance of this philosophy, the Company has adopted, and the Company’s shareholders have approved, the Amended and Restated Stock Incentive Plan, which permits the grant of “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended), nonqualified stock options (with or without stock appreciation rights), restricted stock awards, performance awards, or any combination of the foregoing. Incentive stock options and nonqualified stock options are granted at exercise prices equal to the closing market price on the date of grant.

The Amended and Restated Stock Incentive Plan is designed to, among other things, directly align the interests of the Company’s officers and other key employees with those of its shareholders by rewarding the creation of shareholder value over the longer term. General stock option and restricted stock award grant guidelines have been established based on competitive practices of similarly-situated general industry and other retail companies, the applicable employee’s position, and the ability of the applicable employee to influence longer-term operating performance. In making grants of stock options and/or restricted stock awards, the Committee considers the targeted levels of equity awards for each employee level as shown in the table appearing on page 31 of this proxy statement, the recommendations of the Chief Executive Officer for all employees (other than the Chief Executive Officer), the level of stock options and/or restricted stock awards previously granted to the applicable employee, the performance of the Company, as well as the performance of the employee. It is the Committee’s belief that stock option and restricted stock award grants provide the Company’s employees with a significant interest in the creation of shareholder value through long-term growth in the price of the Company’s Common Stock.

The Company does not have any pre-established policy regarding the proper mix of stock options and restricted stock awards to use for compensation of its employees. However, the Committee may consider compensation survey data and general market trends when determining the appropriate long-term equity incentive compensation to be provided by the Company to its employees, including the named executive officers, for any given year. The Committee has, in recent years, increased the restricted stock percentage of each employee’s annual grant under the Company’s Amended and Restated Stock Incentive Plan. Equity awards for 2009 for the named executive officers were targeted at approximately 40% stock options and 60% restricted stock awards (based upon the estimated fair value of the grants). However, as noted below, a portion of the 2009 restricted stock awards are subject to purely performance-based vesting. The Committee continues to adjust the mix of stock options, restricted stock awards with performance-based vesting and restricted stock awards with time-based vesting in order to strike the proper balance between (i) rewarding the creation of shareholder value through long-term stock price appreciation, (ii) minimizing shareholder dilution due to equity awards, and (iii) promoting retention of the employee through time vesting of options and restricted stock.

The annual awards under the Amended and Restated Stock Incentive Plan are typically granted on the date of the Board of Directors meeting that coincides with the Annual Meeting of Shareholders. This date has historically been within approximately one week following the Company’s earnings release for its then most recently completed fiscal quarter.

Options and Restricted Stock.    The Committee makes stock option and restricted stock award grants to eligible employees on an annual basis pursuant to the Amended and Restated Stock Incentive Plan. The Committee may also, in its discretion, grant stock options and restricted stock awards to an employee at the commencement of his or her employment and, occasionally, following a significant change in an employee’s job responsibilities, or otherwise to meet other special retention or performance objectives. The Committee reviews and approves stock option and restricted stock award grants to the employees (including the named executive officers other than the Chief Executive Officer) based upon the recommendations of the Company’s Chief Executive Officer, as well as a review of competitive compensation data, its assessment of individual performance, a review of each employee’s existing long-term incentives, and retention considerations. In 2009, the named executive officers were granted stock options and restricted stock awards in the amounts indicated in the section entitled “Grants of Plan-Based Awards” below.

Stock options granted to employees in fiscal year 2009 have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. In addition, these option grants vest 25% per annum based upon continued employment over a four-year period, and expire 10 years after the date of grant. Unlike in years prior to 2007, the stock options granted in 2009 do not provide for accelerated vesting in the event of the applicable employee’s retirement. Rather, upon his or her retirement, all then unvested stock options granted in 2009 immediately and automatically lapse.

Restricted stock awards granted to officers in fiscal year 2009 were made pursuant to two separate tranches. The restricted stock award grants under the first tranche are time-based awards which vest in four equal annual installments commencing on the first anniversary of the date of grant. The restricted stock award grants under the second tranche are performance-based awards which are subject to vesting in 5% increments up to 50% of all such restricted shares on each anniversary of the date of grant based upon the Company’s achievement of certain percentages of increase in the CAGR of Adjusted Cash Flow Per Share (as defined below) during the applicable annual measurement period, as follows:

CAGR of Adjusted Cash Flow Per Share	Vesting Percentage
Less than 2.0%	0%
2.0% to 2.9%	10%
3.0% to 3.9%	15%
4.0% to 4.9%	20%
5.0% to 5.9%	25%
6.0% to 6.9%	30%
7.0% to 7.9%	35%
8.0% to 8.9%	40%
9.0% to 9.9%	45%
10.0% or more	50%

For purposes of the performance-based restricted stock award grants, “CAGR of Adjusted Cash Flow Per Share” is defined as the compound annual growth rate (expressed as a percentage) in Adjusted Cash Flow Per Share (as defined below) for the applicable annual measurement period, calculated relative to Adjusted Cash Flow Per Share for the trailing twelve (12) fiscal months ending on the Company’s quarterly period ended April 4, 2009. “Adjusted Cash Flow Per Share,” for purposes of the foregoing definition, is defined as the Company’s operating income or loss for the applicable annual measurement period, as reported by the Company on a GAAP basis, plus (i) depreciation and amortization, (ii) stock based compensation expense, (iii) business transformation expense, and (iv) losses on sale of assets, less (a) interest expense, (b) gains on sale of assets, and (c) year-end warranty adjustments resulting from the annual evaluation of the warranty redemption rates, all divided by fully-diluted weighted-average shares outstanding during the corresponding period. “Adjusted Cash Flow Per Share” may also be increased or decreased at the discretion of the Board for unusual and/or non-recurring items. The Board selected this performance measure for these restricted stock award grants as the Board believes that it most closely approximates the measure by which the Company’s results are evaluated by the its shareholders and analysts.

Any of the performance-based restricted shares which remain unvested on the date that is one month following the third anniversary of the grant date shall immediately and automatically lapse. In addition, similar to 2006, 2007 and 2008 but unlike in prior years, none of the restricted stock awards granted in 2009 provide for accelerated vesting in the event of the applicable officer’s retirement. Rather, upon his or her retirement, all then unvested restricted shares immediately and automatically lapse.

Retirement and Other Benefits

All salaried employees of the Company are eligible to participate in the Midas Savings Plan for Salaried Employees (the “Savings Plan”). The Savings Plan is a tax-qualified retirement savings plan pursuant to which all salaried employees of the Company, including the named executive officers, are able to contribute up to the limit prescribed by the Internal Revenue Service to the Savings Plan on a pre-tax basis. Until February 2009, the Company matched 100% of the first 6% of pay that was contributed to the Savings Plan after the first year of employment. Commencing in February 2009, the Company matches 50% of the first 6% of pay that is contributed to the Savings Plan after the first year of employment. The Company made this change to the Savings Plan as a cost saving measure. All contributions to the Savings Plan, as well as any matching contributions, are fully vested upon contribution. All of the named executive officers participated in the Savings Plan in fiscal year 2009.

In addition, all salaried employees of the Company are eligible to participate in the Midas Retirement Income Plan (the “Retirement Plan”). In addition, the Company’s executive officers, including the named executive officers, are eligible to participate in the nonqualified Midas Executive Retirement Plan (which was amended and renamed the “Midas Executive Retirement Plan—Account Balance Component” in November 2008) (the “ERP”) and the nonqualified Midas Supplemental Executive Retirement Plan (which was amended and renamed the “Midas Executive Retirement Plan—Defined Benefit Retirement Component” in November 2008) (the “SERP”). For a description of the Retirement Plan and the SERP, please see the discussion following the Pension Benefits table below. For a description of the ERP, please see the discussion under the section entitled “Nonqualified Deferred Compensation” below.

Perquisites and Other Personal Benefits

The Company also provides the named executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with the Company’s overall executive compensation program, the Committee’s executive compensation philosophy, as well as the Committee’s objective to better enable the Company to attract and retain the most talented and dedicated executives possible. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

Each named executive officer is provided an automobile allowance (ranging from $18,600 to $33,600 per year), financial planning expense reimbursement (of up to $10,000 per year for the Chief Executive Officer and up to $5,000 per year for all other named executive officers), participation in the plans and programs described above, and medical, dental, life insurance and disability benefits, including reimbursement of medical and dental expenses not otherwise covered by the Company’s medical and dental plans (of up to $6,000 per year). However, the Committee may, in its discretion, revise, amend or add to an executive officer’s perquisites and benefits as, when and if it deems advisable or appropriate. The Committee believes, based upon publicly available information, that the benefits described above are typical for senior executives at comparable companies.

Attributed costs of the perquisites and personal benefits described above for the named executive officers for fiscal year 2009 are included in the column entitled “All Other Compensation” of the “Summary Compensation Table” appearing below.

Stock Ownership Guidelines

On November 8, 2005, the Committee ratified the Company’s adoption of an Executive Stock Ownership Policy. The purpose of this policy is to further align certain executive officers with the long-term success of the Company. The policy requires the executives referenced below to maintain ownership of the Company’s Common Stock (including restricted stock) in an amount equal to a multiple of such executive’s base salary, as follows:

Position	Required Multiple of Base Salary
Chief Executive Officer	4x
Executive or Senior Vice President	2x

Each affected executive is required to achieve his applicable required ownership level within five years of the commencement date of his employment (or, in the case of a promotion, five years from the date of promotion). Further, until such time as the executive achieves his applicable required ownership level, he is prohibited from selling 100% of any restricted shares that vest and 50% of any shares obtained upon exercise of stock options (other than as needed to cover the tax obligation arising from such vesting or exercise). The Committee periodically monitors each affected executive officer’s continuing compliance with the Company’s Executive Stock Ownership Policy. As of the date of this proxy statement, certain of the Company’s executive officers who are subject to the Executive Stock Ownership Policy are not in compliance with the policy’s terms and requirements. The Board has temporarily waived such compliance by these executive officers, as the reason for this noncompliance is the substantial decrease in the price of the Company’s Common Stock in recent years.

Tax and Accounting Implications

Deductibility of Executive Compensation

In the performance of its duties, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. It is the current policy of the Committee that compensation payable to the named executive officers should generally meet the conditions required for full deductibility under Section 162(m). However, tax deductibility is not the only criterion the Committee considers when establishing compensation programs and strategy, and, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. The Committee believes that the desirability of preserving the tax deductibility of executive compensation, to the extent practicable, must be weighed against the importance of consistency with respect to the Company’s executive compensation philosophy and objectives, the needs of the Company, and shareholder interests. The Committee believes that the ability to exercise discretion in this area is in the best interests of the Company and its shareholders.

As was the case for fiscal year 2009, the Committee believes that the annual incentive bonus to be paid to Mr. Feldman for fiscal year 2010 will be performance-based and, therefore, should meet the conditions required for deductibility under Section 162(m).

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The Company believes that it operated in good faith compliance with these statutory provisions which were effective January 1, 2005, including Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In November of 2008, the Company amended its various compensation and benefit arrangements in order to be in full compliance with Section 409A. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation” below.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in the Company’s 2010 proxy statement and its incorporation by reference into the Company’s 2009 Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

Thomas L. Bindley, Chairman
Archie R. Dykes
Jarobin Gilbert, Jr.
Diane L. Routson
Robert R. Schoeberl

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by the Company’s Chief Executive Officer, its Chief Financial Officer and its three other most highly compensated executive officers. These officers are referred to herein, collectively, as the “named executive officers.” The Company has not entered into any employment-related agreements with any of the named executive officers, other than those described below the Summary Compensation Table.

Based on the base salary of the named executive officers for fiscal year 2009 and the estimated fair value of equity awards granted to them during fiscal year 2009: (a) “salary” accounted for between 44% and 50%, and cash incentive compensation accounted for between 5% and 7%, of the total compensation of each named executive officer who was a Senior Vice President, (b) “salary” accounted for approximately 37%, and cash incentive compensation accounted for approximately 6%, of the total compensation of the named executive officer who was an Executive Vice President, and (c) “salary” accounted for approximately 31%, and cash incentive compensation accounted for approximately 7%, of the total compensation of the named executive officer who was the Chief Executive Officer.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(a)	Option Awards ($)(a)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(b)	All Other Compensation ($)(c)	Total ($)
Alan D. Feldman	2009	725,000	—	868,560	578,560	157,637	105,992	85,793	2,521,542
Chairman, President and CEO	2008 2007	725,000 725,000	— —	882,760 870,240	582,000 587,275	156,835 435,000	127,810 67,499	70,493 74,957	2,544,898 2,759,971

William M. Guzik	2009	295,000	—	266,490	180,800	45,135	26,303	44,250	857,978
Executive Vice President and CFO	2008 2007	295,000 295,000	— —	264,828 261,072	174,600 177,450	61,729 132,600	39,949 27,378	59,365 61,691	895,471 955,191

Frederick W. Dow, Jr.	2009	257,500	—	138,180	90,400	24,817	38,295	35,657	584,849
Senior Vice President and Chief Marketing Officer	2008 2007	257,500 257,500	— —	230,583 142,969	98,940 97,175	30,128 83,100	36,222 34,416	50,768 43,947	704,141 659,107

Alvin K. Marr	2009	225,000	—	138,180	90,400	32,063	14,659	32,388	532,690
Senior Vice President, General Counsel and Secretary	2008 2007	225,000 215,000	— —	230,583 142,969	98,940 97,175	33,750 75,700	20,634 13,768	37,863 43,079	646,770 587,691

Michael J. Gould	2009	198,219	—	138,180	90,400	21,933	30,629	25,031	504,392
Senior Vice President, Franchise Operations

(a)	Represents the aggregate grant date fair value as determined using the Financial Accounting Standards Codification Topic 718 (formerly referred to as Statement of Financial Accounting Standard No. 123R). The assumptions underlying the grant date fair value are described in the Company’s financial statements contained in its 2009 Annual Report on Form 10K on page F-29, footnote 10.
(b)	Includes the following items:

Name	Year	Non-Qualified Above-Market Earnings ($)(1)	Increase in Present Value of Pension ($)	Increase in Present Value of SERP ($)	Total ($)
Alan D. Feldman	2009	17,933	20,462	67,597	105,992
	2008	—	19,884	107,926	127,810
	2007	—	18,189	49,310	67,499
William M. Guzik	2009	—	14,341	11,962	26,303
	2008	5,106	14,245	20,598	39,949
	2007	5,545	12,945	8,888	27,378
Frederick W. Dow, Jr.	2009	4,918	23,649	9,728	38,295
	2008	235	22,381	13,606	36,222
	2007	—	27,078	7,338	34,416
Alvin K. Marr	2009	—	10,848	3,811	14,659
	2008	350	13,570	6,714	20,634
	2007	666	11,648	1,454	13,768
Michael J. Gould	2009	—	27,370	3,259	30,629

(1)	These amounts represent the difference between (A) the actual earnings credited to the named executive officer’s account based upon the prime rate and (B) the amounts that would have been credited to the named executive officer’s account using 120% of the monthly long-term Applicable Federal Rates as published by the IRS. The prime rate used to calculate the actual earnings credited to the named executive officer’s account is updated semi-annually on January 1 and July 1 of each year.

(c)	Includes the following items:

Name	Year	Auto Allowance ($)	Excess Medical ($)(1)	Registrant Contributions to Savings Plan ($)	Registrant Contributions to ERP ($)	Other ($)(2)	Total ($)
Alan D. Feldman	2009	33,600	6,000	10,696	18,404	17,093	85,793
	2008	33,600	6,000	13,800	—	17,093	70,493
	2007	33,600	6,000	13,500	—	21,857	74,957
William M. Guzik	2009	27,600	6,000	8,711	1,196	743	44,250
	2008	27,600	6,000	13,800	11,387	578	59,365
	2007	27,600	6,000	13,500	14,013	578	61,691
Frederick W. Dow, Jr.	2009	18,600	6,000	8,539	1,279	1,239	35,657
	2008	18,600	6,000	13,800	10,740	1,628	50,768
	2007	18,600	6,000	13,500	—	5,847	43,947
Alvin K. Marr	2009	18,600	6,000	7,116	672	—	32,388
	2008	18,600	6,000	13,263	—	—	37,863
	2007	18,600	6,000	13,500	4,979	—	43,079
Michael J. Gould	2009	17,737	—	7,294	—	—	25,031

(1)	These amounts represent the maximum annual reimbursement of medical and dental expenses not otherwise covered by the Company’s medical and dental plans. This reimbursement is only offered to the Senior Vice Presidents, the Executive Vice President and the Chief Executive Officer of the Company.
(2)	These amounts include the payment, or reimbursement by the Company, of financial planning related fees, spousal travel, airline membership dues and tax gross-up amounts related to these items.

Agreements with Named Executive Officers

Employment Agreements

The Company does not have any formal employment agreements with any of its named executive officers. Rather, the terms of their respective employment with the Company were initially established pursuant to either original employment letters or informal promotion letters from the Company and are currently set on an annual basis by mutual agreement of the Board of Directors (or the Compensation Committee, in the case of the Chief Executive Officer) and each individual executive. These executives are generally entitled to the salary, incentive bonus and other benefits described in the Summary Compensation Table, subject, in each case, to yearly increase or decrease at the discretion of the Compensation Committee or the Board of Directors.

Severance Agreements

In October 2002, immediately following the resignation of the Company’s former Chairman and Chief Executive Officer, the Board of Directors approved special retention packages for certain of the Company’s key executive officers, including Messrs. Guzik and Marr, whose continued services were identified by the Board of Directors as critical to a successful management transition. Each package provides for, among other things, a severance payment in an amount equal to one year’s base salary and continuation of executive medical, dental and basic life insurance benefits for the one-year period immediately following the executive officer’s termination without cause at any time in the future. The executive officer would not be entitled to the severance payment or benefits if the termination also triggers the three-year severance payment provided for under the Change in Control Agreements described below. In 2008, each of the foregoing special retention packages was modified as necessary in order to ensure its compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

Employment Letters

As noted above, the Company does not have any formal employment agreements with any of its named executive officers. However, certain of the named executive officers—namely, Messrs. Feldman and Dow—received employment letters from the Company at the commencement of their employment. These letters, which are described below, not only set forth the initial compensation to be provided by the Company to each of those executives, but also contained certain agreements by the Company.

Feldman Employment Letter.    On January 13, 2003, Mr. Feldman received an employment letter from the Company confirming his employment as Chief Executive Officer beginning on January 9, 2003. As set forth in the letter, Mr. Feldman’s annual base salary was initially established at the rate of $650,000, which amount was consistent with what the Compensation Committee, in consultation with the Company’s then outside executive compensation consultants, Towers Watson (formerly Watson Wyatt Worldwide), deemed necessary and appropriate to attract and retain this qualified executive to assume the position of Chief Executive Officer. Mr. Feldman’s employment letter also provided that he is eligible to receive an annual incentive bonus targeted at 75% of his annual base salary (subsequently increased to 90% in 2007), with a maximum incentive opportunity of one hundred fifty percent (150%) of annual base salary. In addition, as a material inducement to his acceptance of employment with the Company, Mr. Feldman was granted (a) stock options to purchase 500,000 shares of the Company’s Common Stock, which options vested ratably over a five year period, and (b) 150,000 shares of restricted stock of the Company, which shares cliff vested on the fifth anniversary of his employment commencement date (but were subject to the Board of Director’s discretionary right to accelerate vesting of such restricted shares in 50,000 share increments on each anniversary of the date of grant if the total shareholder return on the Company’s Common Stock during the immediately preceding 12-month period exceeded the total shareholder return of the S&P 500 Index for the same period).

In addition to the foregoing, Mr. Feldman’s employment letter provided him with a severance package whereby, in the event of any involuntary termination of his employment without cause at any time in the future, he will be entitled to (a) 24 months of base salary continuation (excluding automobile allowance), and (b) continuation of executive medical, dental and basic life insurance benefits for the same period. Mr. Feldman would not be entitled to the foregoing severance payments if the termination also triggers the three-year severance payment provided for under the Change in Control Agreements described below. Other ancillary employment benefits, such as an automobile allowance, financial planning expense reimbursement, and participation in the Company’s health plan, executive medical and dental reimbursement program, executive life insurance program, executive disability program and executive retirement program, were also specifically set forth in Mr. Feldman’s employment letter.

In 2008, Mr. Feldman’s employment letter was modified as necessary in order to ensure its compliance with Section 409A.

Dow Employment Letter.    On June 13, 2003, Mr. Dow received an employment letter from the Company confirming his employment as Senior Vice President and Chief Marketing Officer beginning on June 13, 2003. As set forth in the letter, Mr. Dow’s annual base salary was initially established at the rate of $225,000, which amount was consistent with what the Compensation Committee deemed necessary and appropriate to attract and retain this qualified executive to assume the position of Senior Vice President and Chief Marketing Officer. Mr. Dow’s employment letter also provided that he is eligible to receive an annual incentive bonus targeted at 50% of his annual base salary. In addition, as a material inducement to his acceptance of employment with the Company, Mr. Dow was granted (a) stock options to purchase 60,000 shares of the Company’s Common Stock, which options vested ratably over a five year period, and (b) 10,000 shares of restricted stock of the Company, which shares vested ratably over a four year period.

In addition to the foregoing, the employment letter provided to Mr. Dow a severance package whereby, in the event of any involuntary termination of his employment (excluding engagement in gross conduct injurious to the Company) at any time in the future, he will be entitled to (1) a lump sum payment equal to 12 months of base salary (excluding automobile allowance), and (2) reimbursement for COBRA coverage (medical and dental) for a 12-month period immediately following termination. Mr. Dow would not be entitled to the foregoing severance payments if the termination also triggers the three-year severance payment provided for under the Change in Control Agreements described below. Other ancillary employment benefits, such as an automobile allowance, financial planning expense reimbursement, and participation in the Company’s health plan, executive medical and dental reimbursement program, executive life insurance program, executive disability program and executive retirement program, were also specifically set forth in Mr. Dow’s employment letter.

In 2008, Mr. Dow’s employment letter was modified as necessary in order to ensure its compliance with Section 409A.

Change in Control Agreements

The Company has entered into Change in Control Agreements with certain of the named executive officers—namely, Messrs. Feldman, Guzik, Dow and Marr. The Change in Control Agreements were a result of a determination by the Board that it is important and in the best interests of the Company and its shareholders to ensure that, in the event of a possible change in control of the Company, the stability and continuity of management continues unimpaired, free of the distractions incident to any such possible change in control.

For purposes of the Change in Control Agreements, a “change in control” includes (1) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Company’s assets, other than a transaction in which (a) the beneficial owners of the Company’s Common Stock prior to the transaction own at least two-thirds of the voting securities of the Company resulting from such transaction, (b) no person owns 25% or more of the voting securities of the Company resulting from such transaction, and (c) the members of the Company’s Board of Directors constitute at least a majority of the members of the Board resulting from such transaction, (2) the consummation of a plan of complete liquidation or dissolution of the Company, (3) the acquisition by any person or group of 25% or more of the Company’s voting securities, or (4) persons who were directors of the Company on January 30, 1998 (or their successors, if elected by the Company’s shareholders and approved by a majority of the members of the Board) cease to constitute a majority of the Company’s Board.

Benefits are payable under the Change in Control Agreements only if a change in control has occurred and within three years thereafter the officer’s employment is terminated involuntarily without cause or voluntarily by the officer for reasons such as demotion, relocation, loss of benefits or other “good reason” as defined in the Change in Control Agreements. The principal benefits to be provided to officers under the Change in Control Agreements are (i) scheduled payments and/or a lump sum payment equal to three years’ compensation (base salary and incentive compensation), and (ii) continued participation in the Company’s employee benefit programs or equivalent benefits for three years following termination. The Change in Control Agreements provide that, if separation payments thereunder, either alone or together with payments under any other plan of the Company, would constitute a “parachute payment” as defined in the Internal Revenue Code of 1986, as amended, and, therefore, subject the officer to the excise tax imposed by Section 4999 of the Code, the Company will pay such tax and any taxes on such payment.

The Change in Control Agreements are not employment agreements and do not impair the right of the Company to terminate the employment of the officer with or without cause prior to a change in control, or the right of the officer to voluntarily terminate his employment at any time.

In 2008, each of the foregoing Change in Control Agreements was modified as necessary in order to ensure its compliance with Section 409A.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards under the Company’s Annual Incentive Compensation Plan for fiscal year 2009 (described below) and under the Company’s Amended and Restated Stock Incentive Plan (described above under the heading “Long-Term Equity Incentive Compensation” in the “Elements of Compensation” section of the Compensation Discussion and Analysis above) granted during fiscal year 2009 to the named executive officers.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards: Number of Shares of Stock or Units(a)				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Options Awards: Number of Securities Underlying Options (#)(d)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Market Value of Stock & Option Awards When Granted ($)(e)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Alan D. Feldman	Annual Incentive	3/17/2009	0	652,500	978,750	—	—	—		—		—	—	—
	Performance Stock	5/12/2009	—	—	—	—	—	30,000	(b)	—		—	—	296,100
	Service Stock	5/12/2009	—	—	—	—	—	—		58,000	(c)	—	—	572,460
	Options	5/12/2009	—	—	—	—	—	—		—		128,000	9.87	578,560

William M. Guzik	Annual Incentive	3/17/2009	0	177,000	265,500	—	—	—		—		—	—	—
	Performance Stock	5/12/2009	—	—	—	—	—	9,000	(b)	—		—	—	88,830
	Service Stock	5/12/2009	—	—	—	—	—	—		18,000	(c)	—	—	177,660
	Options	5/12/2009	—	—	—	—	—	—		—		40,000	9.87	180,800

Frederick W. Dow, Jr.	Annual Incentive	3/17/2009	0	128,750	193,125	—	—	—		—		—	—	—
	Performance Stock	5/12/2009	—	—	—	—	—	5,000	(b)	—		—	—	49,350
	Service Stock	5/12/2009	—	—	—	—	—	—		9,000	(c)	—	—	88,830
	Options	5/12/2009	—	—	—	—	—	—		—		20,000	9.87	90,400

Alvin K. Marr	Annual Incentive	3/17/2009	0	112,500	168,750	—	—	—		—		—	—	—
	Performance Stock	5/12/2009	—	—	—	—	—	5,000	(b)	—		—	—	49,350
	Service Stock	5/12/2009	—	—	—	—	—	—		9,000	(c)	—	—	88,830
	Options	5/12/2009	—	—	—	—	—	—		—		20,000	9.87	90,400

Michael J.Gould	Annual Incentive	3/17/2009	0	99,083	148,625	—	—	—		—		—	—	—
	Performance Stock	5/12/2009	—	—	—	—	—	5,000	(b)	—		—	—	49,350
	Service Stock	5/12/2009	—	—	—	—	—	—		9,000	(c)	—	—	88,830
	Options	5/12/2009	—	—	—	—	—	—		—		20,000	9.87	90,400

(a)	Based on $8.45 per share, which was the closing price for the Company’s Common Stock on December 31, 2009, as reported for New York Stock Exchange Composite Transactions.
(b)	These restricted stock award grants are subject to vesting based upon achievement of specified increases in the CAGR of Adjusted Cash Flow Per Share during each applicable annual measurement period. See discussion under the heading “Long-Term Equity Incentive Compensation” in the “Elements of Compensation” section of the Compensation Discussion and Analysis above for additional details. Dividends are paid on these restricted shares at the times and in the same amounts as dividends are paid to all shareholders.
(c)	These restricted stock award grants vest in four equal annual installments commencing on the first anniversary of the date of grant. Dividends are paid on these restricted shares at the times and in the same amounts as dividends are paid to all shareholders.
(d)	Represents the number of options to purchase the Company’s Common Stock awarded to the named executive officer. These options vest in four equal installments commencing on the first anniversary of the date of grant. The exercise price is the closing price of the Company’s Common Stock on the date of grant, which was $9.87 per share.
(e)	The value of each restricted share was based on the closing price of the Company’s Common Stock on the grant date, which was $9.87 per share.

Annual Incentive Compensation Plan for 2009

The Annual Incentive Compensation Plan for 2009 (the “2009 Plan” ) was comprised of three components: (1) a total corporate objectives component, which represented 50% of the 2009 Plan’s potential bonus payout (the “2009 Operating Income Component”), (2) a North American comparable shop retail sales increase component, which represented 20% of the 2009 Plan’s potential bonus payout (the “2009 Retail Sales Component”), and (3) an individual objectives component, which represented the remaining 30% of the 2009 Plan’s potential bonus payout (the “2009 Individual Objectives Component”). As a result, a substantial portion of each executive’s annual bonus was contingent upon the Company’s achievement of established corporate goals, while the remaining portion was based upon the executive’s accomplishment of individual performance objectives.

All bonus awards paid pursuant to the 2009 Plan are hereinafter referred to as “bonus awards” but described in the Summary Compensation Table above as “Non-Equity Incentive Plan Compensation.”

Bonus awards pursuant to the 2009 Operating Income Component of the 2009 Plan were based upon the Company’s achievement of an adjusted operating income target of approximately $20 million for 2009 (the “2009 Financial Target”). In addition, the 2009 Operating Income Component contained a “2 for 1” enhancement feature whereby, for each 1% over the 2009 Financial Target achieved by the Company, an additional 2% was added to the target bonus award under the 2009 Operating Income Component. Similarly, for each 1% that the Company fell short of the 2009 Financial Target, the target bonus award under the 2009 Operating Income Component was reduced by 2%. The 2009 Plan specifically provided that no bonus awards were to be paid pursuant to the 2009 Operating Income Component unless the Company achieved at least 80% of the 2009 Financial Target (the “2009 Financial Target Threshold”).

Bonus awards pursuant to the 2009 Retail Sales Component of the 2009 Plan were based upon the Company’s achievement of a 2% comparable shop retail sales increase in North America for 2009 (the “2009 Sales Target”). The 2009 Retail Sales Component also contained an enhancement feature whereby, for each point over the 2009 Sales Target achieved by the Company in North America, an additional 20% would be added to the target bonus award payable thereunder (up to a maximum of 160% of target). Similarly, for each 1% that the Company fell short of the 2009 Sales Target, the target bonus award under the 2009 Retail Sales Component would be reduced by 10% (with no payout if there was less than a 1% increase in comparable shop retail sales in North America) (the “2009 Sales Target Threshold”).

Each participant’s objectives under the 2009 Individual Objectives Component of the 2009 Plan were established in advance by mutual agreement of the participant and his or her direct supervisor (or the Compensation Committee, in the case of the Chief Executive Officer) and aligned with, and otherwise supported and/or advanced, the Company’s overall business strategy. For purposes of the 2009 Plan, each named executive officer was given, and agreed to, five or six specific, pre-established objectives under the 2009 Individual Objectives Component. The Compensation Committee had the authority to award a participant in excess of 100% of his or her target bonus payout under the 2009 Individual Objectives Component (subject to a maximum cap of 150%) in order to recognize a participant’s extraordinary achievement of his or her objectives under the 2009 Individual Objectives Component. Bonus awards pursuant to the 2009 Individual Objectives Component were not contingent upon the Company’s achievement of the 2009 Financial Target Threshold or the 2009 Sales Target Threshold.

The overall bonus target levels under the 2009 Plan were: (a) 35% of base salary for each of the Company’s Vice Presidents, (b) 50% of base salary for each of the Company’s Senior Vice Presidents, (c) 60% of base salary for the Company’s Executive Vice President, and (d) 90% of base salary for the Company’s Chief Executive Officer (subject to the enhancement features under the 2009 Operating Income Component and the 2009 Retail Sales Component described above and the potential for extraordinary achievement under the 2009 Individual Objectives Component). The 2009 Plan provided for a maximum cap of 150% of a participant’s overall target bonus level, notwithstanding the above-described features.

Based upon the Company’s actual results of operations in 2009, the Board of Directors determined that neither the 2009 Financial Target Threshold under the 2009 Operating Income Component nor the 2009 Sales Target Threshold under the 2009 Retail Sales Component had been met. As a result, there were no bonus payouts made pursuant to either the 2009 Operating Income Component or the 2009 Retail Sales Component of the 2009 Plan. In addition, the Board determined that the performance criteria under the 2009 Individual Objectives Component of the 2009 Plan had been achieved by the named executive officers at the following levels (represented as a percentage of target bonus payout under the 2009 Individual Objectives Component): (a) Mr. Feldman—81%, (b) Mr. Guzik—85%, (c) Mr. Dow—64%, (d) Mr. Marr—95%, and (e) Mr. Gould—72%.

Regarding the Chief Executive Officer only, the Compensation Committee had approved, in March 2009, five pre-established goals that it deemed desirable and appropriate for Mr. Feldman’s personal objectives under the 2009 Individual Objectives Component of the 2009 Plan. These objectives were deemed by the Compensation Committee to be critical components to the Company’s efforts to improve the overall operating effectiveness of the Midas system and to increase the Company’s retail sales. Accordingly, in order to determine Mr. Feldman’s individual performance of those objectives for purposes of the 2009 Plan, the Compensation Committee reviewed and assessed not only achievement of the five goals noted above, but also achievement of the 16 pre-established sub-points underlying those five goals. Based upon its assessment of Mr. Feldman’s individual performance of the foregoing objectives, it was the Compensation Committee’s determination that the Chief Executive Officer had achieved a weighted average score of approximately 81% for his personal objectives under the 2009 Individual Objectives Component of the 2009 Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about the number of outstanding equity awards held by our named executive officers at January 2, 2010.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(c)
Alan D. Feldman	500,000	—	6.77	1/9/2013	33,333	281,664	21,000	177,450
	50,000	—	8.09	5/8/2013	66,666	563,328	20,000	169,000
	50,000	—	18.65	5/11/2014	12,600	106,470	30,000	253,500
	80,000	—	18.65	5/11/2014	30,000	253,500
	40,000	10,000	22.17	5/10/2015	58,000	490,100
	30,000	20,000	21.74	5/9/2016
	27,800	41,700	21.53	5/8/2017
	25,000	75,000	15.22	5/6/2018
	—	128,000	9.87	5/12/2019

Subtotals	802,800	274,700			200,599	1,695,062	71,000	599,950

William M. Guzik	10,000	—	14.88	8/14/2010	5,333	45,064	6,300	53,235
	20,000	—	10.01	11/8/2011	13,333	112,664	6,000	50,700
	36,000	—	13.40	5/9/2012	3,780	31,941	9,000	76,050
	24,000	—	8.09	5/8/2013	9,000	76,050
	17,500	—	18.65	5/11/2014	18,000	152,100
	6,400	1,600	22.17	5/10/2015
	4,800	3,200	21.74	5/9/2016
	8,400	12,600	21.53	5/8/2017
	7,500	22,500	15.22	5/62018
	—	40,000	9.87	5/12/2019

Subtotals	134,600	79,900			49,446	417,819	21,300	179,985

Frederick W. Dow, Jr.	40,526	—	11.06	6/13/2013	5,333	45,064	3,450	29,153
	17,500	—	18.65	5/11/2014	10,666	90,128	3,500	29,575
	6,400	1,600	22.17	5/10/2015	2,070	17,492	5,000	42,250
	4,800	3,200	21.74	5/9/2016	9,000	76,050
	4,600	6,900	21.53	5/8/2017	9,000	76,050
	4,250	12,750	15.22	5/6/2018
	—	20,000	9.87	5/12/2019

Subtotals	78,076	44,450			36,069	304,783	11,950	100,978

Alvin K. Marr	4,000	—	8.09	5/8/2013	5,333	45,064	3,450	29,153
	4,600	—	18.65	5/11/2014	2,666	22,528	3,500	29,575
	6,400	1,600	22.17	5/10/2015	10,666	90,128	5,000	42,250
	4,800	3,200	21.74	5/9/2016	2,070	17,492
	4,600	6,900	21.53	5/8/2017	5,250	44,363
	4,250	12,750	15.22	5/6/2018	9,000	76,050
	—	20,000	9.87	5/12/2019

Subtotals	28,650	44,450			34,985	295,625	11,950	100,978

Michael J. Gould	2,000	—	11.06	6/13/2013	666	5,628	2,000	16,900
	2,100	—	18.65	5/11/2014	1,333	11,264	5,000	42,250
	1,600	2,400	21.53	5/8/2017	666	5,628
	1,500	4,500	15.22	5/6/2018	1,200	10,140
	—	20,000	9.87	5/12/2019	3,000	25,350
					9,000	76,050

Subtotals	7,200	26,900			15,865	134,060	7,000	59,150

(a)	The following chart sets forth the vesting information with respect to the unexercisable stock option awards held by the named executive officers as of January 2, 2010:

	No. of Unexercisable Options Held on January 2, 2010	Vesting
Alan D. Feldman	10,000	May 10, 2010
	20,000	10,000 on May 9, 2010 and 2011
	41,700	13,900 on May 8, 2010, 2011 and 2012
	75,000	25,000 on May 6, 2010, 2011 and 2012
	128,000	32,000 on May 12, 2010, 2011, 2012 and 2013

274,700

William M. Guzik	1,600	May 10, 2010
	3,200	1,600 on May 9, 2010 and 2011
	12,600	4,200 on May 8, 2010, 2011 and 2012
	22,500	7,500 on May 6, 2010, 2011 and 2012
	40,000	10,000 on May 12, 2010, 2011, 2012 and 2013

79,900

Frederick W. Dow, Jr.	1,600	May 10, 2010
	3,200	1,600 on May 9, 2010 and 2011
	6,900	2,300 on May 8, 2010, 2011 and 2012
	12,750	4,250 on May 6, 2010, 2011 and 2012
	20,000	5,000 on May 12, 2010, 2011, 2012 and 2013

44,450

Alvin K. Marr	1,600	May 10, 2010
	3,200	1,600 on May 9, 2010 and 2011
	6,900	2,300 on May 8, 2010, 2011 and 2012
	12,750	4,250 on May 6, 2010, 2011 and 2012
	20,000	5,000 on May 12, 2010, 2011, 2012 and 2013

44,450

Michael J. Gould	2,400	1,200 on May 8, 2010 and 2011
	4,500	1,500 on May 6, 2010, 2011 and 2012
	20,000	5,000 on May 12, 2010, 2011, 2012 and 2013

26,900

(b)	The following chart sets forth the vesting information with respect to the restricted stock awards held by the named executive officers as of January 2, 2010:

	No. of Restricted Shares Held on January 2, 2010	Vesting
Alan D. Feldman	33,333	May 10, 2012 (1)
	66,666	May 9, 2013 (2)
	12,600	4,200 on May 8, 2010, 2011 and 2012
	21,000	May 8, 2014 (3)
	30,000	10,000 on May 6, 2010, 2011 and 2012
	20,000	May 6, 2011 (4)
	58,000	14,500 on May 12, 2010, 2011, 2012 and 2013
	30,000	May 12, 2012 (5)

271,599

William M. Guzik	5,333	May 10, 2012 (1)
	13,333	May 9, 2013 (2)
	3,780	1,260 on May 8, 2010, 2011 and 2012
	6,300	May 8, 2014 (3)
	9,000	3,000 on May 6, 2010, 2011 and 2012
	6,000	May 6, 2011 (4)
	18,000	4,500 on May 12, 2010, 2011, 2012 and 2013
	9,000	May 12, 2012 (5)

70,746

	No. of Restricted Shares Held on January 2, 2010	Vesting
Frederick W. Dow, Jr.	5,333	May 10, 2012 (1)
	10,666	May 9, 2013 (2)
	2,070	690 on May 8, 2010, 2011 and 2012
	3,450	May 8, 2014 (3)
	9,000	3,000 on May 6, 2010, 2011 and 2012
	3,500	May 6, 2011 (4)
	9,000	2,250 on May 12, 2010, 2011, 2012 and 2013
	5,000	May 12, 2012 (5)

48,019

Alvin K. Marr	7,999	May 10, 2012 (1)
	10,666	May 9, 2013 (2)
	2,070	690 on May 8, 2010, 2011 and 2012
	3,450	May 8, 2014 (3)
	5,250	1,750 on May 6, 2010, 2011 and 2012
	3,500	May 6, 2011 (4)
	9,000	2,250 on May 12, 2010, 2011, 2012 and 2013
	5,000	May 12, 2012 (5)

46,935

Michael J. Gould	1,999	May 10, 2012 (1)
	666	May 9, 2013 (2)
	1,200	400 on May 8, 2010, 2011 and 2012
	3,000	1,000 on May 6, 2010, 2011 and 2012
	2,000	May 6, 2011 (4)
	9,000	2,250 on May 12, 2010, 2011, 2012 and 2013
	5,000	May 12, 2012 (5)

22,865

(1)	Vesting of one-third of the original number of shares granted shall accelerate on one or more of May 10, 2010, and 2011 if the cumulative total shareholder return on the Company’s Common Stock during the immediately preceding 12-month period exceeds the cumulative total shareholder return on the S&P 500 Index for the same period. The original number of shares granted are as follows: Feldman, 50,000; Guzik, 8,000; Dow, 8,000; Marr, 12,000; and Gould, 3,000.
(2)	Vesting of one-third of the original number of shares granted shall accelerate on one or more of May 9, 2010, 2011 and 2012 if the cumulative total shareholder return on the Company’s Common Stock during the immediately preceding 12-month period exceeds the cumulative total shareholder return on the S&P 500 Index for the same period. The original number of shares granted are as follows: Feldman, 100,000; Guzik, 20,000; Dow, 16,000; Marr, 16,000; and Gould, 1,000.
(3)	Vesting of one-third of these shares shall accelerate on one or more of May 8, 2010, 2011, 2012, 2013 and 2014 if, during the applicable annual measurement period, the total shareholder return on the Company’s Common Stock exceeds the total shareholder return of the S&P 500 Index. Each annual measurement period shall commence and end on the grant date or an anniversary of the grant date, as applicable. All beginning and ending measurements shall be calculated using the simple average closing price during the 21 day trading period commencing 10 trading days before and ending 10 trading days after the grant date or the anniversary of the grant date, as applicable. All unvested shares following the seventh anniversary of the grant date shall immediately lapse.
(4)

Between 10% and 50% of these shares shall immediately vest on each anniversary of the grant date (“Anniversary”) if, during any applicable measurement period, the Company’s Compound Annual Growth Rate of Adjusted Cash Flow Per Share exceeds 2%. There are three measurement periods, each represented by the 12-month period ending on the last day of the first fiscal quarter for each of 2009, 2010 and 2011. The number of shares, if any, that shall vest on each Anniversary will be determined based on the CAGR of Adjusted Cash Flow Per Share during the most recent measurement period. If the CAGR of Adjusted Cash Flow Per Share during the measurement period is 2%, then 10% of the shares shall vest. An additional 5% of the shares granted will vest for each 1% that the CAGR of Adjusted Cash Flow Per Share during said measurement period exceeds the 2% minimum; provided, that the maximum number of shares that may vest on any Anniversary shall be 50% of the shares granted. Any shares unvested after the 3rd Anniversary shall lapse.

(5)	These 2009 restricted stock award grants are subject to vesting based upon achievement of specified increases in the CAGR of Adjusted Cash Flow Per Share during each applicable annual measurement period. See discussion under the heading “Long-Term Equity Incentive Compensation” in the “Elements of Compensation” section of the Compensation Discussion and Analysis above for additional details.

(c)	Based on $8.45 per share, which was the closing price of the Company’s Common Stock on December 31, 2009, as reported for New York Stock Exchange Composite Transactions.

OPTION EXERCISES AND STOCK VESTED

The table below sets forth the number of shares issued upon option exercises, the value realized on option exercises, the number of shares of restricted stock vested, and the realized value upon vesting of the restricted stock by our named executive officers during fiscal year 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alan D. Feldman	—	—	77,534	837,513
William M. Guzik	—	—	37,760	412,904
Frederick W. Dow, Jr.	—	—	15,857	168,466
Alvin K. Marr	—	—	14,608	157,661
Michael J. Gould	—	—	2,735	29,093

PENSION BENEFITS

The table below sets forth the present value of accumulated benefits payable to each of our named executive officers, and the number of years of service credited to each such executive, under the respective retirement plans.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
Alan D. Feldman	Midas Retirement Income Plan	7.0	118,139	—
	Midas Supplemental Executive Retirement Plan	7.0	458,952	—

William M. Guzik	Midas Retirement Income Plan	10.0	109,448	—
	Midas Supplemental Executive Retirement Plan	10.0	80,110	—

Frederick W. Dow, Jr.	Midas Retirement Income Plan	6.5	136,542	—
	Midas Supplemental Executive Retirement Plan	6.5	65,716	—

Alvin K. Marr	Midas Retirement Income Plan	12.5	98,977	—
	Midas Supplemental Executive Retirement Plan	12.5	22,968	—

Michael J. Gould	Midas Retirement Income Plan	20.0(b)	231,118	—
	Midas Supplemental Executive Retirement Plan	20.0(b)	3,259	—

(a)	Actuarial assumptions used in calculating the present value of accumulated benefit are described in the Company’s financial statements contained in its 2009 Annual Report on Form 10-K on page F-25, footnote 9.
(b)	Although Mr. Gould has been employed by the Company in excess of 20 years, his number of years of credited service is 20 because, under each of the retirement plans, the maximum number of years of credited service is 20.

Retirement Income Plan

Under the Midas Retirement Income Plan (the “Retirement Plan”), full or part-time employees working for the Company, including the named executive officers, who have completed five years of employment with the Company earn the right to receive certain benefits upon retirement at the normal retirement age of 65 or upon early retirement on or after age 55. Retirement benefits are generally calculated as the product of 1.0% times the years of service (up to a maximum of 20 years) multiplied by the employee’s highest average annual earnings (i.e., base salary and bonus) over either the last 60 consecutive months worked or the highest five consecutive calendar years out of the last 10 calendar years worked for the Company, whichever is greater (the “Applicable Average Earnings”).

If the employee retires between the ages of 55 and 64, the amount of benefits to which he or she is entitled under the Retirement Plan is reduced. Specifically, if the employee reaches age 55 when he or she leaves the Company and has completed at least 20 years of credited service, the benefit reduction is 4% for each year that payments start before age 65. As a result, the 20+ year employee would be entitled to 60% of the accrued benefits if he or she retires at age 55. However, the applicable benefit reduction for each year that payments start before age 65 becomes even greater (i.e., between 4% and 11% per year) if the employee leaves the Company before reaching age 55 or has completed less than 20 years of credited service with the Company. An employee who has completed five years of employment with the Company, but who leaves the Company before reaching age 55, is not entitled to begin receiving payments under the Retirement Plan until he or she reaches the age of 55.

Benefits in excess of the amounts payable pursuant to IRS Regulations are covered under the Midas Supplemental Executive Retirement Plan (amended and renamed the “Midas Executive Retirement Plan—Defined Benefit Retirement Component” in November 2008) described below.

As of January 2, 2010, the named executive officers had the following accrued benefits vested under the Retirement Plan (reflected as a percentage of Applicable Average Earnings and based upon the number of years of credited service with the Company as of January 2, 2010): Alan D. Feldman—7%; William M. Guzik—10%; Frederick W. Dow, Jr.—6%; Alvin K. Marr—12%; and Michael J. Gould—20%. Furthermore, Messrs. Feldman and Dow were eligible for early retirement under the Retirement Plan as of January 2, 2010.

Supplemental Executive Retirement Plan

The Company’s executives, including the named executive officers, are eligible to participate in the nonqualified Midas Supplemental Executive Retirement Plan (amended and renamed the “Midas Executive Retirement Plan—Defined Benefit Retirement Component” in November 2008) (the “SERP”). The supplemental pension benefit payable under the SERP is based on that portion of the executive officer’s pensionable earnings that exceeds the annual compensation limit under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended. This benefit is determined by using the same formula used to calculate benefits under the Retirement Plan. In 2008, the SERP was modified as necessary in order to ensure its compliance with Section 409A. Similar to the Retirement Plan, Messrs. Feldman and Dow were eligible for early retirement under the SERP as of January 2, 2010.

NONQUALIFIED DEFERRED COMPENSATION

The Company’s executives, including the named executive officers, are eligible to participate in the nonqualified Midas Executive Retirement Plan (amended and renamed the “Midas Executive Retirement Plan—Account Balance Component” in November 2008) (the “ERP”). Pursuant to the ERP, an executive can defer up to 15% of his or her base salary and annual incentive bonus to the ERP on a pre-tax basis. Until February 2009, the Company matched 100% of the first 6% of pay that was contributed to the ERP, but only to the extent that the Company’s match to the executive under the Savings Plan was less than 6% of the executive’s base salary and annual incentive bonus. In other words, the combined Company match to the Savings Plan and the ERP prior to

February 2009 could not exceed 6% of the executive’s pay (base salary plus incentive compensation). Commencing in February 2009, the Company matches 50% of the first 6% of pay that is contributed to the ERP, but only to the extent that the Company’s match to the executive under the Savings Plan is less than 3% of the executive’s base salary and annual incentive bonus. In other words, the combined Company match to the Savings Plan and the ERP cannot exceed 3% of the executive’s pay (base salary plus incentive compensation). All contributions to the ERP, as well as any matching contributions, are fully vested upon contribution. The investment income under the ERP is calculated quarterly using the prime rate of interest on the first day of January and July of each applicable calendar year. The ERP is unfunded.

Deferral elections are made by eligible executives on or before the last day of each year for amounts to be earned in the following year. Subject to the terms of the ERP and except as provided below, benefits under the ERP will be paid no earlier than the first day of the second calendar month following the executive’s retirement or termination. For those executives (including all of the named executive officers) who constitute “specified employees” (as defined in the ERP), the benefits under the ERP that otherwise would be paid to the executive at any time during the first six months following the executive’s retirement or termination shall instead be accumulated and paid to the executive on the earlier of (A) the first day of the seventh month following the date of retirement or termination or (B) the date of the executive’s death. However, upon a showing of financial hardship and receipt of approval from the Compensation Committee, an executive may be allowed to access funds in his or her deferred compensation account earlier than the dates described above. Benefits can be received either as a lump sum or in annual installments, or a combination thereof.

In 2008, the ERP was modified as necessary in order to ensure its compliance with Section 409A.

Nonqualified Deferred Compensation Table

The following table summarizes contributions made to, earnings on and withdrawals from the ERP in fiscal year 2009.

Name	Year	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)(a)	Aggregate Earnings in Last FY ($)(b)	Aggregate Withdrawals and Distributions ($)	Aggregate Balance at Last FYE ($)(c)
Alan D. Feldman	2009	43,500	18,404	967	—	62,871
William M. Guzik	2009	22,692	1,196	9,854	—	324,762
Frederick W. Dow, Jr.	2009	25,750	(3,026)	1,525	—	61,476
Alvin K. Marr	2009	22,500	672	2,054	—	76,001
Michael J. Gould	2009	—	—	—	—	—

(a)	These amounts are included in the named executive officer’s compensation for the current year, as reported in the Summary Compensation Table.
(b)	This amount represents aggregate earnings in 2009. The portion that constitutes above-market earnings is included in the named executive officer’s compensation for the designated year, as reported in the Summary Compensation Table.
(c)	The following amounts are also reported in the Summary Compensation Table as 2007 and 2008 compensation (except for Mr. Gould, who was not a listed officer in 2007 and 2008): Mr. Feldman, $0; Mr. Guzik, $82,570; Mr. Dow, $36,560; and Mr. Marr, $29,995.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a summary setting forth potential payments payable to the named executive officers upon termination of employment or a change in control of the Company under their current employment arrangements and our other compensation programs. Specifically, compensation payable to each named executive officer upon voluntary termination, involuntary termination without cause, retirement, termination following a change in control, and in the event of death or disability of the executive is discussed below. The amounts shown in the tables below assume that such termination was effective as of January 2, 2010, and, therefore, includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives (or their beneficiaries) upon their termination. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the price of the Company’s Common Stock and the executive’s age.

Payments Made Upon Any Termination

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	earned but unpaid salary through the date of termination;

•	non-equity incentive compensation earned and payable prior to the date of termination;

•

option grants received under the Amended and Restated Stock Incentive Plan which have already vested and are exercisable prior to the date of termination (except in the case of involuntary termination for cause or voluntary termination without the written consent of the Company, in which event all vested option grants immediately lapse), subject to the terms of the applicable Nonqualified Stock Option Agreement;

•	restricted stock grants received under the Amended and Restated Stock Incentive Plan which have already vested prior to the date of termination;

•	unused vacation pay; and

•	amounts accrued and vested under the Company’s Savings Plan, ERP, Retirement Plan and SERP.

Payments Made Upon Involuntary Termination Without Cause

As a result of original employment letters (in the case of Messrs. Feldman and Dow) and severance agreements (in the case of Messrs. Guzik and Marr) entered into by the Company with the named executive officers, in the event that one of these named executive officer’s employment is involuntarily terminated without cause (or, in the case of Mr. Dow, any involuntary termination for reasons other than engagement in gross conduct injurious to the Company), then such executive would receive, in addition to the items identified under the heading “Payments Made Upon Any Termination” above:

•	in the case of Mr. Feldman, 24 months of base salary continuation (excluding automobile allowance), and continuation of executive medical, dental and basic life insurance benefits for the same period;

•

in the case of Mr. Dow, a lump sum payment equal to 12 months of base salary (excluding automobile allowance), and reimbursement for COBRA coverage (medical and dental) for a 12-month period immediately following termination; and

•

in the case of Messrs. Guzik and Marr, a severance payment in an amount equal to one year’s base salary and continuation of executive medical, dental and basic life insurance benefits for the one-year period immediately following termination.

Table of Payments Upon Involuntary Termination Without Cause

Name	Base Salary ($)	Life, Medical, Dental, Accident & Disability Insurance ($)	Total ($)
Alan D. Feldman	1,450,000	59,125	1,509,125
William M. Guzik	295,000	24,941	319,941
Frederick W. Dow, Jr.	257,500	9,179	266,679
Alvin K. Marr	225,000	17,960	242,960
Michael J. Gould	101,000	4,200	105,200

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified under the heading “Payments Made Upon Any Termination” above:

•

all then outstanding unvested options which were issued prior to fiscal year 2007 will immediately and automatically vest and be exercisable, and the executive officer will retain such options for the remainder of the options’ then outstanding 10-year term;

•	all then outstanding shares of restricted stock which were issued prior to fiscal year 2006 will immediately and automatically vest;

•

the executive officer will have the right to continue receiving, at his own expense, health and welfare benefits until he reaches age 65, as well as health, prescription and medical benefits for his dependents, as applicable; and

•	the executive officer will have the right to continue receiving, at his own expense, life insurance benefits until his death.

Table of Payments Upon Retirement

Messrs. Feldman and Dow are the only named executive officers who were eligible to receive immediate retirement benefits as of January 2, 2010. The following table includes the intrinsic value (that is, the value based upon the closing price of the Company’s Common Stock on January 2, 2010, but minus the exercise price, in the case of options) of the unvested stock options that would have become exercisable and the intrinsic value of the restricted stock that would have immediately vested if such named executive officer had retired on January 2, 2010.

Name	Unvested Stock Options ($)	Restricted Stock ($)(a)	Retirement Plan ($)(b)	SERP($)(b)	Nonqualified Deferred Compensation ($)(a)
Alan D. Feldman	—	281,664	6,644	26,297	62,871
Frederick W. Dow, Jr.	—	135,192	9,017	4,409	61,476

(a)	This amount represents a lump sum payment.
(b)	This amount represents an annual payment.

Payments Made Upon Death or Permanent Disability

In the event of the death or permanent disability of a named executive officer, in addition to the items listed under the heading “Payments Made Upon Any Termination” above:

•	in the case of death only, all then outstanding unvested options will immediately and automatically vest and be exercisable, subject to the terms of the applicable Nonqualified Stock Option Agreement;

•	all then outstanding shares of restricted stock will immediately and automatically vest; and

•	the executive officer will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate.

Table of Payments Upon Death

The following table includes the intrinsic value (that is, the value based upon the closing price of the Company’s Common Stock on January 2, 2010, but minus the exercise price, in the case of options) of equity awards that would have become exercisable or would have immediately vested if the named executive had died on January 2, 2010.

Name	Life Insurance ($)	Restricted Stock ($)	Total ($)
Alan D. Feldman	2,000,000	1,695,062	3,695,062
William M. Guzik	885,000	417,819	1,302,819
Frederick W. Dow, Jr.	772,500	304,783	1,077,283
Alvin K. Marr	675,000	295,623	970,623
Michael J. Gould	606,000	134,059	740,059

Table of Payments Upon Permanent Disability

The following table includes the intrinsic value (that is, the value based upon the closing price of the Company’s Common Stock on January 2, 2010, but minus the exercise price, in the case of options) of equity awards that would have become exercisable or would have immediately vested if the named executive had been permanently disabled on January 2, 2010. For these purposes, “permanent disability” generally means total disability, resulting in the officer being unable to perform his job as determined by CIGNA, the Company’s life and disability insurance provider.

Name	Disability ($)(a)	Restricted Stock ($)	Total ($)
Alan D. Feldman	1,211,758	1,695,062	2,906,820
William M. Guzik	1,402,284	417,819	1,820,103
Frederick W. Dow, Jr.	518,774	304,783	823,557
Alvin K. Marr	1,213,448	295,623	1,509,071
Michael J. Gould	763,913	134,059	897,972

(a)	This amount represents the present value (at a rate of 6.686%) of the long-term disability payments that would be paid to the named executive officer until he reaches the retirement age of 65.

Payments Made Upon Certain Termination Events Following Change in Control

The Company has entered into Change in Control Agreements with certain of the named executive officers—namely, Messrs. Feldman, Guzik, Dow and Marr. Pursuant to these agreements, if the named executive officer is terminated following a change in control (as defined under the Change in Control Agreements), other than for cause or by reason of death or disability, or if the executive terminates his employment in certain qualifying circumstances defined as “good reason” under the Change in Control Agreements, in addition to the items listed under the heading “Payments Made Upon Any Termination” above:

•	he will receive scheduled payments and/or a lump sum payment equal to three years’ compensation (base salary and incentive compensation);

•	he will receive a payment equal to the amount of any parachute payment excise tax and any additional taxes resulting from such severance compensation;

•	he will continue to participate in the Company’s employee benefit programs or equivalent benefits for three years following termination;

•	all then outstanding unvested options will immediately and automatically vest and be exercisable, and he will retain such options for the remainder of the options’ then outstanding 10-year term; and

•	all then outstanding shares of restricted stock will immediately and automatically vest.

A more detailed discussion of the terms and provisions of the Change in Control Agreements is provided under the heading “Agreements with Named Executive Officers” above.

Table of Potential Payments Upon Certain Termination Events Following Change in Control

Name	Base Salary ($)	Non-Equity Incentive Compensation ($)	Long Term Incentive Compensation ($)	Life, Medical, Dental, Accident & Disability Insurance ($)	Executive Benefits ($)(a)	Pension and Retirement Plans ($)(b)	Early Retirement Pension Payment ($)(c)	Subtotal ($)	Parachute Payment Excise Tax ands Related Tax Gross-up ($)(d)	Total ($)
Alan D. Feldman	2,175,000	472,911	1,447,120	85,088	100,800	246,389	1,000,101	5,527,409	1,831,385	7,358,794
William M. Guzik	885,000	185,187	447,290	67,444	82,800	55,517	—	1,723,238	—	1,723,238
Frederick W. Dow, Jr.	772,500	90,384	228,580	46,357	55,800	85,770	206,197	1,485,588	—	1,485,588
Alvin K. Marr	675,000	101,250	228,580	43,981	55,800	27,364	—	1,131,975	—	1,131,975
Michael J. Gould	101,000	—	—	4,200	—	—	—	105,200	—	105,200

(a)	This amount represents the named executive officer’s 2009 auto allowance multiplied by three years, as provided in the Change in Control Agreement, as applicable.
(b)	This amount represents the incremental net present value of 3 years of additional service credits provided to the named executive officer under the Retirement Plan and the SERP, as required under the Change in Control Agreement, as applicable.
(c)	This amount represents a one time lump sum payment to the named executive officers who are presently eligible for early retirement in order to compensate them for the difference between (1) the normal early retirement benefits that they are presently entitled to receive under the Retirement Plan and the SERP, and (2) the benefits that such named executive officer would have been entitled to receive under the Retirement Plan and the SERP had he retired at age 65, as required under the Change in Control Agreement, as applicable.
(d)	This calculation assumes a gross-up percentage on excise tax of 246.091245%.

NON-MANAGEMENT DIRECTORS’ COMPENSATION

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill-level required by the Company of its Board members. Directors are not subject to a minimum share ownership requirement.

The Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Nominating Committee”) has responsibility for recommending, and periodically reviewing the appropriateness of, the compensation program for Board members. The Nominating Committee believes that total director compensation should be competitive with the compensation paid to directors of companies with characteristics similar to those of the Company.

Cash Compensation Paid to Board Members

Under the current director compensation structure, the Lead Director receives an annual retainer of $70,000, and each director who is a committee chairperson receives an annual retainer of $50,000, as director compensation. In addition, any director who is not a committee chairperson but who serves as the Financial Expert of the Audit and Finance Committee receives an annual retainer of $50,000 as director compensation. No additional fees are paid for meeting attendance.

Directors who are employees of the Company received no compensation for their services as directors.

In addition to the annual retainers and the restricted stock awards described below, commencing in 2009, each non-management Board member is entitled to reimbursement from the Company for up to $1,000 in annual expenses relating to director education.

Stock-Based Compensation

In addition to the fees described above, each director receives an Annual Director Restricted Stock Award under the Amended and Restated Stock Incentive Plan. Currently, the Annual Director Restricted Stock Award consists of 2,000 restricted shares of Common Stock of the Company. These restricted shares vest in four equal annual installments commencing on the first anniversary of the date of grant. In the event of a director’s retirement (which is defined, under Midas’ retirement policies, as a voluntary termination of one’s directorship after reaching 55 years of age and after at least five years of service with Midas), all then unvested shares of restricted stock held by such director will fully vest, as further described in the footnotes to the “Non-Management Directors’ Compensation Table” below. In the event of a Change in Control (as defined in the Amended and Restated Stock Incentive Plan), each restricted share will vest and, in certain cases, will be settled in cash by the Company. The Company’s current policy is to issue the Annual Director Restricted Stock Awards simultaneously with the annual issuance of awards to executives under the Amended and Restated Stock Incentive Plan.

Directors’ Deferred Compensation Plan

Pursuant to the Midas, Inc. Directors’ Deferred Compensation Plan, non-management directors may elect to defer receipt of all or a portion of his or her cash-based director compensation from the Company until a future date. The plan also allows non-management directors to have all or a portion of his or her cash-based director compensation from the Company paid in the form of shares of the Company’s Common Stock.

Each non-management director who elects to defer receipt of his or her cash-based director compensation has the option of being credited with either share units (in the Company’s Common Stock) or cash units. The number of share units to which the participating director is entitled will be determined based upon the dollar amount deferred and the closing price of the Company’s Common Stock on the date that the cash-based compensation would otherwise have been paid to the director. Cash units under the plan accrue interest compounded monthly at the prime rate.

Amounts deferred under this plan are distributed to each non-management director on such future date or dates specified by such director on his or her payment election form, but in no event earlier than two calendar years from the last day of the plan year for which deferrals are made. The non-management director may elect to have payments made in a single lump-sum payment or up to a maximum of 10 substantially equal annual installments.

The plan is intended to operate in full compliance with the insider trading liability rules under Section 16 of the Securities Exchange Act of 1934. In 2008, the plan was modified as necessary in order to ensure its compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

No directors are currently participating in this plan.

Director Compensation

The following table summarizes the fees and other compensation that the Company’s directors (other than those who are named executive officers) earned for services as members of the Board of Directors and any committee of the Board of Directors during fiscal year 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)(b)	Option Awards ($)(a)(b)	Total ($)
Robert R. Schoeberl	70,000	19,740	—	89,740
Thomas L. Bindley	50,000	19,740	—	69,740
Archie R. Dykes	50,000	19,740	—	69,740
Jarobin Gilbert, Jr.	50,000	19,740	—	69,740
Diane L. Routson	50,000	19,740	—	69,740

(a)	Represents the aggregate grant date fair value as determined using the Financial Accounting Standards Codification Topic 718 (formerly referred to as Statement of Financial Accounting Standard No. 123R). The assumptions underlying the grant date fair value are described in the Company’s financial statements contained in its 2009 Annual Report on Form 10-K on page F-29, footnote 10.
(b)	As of January 2, 2010, each of our directors had the following option awards and restricted stock awards outstanding:

Name	Unexercised Options – Unexercisable (#)	Unexercised Options – Exercisable (#)	Unvested Restricted Shares (#)(1)
Robert R. Schoeberl	0	15,667	5,832
Thomas L. Bindley	0	9,000	5,832
Archie R. Dykes	0	9,000	5,832
Jarobin Gilbert, Jr.	0	4,200	5,832
Diane L. Routson	0	2,000	5,832

(1)

666 of the 5,832 restricted shares were granted on May 10, 2005, while another 666 of the 5,832 restricted shares were granted on May 9, 2006, and another 1,000 of the 5,832 restricted shares were granted on May 8, 2007. These shares vest on the seventh anniversary of the date of grant, except that an amount equal to thirty-three and one-third percent (33 1/3%) of all of such shares shall immediately vest on each anniversary of the date of grant if, on such anniversary date, the cumulative total shareholder return on the Company’s Common Stock during the immediately preceding 12-month period exceeds the cumulative total shareholder return on the Standard & Poor’s 500 Stock Index (the “S&P 500 Index”) for the same period. In connection with the 2007 Annual Director Restricted Stock Awards, all beginning and ending measurements shall be calculated using the simple average closing price during the 21-day trading period commencing 10 trading days before and ending 10 trading days after the grant date or the anniversary of the grant date, as applicable. 1,500 of the remaining 5,832 restricted shares were granted on May 6, 2008. These restricted shares vest in four equal installments commencing on the first anniversary of the date of grant. The last 2,000 of the 5,832 restricted shares were granted on May 12, 2009. These restricted shares also vest in four equal installments commencing on the first anniversary of the date of grant.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s By-Laws require the Company to indemnify and hold harmless each of its directors and officers, including the named executive officers, to the fullest extent authorized by the General Corporation Law of the State of Delaware, as amended, against all expense, liability and loss incurred by such individual in any action, suit or proceeding, whether civil, criminal administrative or investigative, to which such individual is made a party, is threatened to be made a party, or in which such individual is involved, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise. The Certificate of Incorporation provides, however, that no such obligation to indemnify exists as to proceedings initiated by a director, officer, employee or agent unless (a) it is a proceeding (or part thereof) initiated to enforce a right to indemnification under the By-Laws; or (b) it was authorized by the Company’s Board of Directors. The foregoing indemnification continues as to a person who has ceased to be a director or officer of the Company.

The By-Laws also provide that the Company shall have the authority to purchase and maintain insurance, at its expense, to protect itself and its directors and officers, including the named executive officers, against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. The Company has, and intends to continue, maintaining director and officer liability insurance, to the extent available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers under the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Securities Act of 1933, and may, therefore, be unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) reviews all relationships and transactions in which the Company and one or more of its directors, executive officers and/or their immediately family members are participants, in order to determine whether such persons have a direct or indirect material interest. The Company’s Corporate Secretary is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based upon the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction involving the Company. As required under the rules of the Securities and Exchange Commission, transactions involving the Company that are determined to be directly or indirectly material to a related person must be disclosed in the Company’s proxy statement. In addition, the Nominating Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. As set forth in the Company’s Related Person Transaction Policies and Procedures, in the course of the Nominating Committee’s review and approval or ratification of a related person transaction, the Nominating Committee will take into account, among other factors it deems appropriate, the following:

•	the material terms of the transaction, including, without limitation, the amount and type of the transaction;

•	the nature and extent of the related person’s interest in the transaction;

•	the importance of the transaction to the Company;

•	the importance of the transaction to the related person;

•

whether the transaction is fair and reasonable to the Company and otherwise on terms no less favorable to the Company than terms generally available to an unaffiliated third party under the same or similar circumstances;

•	whether the transaction would impair the judgment of the interested director or executive officer to act in the best interest of the Company; and

•	any other facts, circumstances, or factors that the Nominating Committee deems appropriate.

Any member of the Nominating Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction.

However, such director will be counted in determining the presence of a quorum at the meeting of the Nominating Committee that considers the transaction.

Currently, there are no related person transactions that are required to be reported pursuant to the rules of the Securities and Exchange Commission.

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in Midas’ proxy materials for the 2011 annual meeting of shareholders, a shareholder proposal must be received by the Corporate Secretary no later than December 6, 2010. In addition, regardless of whether a shareholder proposal is set forth in the notice of annual meeting to a proxy statement as a matter to be considered by shareholders, Midas’ By-Laws establish an advance notice procedure for shareholder proposals to be brought before any Annual Meeting of Shareholders, including proposed nominations of persons for election to the Board of Directors. Shareholders at the 2010 annual meeting may consider a proposal or nomination brought by a shareholder of record as of March 12, 2010, who is entitled to vote at the 2010 annual meeting and who has given the Corporate Secretary timely written notice, in proper form, of the shareholder’s proposal or nomination. A shareholder proposal or nomination intended to be brought before the 2010 annual meeting must have been received by the Corporate Secretary after the close of business on February 11, 2010, and prior to the close of business on March 3, 2010 (the “Notice Period”). The Corporate Secretary did not receive notice of any shareholder proposal or nomination relating to the 2010 annual meeting during the Notice Period. The 2011 annual meeting is expected to be held on May 10, 2011. A shareholder proposal or nomination intended to be brought before the 2011 annual meeting must be received by the Corporate Secretary after the close of business on February 10, 2011, and prior to the close of business on March 2, 2011. All proposals and nominations should be addressed to Midas, Inc., 1300 Arlington Heights Road, Itasca, Illinois 60143, Attention: Corporate Secretary.

GENERAL

Midas will bear the entire cost of soliciting proxies for the annual meeting. Proxies will be solicited by mail, and may be solicited personally, or by telephone, facsimile or other electronic means, by directors, officers or employees of Midas who will not receive special compensation for such services. Midas will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of Common Stock. Midas has also engaged Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee of approximately $6,500, plus reimbursement for out-of-pocket expenses.

We have included a copy of Midas’ 2009 Annual Report on Form 10-K (without Exhibits) with this proxy statement.

This proxy statement and Midas’ 2009 Annual Report on Form 10-K can be found on our website at www.midasinc.com under the heading “SEC Filings” as well as at www.midasproxy.com. A printed copy of this proxy statement and Exhibits to the Annual Report on Form 10-K may be obtained by any shareholder upon written request to Midas, Inc., 1300 Arlington Heights Road, ltasca, Illinois 60143, Attention: Corporate Secretary. A reasonable charge will be assessed for requested Exhibits.

By Order of the Board of Directors

Alvin K. Marr

Corporate Secretary

Itasca, Illinois

April 5, 2010

Appendix A

AMENDED AND RESTATED MIDAS, INC. STOCK INCENTIVE PLAN

1.	Definitions

The following definitions shall be applicable throughout this Plan:

(A)	“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provision to such section and any regulations under such section.

(B)	“Committee” shall mean the Committee selected by the Board of Directors as provided in Paragraph 4, consisting of two or more members of the Board of Directors, each of whom shall be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and (ii) an “outside director” within the meaning of Section 162(m) of the Code.

(C)	“Common Stock” shall mean common stock of the Corporation, with par value of $.001 per share.

(D)	“Corporation” shall mean Midas, Inc., a Delaware corporation.

(E)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(F)	“Holder” shall mean an individual who has been granted an Option, Restricted Stock Award or Performance Award.

(G)	“Option” shall mean any option granted under the Plan for the purchase of Common Stock.

(H)	“Performance Award” shall mean an award granted under the Performance Award provisions of the Plan.

(I)	“Plan” shall mean the Corporation’s Stock Incentive Plan, as amended from time to time.

(J)	“Restricted Stock Award” shall mean an award of Common Stock granted under the Restricted Stock Award provisions of the Plan.

(K)	“Retirement” shall mean cessation of active employment or service with the Corporation or a subsidiary pursuant to the Corporation’s retirement policies and programs.

(L)	“SAR” shall mean a stock appreciation right which is issued in tandem with, or by reference to, an Option, which entitles the Holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such Option, shares of Common Stock, cash or a combination thereof with an aggregate value equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the purchase price specified in such Option, multiplied by the number of shares of Common Stock subject to such Option, or portion thereof, which is surrendered.

2.	Purpose

It is the purpose of the Plan to provide a means through which the Corporation may attract able persons to enter its employ and the employ of its subsidiaries, to serve as directors and to provide a means whereby those persons upon whom the responsibilities of the successful administration and management of the Corporation or its subsidiaries rest, and whose present and potential contributions to the welfare of the Corporation or its subsidiaries are of importance, can acquire and maintain stock ownership. Such persons should thus have a greater than ordinary concern for the welfare of the Corporation and/or its subsidiaries and would be expected to strengthen and maintain a desire to remain in the employ or service of the Corporation or its subsidiaries. It is a further purpose of the Plan to provide such persons with additional incentive and reward opportunities designed to enhance the profitable growth of the Corporation. So that the maximum incentive can be provided each participant in the Plan by granting such participant an Option or award best suited to such participant’s circumstances, the Plan provides for granting “incentive stock options” (as defined in Section 422 of the Code) and nonqualified stock options (with or without SARs), Restricted Stock Awards and Performance Awards, or any combination of the foregoing.

3.	Effective Date and Duration of the Plan

The Plan was approved by Whitman Corporation (“Whitman”), then the sole shareholder of the Corporation, and became effective concurrently with the distribution by Whitman to its shareholders of all of the outstanding shares of Common Stock held by Whitman (the “Distribution”). The Plan shall remain in effect until all Options granted under the Plan have been exercised, all restrictions imposed upon Restricted Stock Awards have been eliminated and all Performance Awards have been satisfied.

4.	Administration

The members of the Committee shall be selected by the Board of Directors to administer the Plan. A majority of the Committee shall constitute a quorum. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine the individuals to receive Options (with or without SARs), Restricted Stock Awards and Performance Awards, the time or times when they shall receive them, whether an “incentive stock option” under Section 422 of the Code or nonqualified option shall be granted, the number of shares to be subject to each Option and Restricted Stock Award and the value of each Performance Award. In making such determinations the Committee shall take into account the nature of the services rendered by each individual, such individual’s present and potential contribution to the Corporation’s success, and such other factors as the Committee shall deem relevant.

The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan and, subject to the express provisions of the Plan, to construe the respective Option, Restricted Stock Award and Performance Award agreements and the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to determine the terms, restrictions and provisions of the Option, Restricted Stock Award and Performance Award agreements (which need not be identical) including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause certain Options to qualify as “incentive stock options” under Section 422 of the Code, and to make all other determinations necessary or advisable for administering the Plan.

In the event of the termination of the employment or service of a Holder with the Corporation or one of its subsidiaries due to Retirement, disability or death or after such Holder has provided in excess of five years of aggregate employment or service to the Corporation or its subsidiaries, the Committee may, in its sole discretion, subject to the requirements imposed under Section 162(m) of the Code and regulations promulgated thereunder in the case of an award intended to be qualified performance-based compensation, take action with respect to such Holder such that (i) any or all outstanding Options shall become exercisable in part or in full, (ii) all or some of the restrictions applicable to any outstanding Restricted Stock Award shall lapse and (iii) all or a portion of any outstanding Performance Award shall be satisfied. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option, Restricted Stock Award or Performance Award agreement in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The determinations of the Committee on matters referred to in this Paragraph 4 shall be conclusive.

The Committee shall act by majority action at a meeting, except that action permitted to be taken at a meeting may be taken without a meeting if written consent thereto is given by all members of the Committee.

5.	Grants of Options, Restricted Stock Awards and Performance Awards; Shares Subject to the Plan

The Committee may from time to time grant both “incentive stock options” under Section 422 of the Code and nonqualified options to purchase shares of Common Stock (with or without SARs), Restricted Stock Awards and Performance Awards to one or more officers, key employees or directors determined by it to be eligible for participation in accordance with the provisions of Paragraph 6 and providing for the issuance of such number of shares and, in the case of Performance Awards, having such value as in the discretion of the Committee may be fitting and proper. Subject to Paragraph 10, not more than 2,200,000 shares of Common Stock may be issued upon exercise of Options or SARs or pursuant to Restricted Stock Awards or Performance Awards granted under the Plan, plus the number of shares of Common Stock issued under Options or Restricted Stock Awards substituted for options to purchase Common Stock or restricted stock awards of Whitman in connection with the Distribution. Performance Awards which may be exercised or paid only in cash shall not affect the number of shares of Common Stock available for issuance under the Plan.

The Common Stock to be offered under the Plan pursuant to Options, SARs, Restricted Stock Awards and Performance Awards may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Corporation.

The number of shares of Common Stock available for issuance under the Plan shall be reduced by the sum of the aggregate number of shares of Common Stock then subject to outstanding Options, Restricted Stock Awards and outstanding Performance Awards which may be paid solely in shares of Common Stock or in either shares of Common Stock or cash. To the extent (i) that an outstanding Option expires or terminates unexercised or is canceled or forfeited (other than in connection with the exercise of an SAR for Common Stock as set forth in the immediately following sentence) or (ii) that an outstanding Restricted Stock Award or outstanding Performance Award which may be paid solely in shares of Common Stock or in either shares of Common Stock or cash expires or terminates without vesting or is canceled or forfeited or (iii) shares of Common Stock are withheld or delivered pursuant to the provisions on Share Withholding set forth in Paragraph 11(A), then the shares of Common Stock subject to such expired, terminated, unexercised, canceled or forfeited portion of such Option, Restricted Stock Award or Performance Award, or the shares of Common Stock so withheld or delivered, shall again be available for issuance under the Plan. In the event all or a portion of an SAR is exercised, the number of shares of Common Stock subject to the related Option (or portion thereof) shall again be available for issuance under the Plan, except to the extent that shares of Common Stock were actually issued upon exercise of the SAR.

The maximum number of shares of Common Stock with respect to which Options, SARs or Restricted Stock Awards or a combination thereof may be granted during any calendar year to any person shall be 200,000, subject to adjustment as provided in Paragraph 10. Grants of Options, Restricted Stock Awards or Performance Awards that are canceled shall count toward the maximum stated in the preceding sentence.

6.	Eligibility

Options, Restricted Stock Awards and Performance Awards may be granted only to persons who, at the time of the grant or award, are officers, other key employees or directors of the Corporation or any of its present and future subsidiaries within the meaning of Section 424(f) of the Code (herein called subsidiaries). Options, Restricted Stock Awards or Performance Awards, or any combination thereof, may be granted on more than one occasion to the same person. A person who has received or is eligible to receive options to purchase stock of any subsidiary of the Corporation or incentive awards from any subsidiary of the Corporation will not, by reason thereof, be ineligible to receive Options, Restricted Stock Awards or Performance Awards under the Plan unless prohibited by the plan of such subsidiary.

Nothing in the Plan or any Option, Restricted Stock Award or Performance Award agreement shall be construed to constitute or be evidence of an agreement or understanding, expressed or implied, on the part of the Corporation or its subsidiaries to employ any person for any specific period of time.

7.	Options and SARs

(A)	Number of Shares. The Committee may, in its discretion, grant Options to such eligible persons as may be selected by the Committee. With respect to each Option, the Committee shall determine the number of shares subject to the Option and the manner and the time of exercise of such Option. The Committee shall make such other determinations which in its discretion appear to be fitting and proper.

(B)	Stock Option Agreement. Each Option shall be evidenced by a stock option agreement in such form containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify certain Options as “incentive stock options” under Section 422 of the Code. An incentive stock option may not be granted to any person who is not an employee of the Corporation or any parent or subsidiary (as defined in Section 424 of the Code). Each incentive stock option shall be granted within ten years of the earlier of the date the Plan is adopted by the Corporation’s Board of Directors and the date the Plan is approved by Whitman as the sole shareholder of the Corporation. To the extent that the aggregate fair market value (determined as of the date of grant) of shares of Common Stock with respect to which Options designated as incentive stock options are exercisable for the first time by a person during any calendar year exceeds the amount (currently $100,000) established by the Code, such Options shall be deemed to be non-qualified stock options.

(C)	Option Price and Term of Option. The purchase price per share of the Common Stock under each Option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of an Option shall not be less than 100% of the fair market value of the Common Stock at the date such Option is granted; provided, further, that if an incentive stock option shall be granted to any person who, at the time such Option is granted, owns capital stock of the Corporation possessing more than ten percent of the total combined voting power of all classes of capital stock of the Corporation (or of any parent or subsidiary of the Corporation) (a “Ten Percent Holder”), such purchase price shall be the price (currently 110% of fair market value) required by the Code in order to constitute an incentive stock option.

The period during which an Option may be exercised shall be determined by the Committee; provided, however, that no incentive stock option shall be exercised later than ten years after its date of grant; provided further, that if an incentive stock option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee shall determine whether an Option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable Option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

(D)	Payment. An Option may be exercised by giving written notice to the Corporation specifying the number of shares of Common Stock to be purchased and accompanied by payment of the purchase price in full (or arrangement made for such payment to the Corporation’s satisfaction). As determined by the Committee at the time of grant of an Option and set forth in the agreement evidencing the Option, the purchase price may be paid (a) in cash or (b) by delivery (either actual delivery or by attestation procedures established by the Corporation) of previously-owned whole shares of Common Stock (for which the holder has good title, free and clear of all liens and encumbrances and which such holder either (i) has held for at least six months or (ii) has purchased on the open market) valued at their fair market value on the date of exercise. If applicable, a person exercising an Option shall surrender to the Corporation any SARs which are canceled by reason of the exercise of such Option.

(E)	Termination of Employment or Service or Death of Holder. In the event of any termination of the employment or service of a Holder with the Corporation or one of its subsidiaries, other than by reason of death or, in the case of a Holder of a nonqualified option, Retirement, the Holder may (unless otherwise provided in the Option agreement) exercise each Option held by such Holder at any time within three months (or one year if the Holder is permanently and totally disabled within the meaning of Section 22(e) (3) of the Code) after such termination of employment or service, but only if and to the extent such Option is exercisable at the date of such termination of employment or service, and in no event after the date on which such Option would otherwise terminate; provided, however, that if such termination of employment or service is for cause or voluntary on the part of the Holder without the written consent of the Corporation, any Option held by such Holder under the Plan shall terminate unless otherwise provided in the Option agreement.

In the event of the termination of employment or service of a Holder of a nonqualified option by reason of Retirement, except as may otherwise be determined by the Committee, each nonqualified option held by the Holder shall be fully exercisable, and, subject to the following paragraph, such nonqualified option shall be exercisable by the Holder at anytime up to and including (but not after) the date on which the nonqualified option would otherwise terminate (unless otherwise provided in the Option Agreement).

In the event of the death of a Holder (i) while employed by or providing service to the Corporation or one of its subsidiaries or after Retirement, (ii) within three months after termination of the Holder’s employment, other than a termination by reason of permanent and total disability within the meaning of Section 22(e)(3) of the Code, or (iii) within one year after termination of the Holder’s employment by reason of such disability, then each Option held by such Holder may be exercised by the legatees of the Holder under his last will, or by his personal representatives or distributees, at any time within a period of nine months after the Holder’s death, but only if and to the extent such Option is exercisable at the date of death (unless death occurs while the Holder is employed by or providing service to the Corporation or one of its subsidiaries, in which case each Option held by the Holder shall be fully exercisable), and in no event after the date on which such Option would otherwise terminate.

(F)	Privileges of the Holder as Shareholder. The Holder shall be entitled to all the privileges and rights of a shareholder with respect only to such shares of Common Stock as have been actually purchased under the Option and registered in the Holder’s name.

(G)	SARs. The Committee may, in its sole discretion, grant an SAR (concurrently with the grant of the Option) to any Holder of any Option granted under the Plan. An SAR may be exercised (i) by giving written notice to the Corporation specifying the number of SARs which are being exercised and (ii) by surrendering to the Corporation any Options which are canceled by reason of the exercise of the SAR. An SAR shall be exercisable upon such additional terms and conditions as may from time to time be prescribed by the Committee. No fractional share shall be issued upon the exercise of any SAR.

(H)	Non-Transferability. Unless otherwise specified in the agreement evidencing an Option or SAR, no Option or SAR hereunder shall be transferable other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Corporation. Except to the extent permitted by the foregoing sentence, each Option or SAR may be exercised during the Holder’s lifetime only by the Holder or the Holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no Option or SAR hereunder shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any Option or SAR hereunder, such Option or SAR and all rights thereunder shall immediately become null and void.

8.	Restricted Stock Awards

(A)	Restriction Period to Be Established by the Committee. At the time of the making of a Restricted Stock Award, the Committee shall establish a period of time (the “Restriction Period”) applicable to such award. In no event shall the Restriction Period applicable to a Restricted Stock Award be less than three years; provided, however, that the Committee may determine that such Restriction Period shall lapse ratably over the term of such period with respect to the number of shares of Common Stock restricted. The Committee may establish different Restriction Periods from time to time and each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee.

(B)

Other Terms and Conditions. Common Stock, when awarded pursuant to a Restricted Stock Award, shall be represented by a stock certificate or book-entry credits registered in the name of the Holder who receives the Restricted Stock Award or a nominee for the benefit of the Holder. The Holder shall have the right to receive dividends (or the cash equivalent thereof), at the same time and in the same form as received by Holders of outstanding shares of the same class of stock as the class to which the Restricted Stock Award relates, during the Restriction Period and shall also have the right to vote such Common Stock and all other shareholder’s rights (in each case unless otherwise provided in the agreement evidencing the Restricted Stock Award), with the exception that (i) the Holder shall not be entitled to delivery of the stock certificate (or the removal of restrictions in the Corporation’s books and records) until the Restriction Period established by the Committee pursuant to Paragraph 8(A) shall have expired, (ii) the Corporation shall retain custody of the stock certificate during the Restriction Period, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or dispose of such Common Stock during the Restriction Period, and (iv) a breach of restriction or breach of terms and conditions established by the Committee pursuant to the Restricted Stock Award shall cause a forfeiture of the Restricted Stock Award. If requested by the Corporation, a Holder of a Restricted Stock Award shall deposit with the Corporation stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Corporation, which would permit transfer to the Corporation of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. A distribution with respect to shares of Common Stock, other than a distribution in cash, shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made, unless otherwise determined by the Committee. The Committee may, in addition, prescribe additional restrictions, terms or conditions upon or to the Restricted Stock Award in the manner prescribed by Paragraph 4. The Committee may, in its sole discretion, also establish rules pertaining to the Restricted Stock Award in the event of termination of employment or service (by Retirement, disability, death or otherwise) of a Holder of such award prior to the expiration of the Restriction Period.

(C)	Restricted Stock Award Agreement. Each Restricted Stock Award shall be evidenced by an agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve.

(D)	Payment for Restricted Stock. Restricted Stock Awards may be made by the Committee whereby the Holder receives Common Stock subject to those terms, conditions and restrictions established by the Committee but is not required to make any payment for said Common Stock. The Committee may also establish terms as to each Holder whereby such Holder, as a condition to the Restricted Stock Award, is required to pay, in cash or other consideration, all (or any lesser amount than all) of the fair market value of the Common Stock, determined as of the date the Restricted Stock Award is made.

(E)	Termination of Employment or Service or Death of Holder. A Restricted Stock Award shall terminate for all purposes if the Holder does not remain continuously in the employ or service of the Corporation or a subsidiary at all times during the applicable Restriction Period, except as may otherwise be determined by the Committee.

9.	Performance Awards

(A)	Performance Period. The Committee shall establish with respect to each Performance Award a performance period over which the performance of the Holder shall be measured. The performance period shall be established at the time of such award.

(B)	Performance Awards. Each Performance Award shall have a maximum value established by the Committee at the time of such award.

(C)

Performance Measures. Performance Awards shall be awarded to an eligible person contingent upon future performance of the Corporation and/or the Corporation’s subsidiary, division or department in which such person is employed over the performance period. The Committee shall establish the performance measures applicable to such performance. Performance measures may be based upon one or more of the following: return on equity, return on investment, sales and revenues, total shareholder return, capitalization, earnings per share, the Common Stock price of the Corporation, net income, pre-tax income, operating income, gross margins, expense control and reduction, working capital management, debt reduction, cash flow measures, and such other similar financial and/or operational metrics as may be established from time to time by the Committee. The performance measures determined by the Committee shall be established prior to or within ninety (90) days of each performance period but, except as necessary to qualify a Performance Award as “performance-based compensation” under Section 162(m) of the Code and the rules and regulations thereunder, may be subject to such later revisions to reflect significant, unforeseen events or changes, as the Committee shall deem appropriate.

(D)	Award Criteria. In determining the value of Performance Awards, the Committee shall take into account an eligible person’s responsibility level, performance, potential, cash compensation level, unexercised stock options, other incentive awards and such other considerations as it deems appropriate. Notwithstanding the preceding sentence, the performance period shall be not less than three years and, if a Performance Award is payable in shares of Common Stock, the maximum number of shares that may be paid under the Performance Award during such performance period shall be 500,000 and, if a Performance Award is payable in cash, the maximum amount that may be paid under the Performance Award during such performance period shall be $10,000,000.

(E)	Payment. Following the end of each performance period, the Holder of each Performance Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Award, based on the achievement of the performance measures for such performance period, as determined by the Committee. Payment of Performance Awards may be made wholly in cash, wholly in shares of Common Stock or a combination thereof, all at the discretion of the Committee. Payment shall be made in a lump sum or in installments according to a fixed schedule established at the time the Performance Award is granted, and shall be subject to such vesting and other terms and conditions as may be prescribed by the Committee for such purpose. Notwithstanding anything contained herein to the contrary, in the case of a Performance Award intended to be qualified performance-based compensation under Section 162(m) and the rules and regulations thereunder, no payment shall be made under any such Performance Award until the Committee certifies in writing that the performance measures for the performance period have in fact been achieved.

(F)	Termination of Employment or Service or Death of Holder. A Performance Award shall terminate for all purposes if the Holder does not remain continuously in the employ or service of the Corporation or a subsidiary at all times during the applicable performance period, except as may otherwise be determined by the Committee.

In the event that a Holder of a Performance Award ceases to be an employee or director of the Corporation following the end of the applicable performance period but prior to full payment according to the terms of the Performance Award, payment shall be made in accordance with terms established by the Committee for the payment of such Performance Award.

(G)

Other Terms and Conditions. When a Performance Award is payable in installments in Common Stock, if determined by the Committee, one or more stock certificates or book-entry credits registered in the name of the Holder representing shares of Common Stock which would have been issuable to the Holder of the Performance Award if such payment had been made in full on the day following the end of the applicable performance period may be registered in the name of such Holder, and during the period until such installment becomes due such Holder shall have the right to receive dividends (or the cash equivalent thereof), at the same time and in the same form as received by Holders of outstanding shares of the same class of stock as the class to which the Performance Award relates, and shall also have the right to vote such Common Stock and all other shareholder’s rights (in each case unless otherwise provided in the agreement evidencing the Performance Award), with the exception that (i) the Holder shall not be entitled to delivery of any stock certificate until the installment payable in shares becomes due, (ii) the Corporation shall retain custody of any stock certificates until such time and (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or dispose of such Common Stock until such time. A distribution with respect to shares of Common Stock payable in installments which has not become due, other than a distribution in cash, shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made, unless otherwise determined by the Committee.

(H)	Performance Award Agreements. Each Performance Award shall be evidenced by an agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve.

10.	Adjustments Upon Changes in Capitalization; Change in Control

(A)	Notwithstanding any other provision of the Plan, each Option, Restricted Stock Award or Performance Award agreement may contain such provisions as the Committee shall determine to be appropriate for the adjustment of (i) the number and class of shares or other consideration subject to any Option or to be delivered pursuant to any Restricted Stock Award or Performance Award and (ii) the Option or Restricted Stock Award price, in the event of a stock dividend, spin-off, split-up, recapitalization, merger, consolidation, combination or exchange of shares, or the like. In such event, the maximum number and class of shares available under the Plan, and the number and class of shares subject to Options, SARs, Restricted Stock Awards or Performance Awards, shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

(B)	(i) In the event of a “change in control” (as hereinafter defined) pursuant to subparagraph (C)(i) or (ii) below, or in the event of a change in control pursuant to subparagraph (C)(iii) or (iv) below in connection with which the holders of Common Stock receive consideration other than shares of common stock that are registered under Section 12 of the Exchange Act:

(1)	(x) each Option granted under the Plan shall be exercisable in full, (y) each Holder of an Option shall receive from the Corporation within 60 days after the change in control, in exchange for the surrender of the Option or any portion thereof to the extent the Option is then exercisable in accordance with clause (x), an amount in cash equal to the difference between the fair market value (as determined by the Committee) on the date of the change in control of the Common Stock covered by the Option or portion thereof which is so surrendered and the purchase price of such Common Stock under the Option and (z) each SAR shall be surrendered by the Holder thereof and shall be canceled simultaneously with the cancellation of the related Option;

(2)	the Restriction Period applicable to any outstanding Restricted Stock Award shall lapse and, if applicable, any other restrictions, terms or conditions shall lapse and/or be deemed to be satisfied at the maximum value or level and each Holder of a Restricted Stock Award shall receive from the Corporation within 60 days after the change in control, in exchange for the surrender of the Restricted Stock Award, an amount in cash equal to the fair market value (as determined by the Committee) on the date of the change in control of the Common Stock subject to the Restricted Stock Award;

(3)	each Holder of a Performance Award for which the performance period has not expired shall receive from the Corporation within 60 days after the change in control, in exchange for the surrender of the Performance Award, an amount in cash equal to the product of the maximum value of the Performance Award and a fraction the numerator of which is the number of whole months which have elapsed from the beginning of the performance period to the date of the change in control and the denominator of which is the number of whole months in the performance period; and

(4)	each Holder of a Performance Award that has been earned but not yet paid shall receive an amount in cash equal to the value of the Performance Award.

(ii) Notwithstanding any other provision of the Plan or any agreement relating to an Option, Restricted Stock Award or Performance Award, in the event of a change in control pursuant to subparagraph

(C)(iii) or (iv) below in connection with which the holders of Common Stock receive shares of common stock that are registered under Section 12 of the Exchange Act:

(1)	each Option and SAR granted under the Plan shall be exercisable in full;

(2)	the Restriction Period applicable to any outstanding Restricted Stock Award shall lapse and, if applicable, any other restrictions, terms or conditions shall lapse and/or be deemed to be satisfied at the maximum value or level;

(3)	the performance measures applicable to any outstanding Performance Award shall be deemed to be satisfied at the maximum value; and

(4)	there shall be substituted for each share of Common Stock remaining available for issuance under the Plan, whether or not then subject to an outstanding Option (and SAR), Restricted Stock Award or Performance Award, the number and class of shares into which each outstanding share of Common Stock shall be converted pursuant to such change in control. In the event of any such substitution, the purchase price per share in the case of an Option shall be appropriately adjusted by the Committee (whose determination shall be conclusive), such adjustments to be made without any increase in the aggregate purchase price.

(iii) Notwithstanding anything to the contrary in paragraphs (B)(i) and (B)(ii) above, to the extent that any payment of a Performance Award pursuant to such paragraphs would not otherwise comply with the requirements of Section 409A(a)(3) and (a)(4) of the Code and applicable Internal Revenue Service guidance issued thereunder, all payments with respect to a Performance Award shall be made according to the schedule established for such payments at the time the Performance Award was granted notwithstanding the fact the performance measures applicable to an outstanding Performance Award may be deemed satisfied pursuant to paragraphs (B)(i)(3) or (4) or (B)(ii)(3) above.

(C)	For purposes of this paragraph, the term “change in control” shall mean:

(i) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 25% or more of either (x) the then outstanding shares of common stock of the Corporation (the “Outstanding Common Stock”) or (y) the combined voting power of the then outstanding securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Corporation (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Corporation), (2) any acquisition by the Corporation, (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of clause (iii) in this definition of change in control;

(ii) individuals who, as of the effective date of the Plan, constitute the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Corporation subsequent to such effective date whose election, or nomination for election by the Corporation’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Corporation as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors shall not be deemed a member of the Incumbent Board;

(iii) the consummation of a reorganization, merger or consolidation of the Corporation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Corporate Transaction”);

excluding, however, a Corporate Transaction pursuant to which (1) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 66 2/3% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (2) no Person (other than: the Corporation; any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv) the consummation of a plan of complete liquidation or dissolution of the Corporation.

(D)	With respect to any Holder of an Option or SAR who is subject to Section 16 of the Exchange Act, (i) notwithstanding the exercise periods set forth in Paragraph 7(E) or as set forth pursuant to Paragraph 7(E) in any agreement evidencing such Option or SAR and (ii) notwithstanding the expiration date of the term of such Option or SAR, in the event the Corporation is involved in a business, combination pursuant to which such Holder receives a substitute option to purchase securities of any entity, including an entity directly or indirectly acquiring the Corporation, then each Option or SAR (or option or stock appreciation right in substitution thereof) held by such Holder shall be exercisable to the extent set forth in the agreement evidencing such Option or SAR until and including the latest of (x) the expiration date of the term of the Option or SAR or, in the event of such Holder’s termination of employment or service, the date determined pursuant to Paragraph 7(E) and (y) the date which is six months and ten business days after the consummation of such business combination.

11.	Withholding Taxes

(A)	If provided in the agreement evidencing an Option, SAR, Restricted Stock Award or Performance Award, the Holder thereof may elect, by written notice to the Corporation at the office of the Corporation designated for that purpose, to pay through withholding by the Corporation all or a portion of the estimated federal, state, local and other taxes arising from (1) the exercise of an Option or SAR and (2) the vesting or distribution of shares of Common Stock pursuant to a Restricted Stock Award or Performance Award (a) by having the Corporation withhold shares of Common Stock or (b) by delivering previously-owned shares (collectively, “Share Withholding”), in each case being such number of shares of Common Stock as shall have a fair market value equal to the amount of taxes to be withheld, rounded up to the nearest whole share.

(B)	A Share Withholding election shall be subject to disapproval by the Corporation.

(C)

If the date as of which the amount of tax to be withheld is determined (the “Tax Date”) is deferred until after the exercise of an Option or SAR, the expiration of the Restriction Period applicable to a Restricted Stock Award or the payment of a Performance Award, and if the Holder elects Share Withholding, the Corporation shall issue to the Holder the full number of shares of Common Stock, if any, resulting from such exercise, expiration or payment and the Holder shall be unconditionally obligated to deliver to the Corporation on the Tax Date such number of shares of Common Stock as shall have an aggregate fair market value equal to the amount to be withheld on the Tax Date, rounded up to the nearest whole share.

(D)	The fair market value of shares of Common Stock used for payment of taxes, as provided in this Paragraph 11, shall be the mean sale price per share, as reported for New York Stock Exchange Composite Transactions, on the Tax Date.

12.	Termination of Plan

The Plan may be terminated at any time by the Board of Directors, except with respect to any Options, SARs, Restricted Stock Awards or Performance Awards then outstanding. The Plan shall automatically terminate on the tenth (10th) anniversary of the date of the most recent shareholder approval of the Plan, unless earlier terminated, except with respect to any Options, SARs, Restricted Stock Awards or Performance Awards then outstanding. The Corporation reserves the right to restrict, in whole or in part, the exercise of any Options or SARs or the delivery of Common Stock pursuant to any Restricted Stock Awards or Performance Awards granted under the Plan until such time as:

(A)	any legal requirements or regulations have been met relating to the issuance of the shares covered thereby or to their registration under the Securities Act of 1933 or to any applicable State laws; and

(B)	satisfactory assurances are received that the shares when issued will be duly listed on the New York Stock Exchange, Inc.

13.	Amendment of the Plan

The Board of Directors may amend the Plan; provided, however, that without approval of the shareholders the Board of Directors may not amend the Plan, subject to Paragraph 10, to (a) increase the maximum number of shares which may be issued on exercise of Options or SARs or pursuant to Restricted Stock Awards or Performance Awards granted under the Plan, (b) materially modify the eligibility requirements contained in Paragraph 2, (c) accelerate or shorten the minimum Restriction Period (in the case of Restricted Stock), or Performance Period (in the case of Performance Awards) provided for herein, or (d) effect any change inconsistent with Section 422 of the Code.

14.	Effect of the Plan

Neither the adoption of the Plan nor any action of the Board of Directors or of the Committee shall be deemed to give any person any right to be granted an Option, a right to a Restricted Stock Award or a right to a Performance Award or any rights hereunder except as may be evidenced by an Option agreement, Restricted Stock Award agreement or Performance Award agreement, duly executed on behalf of the Corporation, and then only to the extent and on the terms and conditions expressly set forth therein.

15.	Option Exchange Offer.

Notwithstanding any other provision of the Plan to the contrary, the Company, by action of the Compensation Committee, may effect an option exchange offer program (the “Option Exchange Offer”), to be commenced through a one-time option exchange offer. Under the Option Exchange Offer, eligible Holders will be offered the opportunity to exchange outstanding, unexercised and unexpired Options granted under the Plan between 2004 and 2008 with an exercise price per share ranging from $15.22 to $21.74 (the “old options”) for new options (the “replacement options”) granted pursuant to the Plan as follows: (1) each replacement option shall have a fair “value” (determined in accordance with a generally accepted option valuation method as of a date prior to the commencement of any exchange offer) equal to or less than the fair value of the old option; (2) the Compensation Committee shall determine the exchange ratios for the Option Exchange Offer consistent with the foregoing pursuant to which (a) each replacement option shall represent the right to purchase fewer shares of Common Stock than the shares underlying the old option, and (b) the per share exercise price of each replacement option shall be not less than the fair market value of a share of Common Stock on the date of issuance of the replacement option; (3) each old option or portion thereof shall be exchanged for a replacement option or portion thereof that is unvested as of the date of such exchange but will vest in two (2) equal annual installments of 50% per year on the first and second anniversaries of the grant date; and (4) each replacement option shall expire in accordance with the terms of the option but in no event later than the tenth (10th) anniversary of the grant date. All other material terms of each replacement option shall be substantially similar to the old option exchanged therefor. Subject to the foregoing, the Compensation Committee shall be permitted to determine additional terms, restrictions or requirements relating to the Option Exchange Offer.

Appendix B

AMENDED AND RESTATED MIDAS, INC. TREASURY STOCK PLAN

1.	Definitions

The following definitions shall be applicable throughout this Plan:

(A) “Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provision to such section and any regulations under such section.

(B) “Committee” shall mean the Committee selected by the Board of Directors as provided in Paragraph 4 consisting of two or more members of the Board of Directors, each of whom shall be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act.

(C) “Common Stock” shall mean common stock of the Corporation, with par value of $.001 per share.

(D) “Corporation” shall mean Midas, Inc., a Delaware corporation.

(E) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(F) “Holder” shall mean an individual who has been granted an Option, Restricted Stock Award or Performance Award.

(G) “Independent Director” shall mean a director who is not currently employed by the Corporation or a parent or subsidiary of the Corporation.

(H) “Non-Qualified Stock Option” means any Option other than an Option intended to qualify as an incentive stock option under Section 422 of the Code.

(I) “Option” shall mean any option granted under the Plan for the purchase of Common Stock.

(J) “Performance Award” shall mean an award granted under the Performance Award provisions of the Plan.

(K) “Plan” shall mean the Corporation’s Treasury Stock Plan, as amended from time to time.

(L) “Restricted Stock Award” shall mean an award of Common Stock granted under the Restricted Stock Award provisions of the Plan.

(M) “Retirement” shall mean cessation of active employment or service with the Corporation or a subsidiary pursuant to the Corporation’s retirement policies and programs.

(N) “SAR” shall mean a stock appreciation right which is issued in tandem with, or by reference to, an Option, which entitles the Holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such Option, shares of Common Stock, cash or a combination thereof with an aggregate value equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the purchase price specified in such SAR or, in the case of an SAR granted in tandem with Options, any Option to which the SAR is related, multiplied by the number of shares of Common Stock subject to such SAR, or portion thereof, which is surrendered.

2.	Purpose

It is the purpose of the Plan to provide a means through which the Corporation may attract able persons to enter its employ and the employ of its subsidiaries, to serve as directors and to provide a means whereby those persons upon whom the responsibilities of the successful administration and management of the Corporation or its subsidiaries rest, and whose present and potential contributions to the welfare of the Corporation or its subsidiaries are of importance, can acquire and maintain stock ownership. Such persons should thus have a greater than ordinary concern for the welfare of the Corporation and/or its subsidiaries and would be expected to strengthen and maintain a desire to remain in the employ or service of the Corporation or its subsidiaries. It is a further purpose of the Plan to provide such persons with additional incentive and reward opportunities designed to enhance the profitable growth of the Corporation. So that the maximum incentive can be provided each participant in the Plan by granting such participant an Option or award best suited to such participant’s circumstances, the Plan provides for granting Non-Qualified Stock Options (with or without SARs), Restricted Stock Awards and Performance Awards, or any combination of the foregoing.

3.	Duration of the Plan

The Plan shall remain in effect until all Options granted under the Plan have been exercised, all restrictions imposed upon Restricted Stock Awards have been eliminated and all Performance Awards have been satisfied.

4.	Administration

The members of the Committee shall be selected by the Board of Directors to administer the Plan. A majority of the Committee shall constitute a quorum. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine the individuals to receive Options (with or without SARs), Restricted Stock Awards and Performance Awards, the time or times when they shall receive them, the number of shares to be subject to each Option and Restricted Stock Award and the value of each Performance Award. In making such determinations the Committee shall take into account the nature of the services rendered by each individual, such individual’s present and potential contribution to the Corporation’s success, and such other factors as the Committee shall deem relevant.

The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan and, subject to the express provisions of the Plan, to construe the respective Option, Restricted Stock Award and Performance Award agreements and the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to determine the terms, restrictions and provisions of the Option, Restricted Stock Award and Performance Award agreements (which need not be identical), and to make all other determinations necessary or advisable for administering the Plan. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding Options shall become exercisable in part or in full, (ii) all or some of the restrictions applicable to any outstanding Restricted Stock Award shall lapse and (iii) all or a portion of any outstanding Performance Award shall be satisfied. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option, Restricted Stock Award or Performance Award agreement in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The determinations of the Committee on matters referred to in this Paragraph 4 shall be conclusive.

The Committee shall act by majority action at a meeting, except that action permitted to be taken at a meeting may be taken without a meeting if written consent thereto is given by all members of the Committee.

5.	Grants of Options, Restricted Stock Awards and Performance Awards; Shares Subject to the Plan

The Committee may from time to time grant Options (with or without SARs), Restricted Stock Awards and Performance Awards to one or more officers, key employees or directors (other than Independent Directors) determined by it to be eligible for participation in accordance with the provisions of Paragraph 6 and providing for the issuance of such number of shares and, in the case of Performance Awards, having such value as in the discretion of the Committee may be fitting and proper. All Options granted under the Plan shall be Non-Qualified Stock Options. Subject to Paragraph 10, not more than 400,000 shares of Common Stock may be issued upon exercise of Options or SARs or pursuant to Restricted Stock Awards or Performance Awards granted under the Plan. Performance Awards which may be exercised or paid only in cash shall not affect the number of shares of Common Stock available for issuance under the Plan.

All Common Stock to be offered under the Plan pursuant to Options, SARs, Restricted Stock Awards and Performance Awards must consist solely of Common Stock previously issued and outstanding and reacquired by the Corporation.

The number of shares of Common Stock available for issuance under the Plan shall be reduced by the sum of the aggregate number of shares of Common Stock then subject to outstanding Options, Restricted Stock Awards and outstanding Performance Awards which may be paid solely in shares of Common Stock or in either shares of Common Stock or cash. To the extent (i) that an outstanding Option expires or terminates unexercised or is canceled or forfeited (other than in connection with the exercise of an SAR for Common Stock as set forth in the immediately following sentence) or (ii) that an outstanding Restricted Stock Award or outstanding Performance Award which may be paid solely in shares of Common Stock or in either shares of Common Stock or cash expires or terminates without vesting or is canceled or forfeited or (iii) shares of Common Stock are withheld or delivered pursuant to the provisions on Share Withholding set forth in Paragraph 11(A), then the shares of Common Stock subject to such expired, terminated, unexercised, canceled or forfeited portion of such Option, Restricted Stock Award or Performance Award, or the shares of Common Stock so withheld or delivered, shall again be available for issuance under the Plan. In the event all or a portion of an SAR is exercised, the number of shares of Common Stock subject to the related Option (or portion thereof) shall again be available for issuance under the Plan, except to the extent that shares of Common Stock were actually issued upon exercise of the SAR.

6.	Eligibility

Options, Restricted Stock Awards and Performance Awards may be granted only to persons who, at the time of the grant or award, are officers, other key employees or directors (other than Independent Directors, which directors are not eligible to receive grants under this Plan) of, or certain other persons who provide services to, the Corporation or any of its present and future subsidiaries within the meaning of Section 424(f) of the Code (herein called subsidiaries). Options, Restricted Stock Awards or Performance Awards, or any combination thereof, may be granted on more than one occasion to the same person. A person who has received or is eligible to receive options to purchase stock of any subsidiary of the Corporation or incentive awards from any subsidiary of the Corporation will not, by reason thereof, be ineligible to receive Options, Restricted Stock Awards or Performance Awards under the Plan unless prohibited by the plan of such subsidiary.

Nothing in the Plan or any Option, Restricted Stock Award or Performance Award agreement shall be construed to constitute or be evidence of an agreement or understanding, expressed or implied, on the part of the Corporation or its subsidiaries to employ any person for any specific period of time.

7.	Options and SARs

(A) Number of Shares. The Committee may, in its discretion, grant Options to such eligible persons as may be selected by the Committee. With respect to each Option, the Committee shall determine the number of shares subject to the Option and the manner and the time of exercise of such Option. The Committee shall make such other determinations which in its discretion appear to be fitting and proper.

(B) Stock Option Agreement. Each Option shall be evidenced by a stock option agreement in such form containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve.

(C) Option Price and Term of Option. The purchase price per share of the Common Stock under each Option and period during which an Option may be exercised shall be determined by the Committee.

The Committee shall determine whether an Option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable Option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

(D) Payment. An Option may be exercised by giving written notice to the Corporation specifying the number of shares of Common Stock to be purchased and accompanied by payment of the purchase price in full (or arrangement made for such payment to the Corporation’s satisfaction). As determined by the Committee at the time of grant of an Option and set forth in the agreement evidencing the Option, the purchase price may be paid (A) in cash or (B) by delivery (either actual delivery or by attestation procedures established by the Corporation) of previously-owned whole shares of Common Stock (for which the holder has good title, free and clear of all liens and encumbrances and which such holder either (A) has held for at least six months or (B) has purchased on the open market) valued at their fair market value on the date of exercise. If applicable, a person exercising an Option shall surrender to the Corporation any SARs which are canceled by reason of the exercise of such Option.

(E) Termination of Employment or Service or Death of Holder. In the event of any termination of the employment or service of a Holder with the Corporation or one of its subsidiaries, other than by reason of death or Retirement, the Holder may (unless otherwise provided in the Option agreement) exercise each Option held by such Holder at any time within three months (or one year if the Holder is permanently and totally disabled within the meaning of Section 22(e)(3) of the Code) after such termination of employment or service, but only if and to the extent such Option is exercisable at the date of such termination of employment or service, and in no event after the date on which such Option would otherwise terminate; provided, however, that if such termination of employment or service is for cause or voluntary on the part of the Holder without the written consent of the Corporation, any Option held by such Holder under the Plan shall terminate unless otherwise provided in the Option agreement.

In the event of the termination of employment or service of a Holder by reason of Retirement, then each Option held by the Holder shall be fully exercisable, and, subject to the following paragraph, such Option shall be exercisable by the Holder at any time up to and including (but not after) the date on which the Option would otherwise terminate (unless otherwise provided in the Option Agreement).

In the event of the death of a Holder (i) while employed by or providing service to the Corporation or one of its subsidiaries or after Retirement, (ii) within three months after termination of the Holder’s employment, other than a termination by reason of permanent and total disability within the meaning of Section 22(e)(3) of the Code, or (iii) within one year after termination of the Holder’s employment by reason of such disability, then each Option held by such Holder may be exercised by the legatees of the Holder under his last will, or by his personal representatives or distributees, at any time within a period of nine months after the Holder’s death, but only if and to the extent such Option is exercisable at the date of death (unless death occurs while the Holder is employed by or providing service to the Corporation or one of its subsidiaries, in which case each Option held by the Holder shall be fully exercisable), and in no event after the date on which such Option would otherwise terminate.

(F) Privileges of the Holder as Shareholder. The Holder shall be entitled to all the privileges and rights of a shareholder with respect only to such shares of Common Stock as have been actually purchased under the Option and registered in the Holder’s name.

(G) SARs. The Committee may, in its sole discretion, grant an SAR (concurrently with or subsequent to the grant of the Option) to any Holder of any Option granted under the Plan (or such Holder’s legatees, personal representatives or distributees then entitled to exercise such Option). An SAR may be exercised (A) by giving written notice to the Corporation specifying the number of SARs which are being exercised and (B) by surrendering to the Corporation any Options which are canceled by reason of the exercise of the SAR. An SAR shall be exercisable upon such additional terms and conditions as may from time to time be prescribed by the Committee. No fractional share shall be issued upon the exercise of any SAR.

(H) Non-Transferability. Unless otherwise specified in the agreement evidencing an Option or SAR, no Option or SAR hereunder shall be transferable other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Corporation. Except to the extent permitted by the foregoing sentence, each Option or SAR may be exercised during the Holder’s lifetime only by the Holder or the Holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no Option or SAR hereunder shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any Option or SAR hereunder, such Option or SAR and all rights thereunder shall immediately become null and void.

8.	Restricted Stock Awards

(A) Restriction Period to Be Established by the Committee. At the time of the making of a Restricted Stock Award, the Committee shall establish a period of time (the “Restriction Period”) applicable to such award. The Committee may establish different Restriction Periods from time to time and each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee.

(B) Other Terms and Conditions. Common Stock, when awarded pursuant to a Restricted Stock Award, shall be represented by a stock certificate or book-entry credits registered in the name of the Holder who receives the Restricted Stock Award or a nominee for the benefit of the Holder. The Holder shall have the right to receive dividends (or the cash equivalent thereof) during the Restriction Period and shall also have the right to vote such Common Stock and all other shareholder’s rights (in each case unless otherwise provided in the agreement evidencing the Restricted Stock Award), with the exception that (A) the Holder shall not be entitled to delivery of the stock certificate (or the removal of restrictions in the Corporation’s books and records) until the Restriction Period established by the Committee pursuant to Paragraph 8(A) shall have expired, (B) the Corporation shall retain custody of the stock certificate during the Restriction Period, (C) the Holder may not sell, transfer, pledge, exchange, hypothecate or dispose of such Common Stock during the Restriction Period, and (D) a breach of restriction or breach of terms and conditions established by the Committee pursuant to the Restricted Stock Award shall cause a forfeiture of the Restricted Stock Award. If requested by the Corporation, a Holder of a Restricted Stock Award shall deposit with the Corporation stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Corporation, which would permit transfer to the Corporation of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. A distribution with respect to shares of Common Stock, other than a distribution in cash, shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made, unless otherwise determined by the Committee. The Committee may, in addition, prescribe additional restrictions, terms or conditions upon or to the Restricted Stock Award in the manner prescribed by Paragraph 4. The Committee may, in its sole discretion, also establish rules pertaining to the Restricted Stock Award in the event of termination of employment or service (by Retirement, disability, death or otherwise) of a Holder of such award prior to the expiration of the Restriction Period.

(C) Restricted Stock Award Agreement. Each Restricted Stock Award shall be evidenced by an agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve.

(D) Payment for Restricted Stock. Restricted Stock Awards may be made by the Committee whereby the Holder receives Common Stock subject to those terms, conditions and restrictions established by the Committee but is not required to make any payment for said Common Stock. The Committee may also establish terms as to each Holder whereby such Holder, as a condition to the Restricted Stock Award, is required to pay, in cash or other consideration, all (or any lesser amount than all) of the fair market value of the Common Stock, determined as of the date the Restricted Stock Award is made.

(E) Termination of Employment or Service or Death of Holder. A Restricted Stock Award shall terminate for all purposes if the Holder does not remain continuously in the employ or service of the Corporation or a subsidiary at all times during the applicable Restriction Period, except as may otherwise be determined by the Committee.

9.	Performance Awards

(A) Performance Period. The Committee shall establish with respect to each Performance Award a performance period over which the performance of the Holder shall be measured. The performance period shall be established at the time of such award.

(B) Performance Awards. Each Performance Award shall have a maximum value established by the Committee at the time of such award.

(C) Performance Measures. Performance Awards shall be awarded to an eligible person contingent upon future performance of the Corporation and/or the Corporation’s subsidiary, division or department in which such person is employed over the performance period. The Committee shall establish the performance measures applicable to such performance.

(D) Award Criteria. In determining the value of Performance Awards, the Committee shall take into account an eligible person’s responsibility level, performance, potential, cash compensation level, unexercised stock options, other incentive awards and such other considerations as it deems appropriate.

(E) Payment. Following the end of each performance period, the Holder of each Performance Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Award, based on the achievement of the performance measures for such performance period, as determined by the Committee. Payment of Performance Awards may be made wholly in cash, wholly in shares of Common Stock or a combination thereof, all at the discretion of the Committee. Payment shall be made in a lump sum or in installments, and shall be subject to such vesting and other terms and conditions as may be prescribed by the Committee for such purpose.

(F) Termination of Employment or Service or Death of Holder. A Performance Award shall terminate for all purposes if the Holder does not remain continuously in the employ or service of the Corporation or a subsidiary at all times during the applicable performance period, except as may otherwise be determined by the Committee.

In the event that a Holder of a Performance Award ceases to be an employee or director of the Corporation following the end of the applicable performance period but prior to full payment according to the terms of the Performance Award, payment shall be made in accordance with terms established by the Committee for the payment of such Performance Award.

(G) Other Terms and Conditions. When a Performance Award is payable in installments in Common Stock, if determined by the Committee, one or more stock certificates or book-entry credits registered in the name of the Holder representing shares of Common Stock which would have been issuable to the Holder of the Performance Award if such payment had been made in full on the day following the end of the applicable performance period may be registered in the name of such Holder, and during the period until such installment becomes due such Holder shall have the right to receive dividends (or the cash equivalent thereof) and shall also have the right to vote such Common Stock and all other shareholder’s rights (in each case unless otherwise provided in the agreement evidencing the Performance Award), with the exception that (A) the Holder shall not be entitled to delivery of any stock certificate until the installment payable in shares becomes due, (B) the Corporation shall retain custody of any stock certificates until such time and (C) the Holder may not sell, transfer, pledge, exchange, hypothecate or dispose of such Common Stock until such time. A distribution with respect to shares of Common Stock payable in installments which has not become due, other than a distribution in cash, shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made, unless otherwise determined by the Committee.

(H) Performance Award Agreements. Each Performance Award shall be evidenced by an agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve.

10.	Adjustments Upon Changes in Capitalization; Change in Control

(A) Notwithstanding any other provision of the Plan, each Option, Restricted Stock Award or Performance Award agreement may contain such provisions as the Committee shall determine to be appropriate for the adjustment of (A) the number and class of shares or other consideration subject to any Option or to be delivered pursuant to any Restricted Stock Award or Performance Award and (B) the Option or Restricted Stock Award price, in the event of a stock dividend, spin-off, split-up, recapitalization, merger, consolidation, combination or exchange of shares, or the like. In such event, the maximum number and class of shares available under the Plan, and the number and class of shares subject to Options, SARs, Restricted Stock Awards or Performance Awards, shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

(B) (A) In the event of a “change in control” (as hereinafter defined) pursuant to subparagraph (C) or (B) below, or in the event of a change in control pursuant to subparagraph (C)(C) or (D) below in connection with which the holders of Common Stock receive consideration other than shares of common stock that are registered under Section 12 of the Exchange Act:

(1)(x) each Option granted under the Plan shall be exercisable in full, (y) each Holder of an Option shall receive from the Corporation within 60 days after the change in control, in exchange for the surrender of the Option or any portion thereof to the extent the Option is then exercisable in accordance with clause (x), an amount in cash equal to the difference between the fair market value (as determined by the Committee) on the date of the change in control of the Common Stock covered by the Option or portion thereof which is so surrendered and the purchase price of such Common Stock under the Option and (z) each SAR shall be surrendered by the Holder thereof and shall be canceled simultaneously with the cancellation of the related Option;

(2) each Holder of a Restricted Stock Award shall receive from the Corporation within 60 days after the change in control, in exchange for the surrender of the Restricted Stock Award, an amount in cash equal to the fair market value (as determined by the Committee) on the date of the change in control of the Common Stock subject to the Restricted Stock Award;

(3) each Holder of a Performance Award for which the performance period has not expired shall receive from the Corporation within 60 days after the change in control, in exchange for the surrender of the Performance Award, an amount in cash equal to the product of the value of the Performance Award and a fraction the numerator of which is the number of whole months which have elapsed from the beginning of the performance period to the date of the change in control and the denominator of which is the number of whole months in the performance period; and

(4) each Holder of a Performance Award that has been earned but not yet paid shall receive an amount in cash equal to the value of the Performance Award.

(B) Notwithstanding any other provision of the Plan or any agreement relating to an Option, Restricted Stock Award or Performance Award, in the event of a change in control pursuant to subparagraph (C)(C) or (D) below in connection with which the holders of Common Stock receive shares of common stock that are registered under Section 12 of the Exchange Act:

(1) each Option and SAR granted under the Plan shall be exercisable in full;

(2) the Restriction Period applicable to any outstanding Restricted Stock Award shall lapse and, if applicable, any other restrictions, terms or conditions shall lapse and/or be deemed to be satisfied at the maximum value or level;

(3) the performance measures applicable to any outstanding Performance Award shall be deemed to be satisfied at the maximum value; and

(4) there shall be substituted for each share of Common Stock remaining available for issuance under the Plan, whether or not then subject to an outstanding Option (and SAR), Restricted Stock Award or Performance Award, the number and class of shares into which each outstanding share of Common Stock shall be converted pursuant to such Change in Control. In the event of any such substitution, the purchase price per share in the case of an Option shall be appropriately adjusted by the Committee (whose determination shall be conclusive), such adjustments to be made without any increase in the aggregate purchase price.

(C) For purposes of this paragraph, the term “change in control” shall mean:

(A) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 25% or more of either (x) the then outstanding shares of common stock of the Corporation (the “Outstanding Common Stock”) or (y) the combined voting power of the then outstanding securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Corporation (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Corporation), (2) any acquisition by the Corporation, (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of clause (iii) in this definition of change in control;

(B) individuals who, as of the effective date of the Plan, constitute the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Corporation subsequent to such effective date whose election, or nomination for election by the Corporation’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Corporation as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors shall not be deemed a member of the Incumbent Board;

(C) the consummation of a reorganization, merger or consolidation of the Corporation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (1) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 66-2/3% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (2) no Person (other than: the Corporation; any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(D) the consummation of a plan of complete liquidation or dissolution of the Corporation.

11.	Withholding Taxes

(A) If provided in the agreement evidencing an Option, SAR, Restricted Stock Award or Performance Award, the Holder thereof may elect, by written notice to the Corporation at the office of the Corporation designated for that purpose, to pay through withholding by the Corporation all or a portion of the estimated federal, state, local and other taxes arising from (A) the exercise of an Option or SAR and (B) the vesting or distribution of shares of Common Stock pursuant to a Restricted Stock Award or Performance Award (A) by having the Corporation withhold shares of Common Stock or (B) by delivering previously-owned shares (collectively, “Share Withholding”), in each case being such number of shares of Common Stock as shall have a fair market value equal to the amount of taxes to be withheld, rounded up to the nearest whole share.

(B) A Share Withholding election shall be subject to disapproval by the Corporation.

(C) If the date as of which the amount of tax to be withheld is determined (the “Tax Date”) is deferred until after the exercise of an Option or SAR, the expiration of the Restriction Period applicable to a Restricted Stock Award or the payment of a Performance Award, and if the Holder elects Share Withholding, the Corporation shall issue to the Holder the full number of shares of Common Stock, if any, resulting from such exercise, expiration or payment and the Holder shall be unconditionally obligated to deliver to the Corporation on the Tax Date such number of shares of Common Stock as shall have an aggregate fair market value equal to the amount to be withheld on the Tax Date, rounded up to the nearest whole share.

(D) The fair market value of shares of Common Stock used for payment of taxes, as provided in this Paragraph 11, shall be the mean sale price per share, as reported for New York Stock Exchange Composite Transactions, on the Tax Date.

12.	Termination of Plan

The Plan may be terminated at any time by the Board of Directors, except with respect to any Options, SARs, Restricted Stock Awards or Performance Awards then outstanding. The Corporation reserves the right to restrict, in whole or in part, the exercise of any Options or SARs or the delivery of Common Stock pursuant to any Restricted Stock Awards or Performance Awards granted under the Plan until such time as:

(A)	any legal requirements or regulations have been met relating to the issuance of the shares covered thereby or to their registration under the Securities Act of 1933 or to any applicable State laws; and

(B)	satisfactory assurances are received that the shares when issued will be duly listed on the New York Stock Exchange, Inc.

13.	Amendment of the Plan

The Board of Directors may amend the Plan at any time without the approval of the Corporation’s shareholders.

14.	Effect of the Plan

Neither the adoption of the Plan nor any action of the Board of Directors or of the Committee shall be deemed to give any person any right to be granted an Option, a right to a Restricted Stock Award or a right to a

Performance Award or any rights hereunder except as may be evidenced by an Option agreement, Restricted Stock Award agreement or Performance Award agreement, duly executed on behalf of the Corporation, and then only to the extent and on the terms and conditions expressly set forth therein.

15.	Option Exchange Offer.

Notwithstanding any other provision of the Plan to the contrary, the Company, by action of the Compensation Committee, may effect an option exchange offer program (the “Option Exchange Offer”), to be commenced through a one-time option exchange offer. Under the Option Exchange Offer, eligible Holders will be offered the opportunity to exchange outstanding, unexercised and unexpired Options granted under the Plan during 2005 with an exercise price per share ranging from $22.17 to $23.99 (the “old options”) for new options (the “replacement options”) granted pursuant to the Plan as follows: (1) each replacement option shall have a fair “value” (determined in accordance with a generally accepted option valuation method as of a date prior to the commencement of any exchange offer) equal to or less than the fair value of the old option; (2) the Compensation Committee shall determine the exchange ratios for the Option Exchange Offer consistent with the foregoing pursuant to which (a) each replacement option shall represent the right to purchase fewer shares of Common Stock than the shares underlying the old option, and (b) the per share exercise price of each replacement option shall be not less than the fair market value of a share of Common Stock on the date of issuance of the replacement option; (3) each old option or portion thereof shall be exchanged for a replacement option or portion thereof that is unvested as of the date of such exchange but will vest in two (2) equal annual installments of 50% per year on the first and second anniversaries of the grant date; and (4) each replacement option shall expire in accordance with the terms of the option but in no event later than the tenth (10th) anniversary of the grant date. All other material terms of each replacement option shall be substantially similar to the old option exchanged therefor. Subject to the foregoing, the Compensation Committee shall be permitted to determine additional terms, restrictions or requirements relating to the Option Exchange Offer.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 pm, Central Time on May 10, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/MDS • Follow the steps outlined on the secured website.

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A     Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold	+

01 - Archie R. Dykes	☐	☐	02 - Alan D. Feldman	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Approval of amendment and restatement of Midas’ existing equity incentive plans to permit a one-time stock option exchange offer.	☐	☐	☐	3. Ratification of the appointment of KPMG LLP as the independent auditors of Midas, Inc. for the fiscal year ending January 1, 2011.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print your new address below.
	Please check this box if you consent to access all future proxy materials via the Internet.	☐	Please check this box if you plan to attend the Annual Meeting of Shareholders.	☐

C     Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appears below. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please state the capacity in which you sign. If executed by a corporation, the proxy should be signed by a duly authorized officer. If executed by a partnership, the proxy should be signed in the partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	+

01609C

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or the Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Annual Meeting.

If you vote by telephone or the Internet, it is not necessary to return this proxy card.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — MIDAS, INC.

1300 Arlington Heights Road, Itasca, Illinois 60143

This Proxy is Solicited on Behalf of the Board of Directors

William M. Guzik and Alvin K. Marr, or either of them (each with full power of substitution), are hereby authorized to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Midas, Inc. to be held on May 11, 2010, and at any adjournment thereof as specified on the reverse side, and, in their discretion, upon such other business as may properly be brought before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES NAMED IN ITEM 1 AND “FOR” THE PROPOSALS SET FORTH IN ITEMS 2 AND 3. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE LISTED NOMINEES IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3.

(CONTINUED, AND TO BE SIGNED ON OTHER SIDE)